As filed with the Securities and Exchange Commission on December 6, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPLASH BEVERAGE GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of

incorporation)

2080	34-1720075
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1314 E Las Olas Blvd. Suite 221

Fort Lauderdale, Florida 33301

Phone: (954) 745-5815

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Robert Nistico

Chief Executive Officer

 1314 E Las Olas Blvd. Suite 221

Fort Lauderdale, Florida 33301

Phone: (954) 745-5815

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Darrin M. Ocasio, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, New York 10036

Phone: 212-930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this preliminary Prospectus is not complete and may be changed. Neither we nor the selling security holders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 6, 2024

SPLASH BEVERAGE GROUP, INC.

82,912,163 Shares of Common Stock

This Prospectus is a part of the registration statement relates to the sale or other disposition from time to time by the selling stockholders identified in this Prospectus of up to 82,912,163 shares of common stock, par value $0.001 per share (“Common Stock”) consisting of: (i) up to 68,164,790 shares of Common Stock which may be issued upon the conversion of convertible promissory notes (the “Notes”), (ii) up to 13,634,873 shares of Common Stock which may be issued upon the exercise of outstanding warrants (the “Warrants”); and (iii) 1,112,500 shares of Common Stock already issued or issuable to the selling stockholders as incentive shares. All of the Common Stock, when sold, will be sold by the selling stockholders. We are not selling any Common Stock under this Prospectus and will not receive any of the proceeds from the sale or other disposition of the Common Stock by the selling stockholders. We will, however, receive the net proceeds of any Warrants exercised for cash, if any. The selling stockholders became entitled to receive the Common Stock (some of which are issuable upon their conversion of Notes and a portion are issuable upon their exercise of Warrants) offered by this Prospectus in the private placements consummated on October 3, 2023, August 22, 2024, and May 1, 2024 in reliance on exemptions from registration under the Securities Act, see “Summary - Private Placements” for a complete description and summary of issuances. Please see the section entitled “Private Placements” on page 20 of this Prospectus for more information.

The selling stockholders may sell or otherwise dispose of the common stock covered by this Prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell or otherwise dispose of the common stock covered by this Prospectus in the section entitled “Plan of Distribution” on page 52. For information on the selling stockholders, see the section entitled “Selling Stockholders” on page 50 of this Prospectus. Discounts, concessions, commissions and similar selling expenses attributable to the sale of common stock covered by this Prospectus will be borne by the selling stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the common stock with the Securities and Exchange Commission, or the SEC.

Our common stock is currently traded on the NYSE American under the symbol “SBEV.” Warrants to purchase shares of our Common Stock are traded on the NYSE American under the Symbol “SBEV WT”.

On December 5, 2024, the last reported sales price for our common stock was $0.1880 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing of the securities on the NYSE American or any other securities market or exchange covered by the prospectus supplement. Prospective purchasers of our securities are urged to obtain current information as to the market prices of our securities, where applicable.

An investment in our securities is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the “Risk Factors” beginning on page 5.

Neither the U.S. Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is dated ___________, 2024

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with any information other than the information contained in this Prospectus. The information contained in this Prospectus is accurate only as of the date of this Prospectus or such other date stated in this Prospectus, regardless of the time of our delivery or of any sale or delivery of our securities and our business, financial condition, results of operations and/or prospects may have changed since those dates. Neither the delivery of this Prospectus nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Prospectus. This Prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Prospectus concerning our business are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Prospectus, unless the context indicates otherwise, references to “Splash”, “we”, the “Company,” “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Splash Beverage Group, Inc.

STATEMENT REGARDING INDUSTRY AND MARKET DATA

Any market or industry data contained in this Prospectus is based on a variety of sources, including internal data and estimates, independent industry publications, government publications, reports by market research firms or other published independent sources. Industry publications and other published sources generally state that the information contained therein has been obtained from third-party sources believed to be reliable. Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions, and such information has not been verified by any independent sources. Accordingly, investors should not place undue reliance on such data and information.

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TRADEMARKS AND TRADE NAMES

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This Prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this Prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this Prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

BASIS OF PRESENTATION

In this Prospectus, unless the context otherwise requires

●	“Common Stock” refers to our common stock, $0.001 par value per share;

●	“NYSE” refers to The NYSE American;

●	“Offering” refers to the offering being conducted for the sale of: (i) up to 68,164,790 Common Stock which may be issued upon the conversion of convertible promissory notes (the “Notes”), (ii) up to 13,634,873 Common Stock which may be issued upon the exercise of outstanding warrants (the “Warrants”); and (iii) 1,112,500 Common Stock already issued or issuable to the selling stockholders as incentive shares.

We use a twelve-month fiscal year ending on December 31 of each calendar year. Fiscal 2022 and fiscal 2023 ended on December 31, 2022, and December 31, 2023, respectively.

Certain monetary amounts, percentages and other figures included in this Prospectus have been subject to rounding adjustments. Percentage amounts included in this Prospectus have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this Prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements. Certain other amounts that appear in this Prospectus may not sum due to rounding.

Unless otherwise indicated, all references to “dollars” and “$” in this Prospectus are to, and amounts are presented in, U.S. dollars.

Unless otherwise indicated or the context otherwise requires, financial and operating data in this Prospectus reflect the consolidated business and operations of Splash Beverage Group, Inc. and our subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this Prospectus may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). These statements relate to future events concerning our business and to our future revenues, operating results, and financial condition. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “forecast,” “predict,” “propose,” “potential” or “continue,” or the negative of those terms or other comparable terminology.

Any forward-looking statements contained in this Prospectus are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results or financial condition will improve in future periods are subject to numerous risks. There are several important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss under the heading “Risk Factors” and in other sections of our Annual Report on Form 10-K—US company for the year ended December 31, 2023, as filed with the Securities and Exchange Commission (SEC), as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this Prospectus. You should read these factors and the other cautionary statements made in this Prospectus and in the documents, we incorporate by reference into this Prospectus as being applicable to all related forward-looking statements wherever they appear in this Prospectus or the documents we incorporate by reference into this Prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

Factors that might cause these differences include the following:

●	the factors referenced in this Prospectus, including those set forth under “Risk Factors” in this Prospectus;

●	our ability to consummate this offering and realize the anticipated benefits of this offering;

●	risks associated with our ability to consummate this offering;

●	unexpected costs or unexpected liabilities that may arise from this offering, whether or not completed;

●	the expected growth of our business and our Company;

●	estimates of our total addressable market and our expectations about market trends;

●	whether we are able to achieve commercial success and market acceptance for our products;

●	our expectations regarding competitive companies and technologies and our industry generally;

●	the impact on our business, financial condition and results of operation from COVID-19, or any pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide;

●	our ability to manage and grow our business by expanding our commercial organization and increasing our sales to existing and new customers in current and new geographies;

●	our ability to manufacture sufficient quantities of our products with sufficient quality;

●	our ability to accurately forecast customer demand for our products and manage our inventory;

●	our ability to establish and maintain intellectual property protection for our products or avoid future claims of infringement;

●	U.S. or foreign regulatory actions affecting us or the beverage industry generally;

●	the timing or likelihood of regulatory filings and approvals;

●	our ability to hire and retain key personnel;

●	our ability to obtain additional financing in this or future offerings;

●	the volatility of the trading price of our common stock;

●	our expectations regarding the use of proceeds from this offering; and

●	our compliance with extensive NYSE requirements and government laws, rules and regulations both in the United States and internationally.

The preceding list is not intended to be an exhaustive list of all our forward-looking statements. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. While we believe these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this Prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” may cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Furthermore, the potential impact of COVID-19 on our business operations and financial results and on the world economy as a whole may heighten the risks and uncertainties that affect our forward-looking statements described above. Moreover, we operate in a very competitive and rapidly evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Given these risks and uncertainties, you are cautioned not to rely on such forward-looking statements as predictors of future events. The forward-looking statements included elsewhere in this Prospectus are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements included elsewhere in this Prospectus. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements included elsewhere in this Prospectus, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this Prospectus speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, changed circumstances, future events or otherwise, after the date of this Prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this Prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read this entire Prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes included elsewhere in this Prospectus, before making an investment decision.

About Us – Company Overview

We are a portfolio company managing multiple brands across several growth segments within the consumer beverage industry. Splash has built organizational capabilities and an infrastructure enabling it to incubate and/or acquire brands with the intention of efficiently accelerating them to higher volume and sales revenue. The management team has proven capabilities in building consumer franchises and marketing and distributing multiple brands of beverages within the non-alcoholic and alcoholic segments. Manufacturing is typically outsourced to third party co-packers and distillers, or in select cases for a brand such as Copa DI Vino® wines, performed within our own facility in Oregon.

We believe the distribution landscape in the beverage industry is changing rapidly as tech-enabled e-commerce business models are thriving. Direct to consumer, office or home solutions are projected to continue to gain traction in the future. Recognizing this opportunity Splash continues to shape its operating model to be vertically integrated with our e-commerce platform, Qplash, which purchases local and regional brands for developing a direct line of sales to boutique retail stores and consumers.

Splash’s wholly owned subsidiary, Splash Beverage Group II, Inc. was originally incorporated in the State of Nevada under the name TapouT Beverages, Inc. for the purpose of acquiring the rights under a license agreement with TapouT, LLC (Authentic Brands Group). Splash has license rights to the TapouT Performance brand in North America (Including US Territories and Military Bases), United Kingdom, Brazil, South Africa, Scandinavia, Peru, Colombia, Chile and Guatemala.

In December 2020, Splash Beverage Group Inc. purchased the key assets of the Copa DI Vino® single serve wine company. The operations and IP for Copa DI Vino® are wholly owned by Splash and incorporated in the state of Nevada under the name Copa DI Vino® Wine Group Inc.

In addition, Splash has a joint venture with SALT Naturally Flavored Tequila and Pulpoloco sangria that comes in a biodegradable can.

The Company’s leadership understands the importance of infusing beverage brands with strong popular culture and lifestyle elements that drive trial, belief and, most importantly, repeat purchases.

Our management team led by Robert Nistico has over 28 years of experience in all levels of the three-tier distribution system used in the beverage industry working with brands such as Red Bull and companies such as Gallo Winery and Republic National Distributing Company (RNDC Texas). Our President & CMO, Bill Meissner, has led major beverage brands including Sparkling Ice, Fuze, Sweet Leaf Tea and Jones Soda. Our Senior Vice President of Sales, James Allred, has over 25 years’ experience in the beverage industry, predominately with Anheuser-Busch.

Corporate Information

Splash was originally incorporated in the State of Nevada under the name TapouT Beverages, Inc. for the purpose of acquiring the rights under a license agreement with TapouT, LLC (Authentic Brands Group) for the right to use the TapouT brand in connection with manufacturing and selling certain beverages.

Splash executed a reverse merger with a fully reporting, public entity called Canfield Medical Supply, Inc. and became a wholly-owned subsidiary of Canfield Medical Supply Inc. on March 31, 2020. At the time of the merger Canfield’s state of incorporation was Colorado. At the time of the merger Canfield’s common stock was quoted on the OTCQB.

On July 31, 2021, we changed our name from Canfield Medical Supply, Inc. to Splash Beverage Group, Inc.

On June 11, 2021, our common stock and warrants to purchase common stock began trading on the NYSE American under the symbols “SBEV” and SBEV WT,” respectively.

On November 8, 2021, we changed our state of incorporation from Colorado to Nevada.

Our principal offices are located at 1314 E. Las Olas Blvd, Suite 221, Fort Lauderdale, Florida 33301. Our main telephone number is (954) 745-5815. Our website address is www.splashbeveragegroup.com. We have not incorporated by reference into this Prospectus the information that can be assessed through our website and you should not consider it to be part of this Prospectus.

Available Information

We file annual, quarterly, and current reports, proxy statements and other information with the U.S. Securities Exchange Commission (the “SEC”). These filings are available to the public through the SEC’s website at http://www.sec.gov. All statements made in any of our securities filings, including all forward-looking statements or information, are made as of the date of the document in which the statement is included unless otherwise specified, and we do not assume or undertake any obligation to update any of those statements or documents unless we are required to do so by law.

THE OFFERING

Issuer:	Splash Beverage Group, Inc.

Shares Offered by the Selling Stockholders:	(i) up to 68,164,790 Common Stock which may be issued upon the conversion of convertible promissory notes (the “Notes”), (ii) up to 13,634,873 Common Stock which may be issued upon the exercise of outstanding warrants (the “Warrants”); and (iii) 1,112,500 Common Stock already issued or issuable to the selling stockholders as incentive shares. The aforementioned shares are being registered pursuant the private placements consummated on October 3, 2023, August 22, 2024, and May 1, 2024, see “Summary - Private Placements” for a complete description and summary of issuances.

Use of Proceeds:

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. Upon the exercise of the Warrants for an aggregate of 7,453,947 shares of common stock by payment of cash however, we will receive the exercise price of the Warrants, or an aggregate of approximately $1,863,486.75. Please see the section entitled “Private Placement” on page 20 of this Prospectus for more information.

NYSE Listing:	Our Common Stock and warrants currently trade on NYSE under the symbols “SBEV” and “SBEV WT”, respectively.

Shares of Common Stock outstanding before the Offering:	There are 61,911,017 shares of Common Stock currently issued and outstanding.

Shares of Common stock to be outstanding after the Offering(1):	114,823,179 shares of Common Stock upon completion of the Offering, on an as converted basis.

Plan of Distribution:	The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly in several different ways. Registration of the Common Stock covered by this Prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

(1)

The number of shares of Common Stock shown above to be outstanding after this Offering is based on 61,911,017 shares of Common Stock outstanding as of December 6, 2024 and assumes the exercise of the Warrants into 7,453,947 shares of Common Stock, and conversion of the Notes held by the Selling Stockholders into 7,453,947 shares of Common Stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements.

These forward-looking statements reflect our management’s beliefs and views with respect to future events, are based on estimates and assumptions as of the date of this Prospectus and are subject to risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in these forward-looking statements. We discuss many of these risks in greater detail in this Prospectus under “Risk Factors” and in our Annual Report on Form 10-K filed with the SEC on March 29, 2024, as well as those described in the other documents we file with the SEC. Moreover, new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable laws or regulations.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties discussed below, as well as those under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the SEC, and as incorporated by reference in this Prospectus, as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that are filed by us after the date hereof and incorporated by reference into this Prospectus. Please also carefully read the section above titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to our Business

Our auditors have included an explanatory paragraph in their opinion regarding our ability to continue as a going concern. If we are unable to continue as a going concern, our securities will have little or no value.

Rose, Snyder & Jacobs LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2023, has included an explanatory paragraph in their opinion that accompanies our audited consolidated financial statements as of and for the year ended December 31, 2023, indicating that our current liquidity position raises substantial doubt about our ability to continue as a going concern. If we are unable to improve our liquidity position, we may not be able to continue as a going concern.

We have sustained recurring losses and we have had working capital and stockholders’ equity deficits. These prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. In addition, continued operations and our ability to continue as a going concern may be dependent on our ability to obtain additional financing in the near future and thereafter, and there are no assurances that such financing will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to generate additional funds in the future through sales of our products, financing or from other sources or transactions, we will exhaust our resources and will be unable to continue operations. If we cannot continue as a going concern, our shareholders would likely lose most or all of their investment in us.

Management recognizes that it may be required to obtain additional resources via issuances of indebtedness or equity to successfully execute its business plans. No assurances can be given that management will be successful in raising additional capital, if needed, or on acceptable terms. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for the next 12 months. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

We have experienced recurring losses from operations and negative cash flows from operating activities and anticipate that we will continue to incur significant operating losses in the future.

We have experienced recurring losses from operations and negative cash flows from operating activities. We expect to continue to incur significant expenses related to our ongoing operations and generate operating losses for the foreseeable future. The size of our losses will depend, in part, on the rate of future expenditures, our ability to execute on our acquisition strategy and our ability to generate revenues. We incurred a net loss of $21.0 million for the year ended December 31, 2023, and the net loss for the three months ended March 31, 2024 was $5.1 million. Our accumulated deficit increased to $133.3 million as of December 31, 2023 and was $146.80 million as of September 30, 2024.

We may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our financial condition. Our prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. If our products do not achieve sufficient market acceptance and our revenues do not increase significantly, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. A decline in the value of our company could cause you to lose all or part of your investment.

If we are not able to successfully execute on our future operating plans and objectives, our financial condition and results of operation may be materially adversely affected, and we may not be able to continue as a going concern.

It is important that we meet our sales goals and increase sales going forward as our operating plan already reflects prior significant cost containment measures and may make it difficult to achieve top-line growth if further significant reductions become necessary. If we do not meet our sales goals, our available cash and working capital will decrease and our financial condition will be negatively impacted.

In order to be successful, we believe that we must, among other things:

●	increase the sales volume and gross margins for our products and those that we will acquire;

●	maintain efficiencies in operations;

●	manage our operating expenses to sufficiently support operating activities;

●	maintain fixed costs at or near current levels; and

●	avoid significant increases in variable costs relating to production, marketing and distribution.

We may not be able to meet these objectives, which could have a material adverse effect on our results of operations. We have incurred significant operating expenses in the past and may do so again in the future and, as a result, will need to increase revenues in order to improve our results of operations. Our ability to increase sales will depend primarily on success in expanding our current markets, improving our distribution base, entering into Direct-To-Retail (DTR) arrangements with national accounts, and introducing new brands, products or product extensions to the market. Our ability to successfully enter new distribution areas and obtain national accounts will, in turn, depend on various factors, many of which are beyond our control, including, but not limited to, the continued demand for our brands and products in target markets, the ability to price our products at competitive levels, available positions within the retailer’s planograms, the ability to establish and maintain relationships with distributors in each geographic area of distribution and the ability in the future to create, develop and successfully introduce one or more new brands, products, and product extensions.

Demand for our products may be adversely affected by changes in consumer preferences or any inability on our part to innovate, market or distribute our products effectively, and any significant reduction in demand could adversely affect our business, financial condition or results of operations.

Our beverage portfolio is comprised of a number of unique brands with reputations and consumer imagery that have been built over time. Our investments in marketing as well as our strong commitment to product quality are intended to have a favorable impact on brand image and consumer preferences. If we do not adequately anticipate and react to changing demographics, consumer and economic trends, health concerns and product preferences, our financial results could be adversely affected.

Additionally, failure to introduce new brands, products or product extensions into the marketplace as current ones mature and to meet the changing preferences of consumers could prevent us from gaining market share and achieving long-term profitability. Product lifecycles can vary and consumer preferences and loyalties change over time. Although we try to anticipate these shifts and innovate new products to introduce to our consumers, we may not succeed. Consumer preferences also are affected by factors other than taste, such as health and nutrition considerations and obesity concerns, shifting consumer needs, changes in consumer lifestyles, increased consumer information and competitive product and pricing pressures. Sales of our products may be adversely affected by negative publicity associated with these issues. If we do not adequately anticipate or adjust to respond to these and other changes in consumer preferences, we may not be able to maintain and grow our brand image and our sales may be adversely affected.

 Volatility in the price or availability of the inputs we depend on, including raw materials, packaging, energy and labor, could adversely impact our financial results.

The principal raw materials we use include glass bottles, aluminum cans, PET, fiber-board, labels and cardboard cartons, flavorings and sweeteners. These component and ingredient costs are subject to fluctuation. If there were to be substantial increases in the prices of our ingredients, raw materials and packaging materials, to the extent that they cannot be recouped through increases in the prices of finished beverage products, would increase our operating costs and could reduce our profitability. If our supply of these raw materials is impaired or if prices increase significantly, it could affect the affordability of our products and reduce sales.

If we are unable to secure sufficient ingredients or raw materials including glass, sugar, and other key supplies, we might not be able to satisfy demand on a short-term basis.

Changes in government regulation or failure to comply with existing regulations could adversely affect our business, financial condition and results of operations.

Our business and properties are subject to various federal, state and local laws and regulations, including those governing the production, packaging, quality, labeling and distribution of beverage products. In addition, various governmental agencies have enacted or are considering additional taxes on soft drinks and other sweetened beverages. Changes in existing laws or regulations could require material expenses and negatively affect our financial results through lower sales or higher costs.

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

Our business is dependent upon awareness and market acceptance of our products and brands by our target markets. In addition, our business depends on acceptance by our independent distributors and retailers of our brands as beverage brands that have the potential to provide incremental sales growth. If we are not successful in the revitalization and growth of our brand and product offerings, we may not achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers. Any failure of our brand to maintain or increase acceptance or market penetration would likely have a material adverse effect on our revenues and financial results.

Our brands and brand images are keys to our business and any inability to maintain a positive brand image could have a material adverse effect on our results of operations.

Our success depends on our ability to maintain brand image for our existing products and effectively build up brand image for new products and brand extensions. We cannot predict whether our advertising, marketing and promotional programs will have the desired impact on our products’ branding and on consumer preferences. In addition, negative public relations and product quality issues, whether real or imagined, could tarnish our reputation and image of the affected brands and could cause consumers to choose other products. Our brand image can also be adversely affected by unfavorable reports, studies and articles, litigation, or regulatory or other governmental action, whether involving our products or those of our competitors.

Competition from traditional and large, well-financed non-alcoholic and alcoholic beverage manufacturers may adversely affect our distribution relationships and may hinder development of our existing markets, as well as prevent us from expanding our markets.

The beverage industry is highly competitive. We compete with other beverage companies not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by our distributors, all of whom also distribute other beverage brands. Our products compete with all non-alcoholic and alcoholic beverages, most of which are marketed by companies with substantially greater financial resources than ours. Some of these competitors are placing severe pressure on independent distributors not to carry competitive brands such as ours. We also compete with regional beverage producers and “private label” brands.

Increased competitor consolidations, market-place competition, particularly among branded beverage products, and competitive product and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive threats, we are unable to sufficiently maintain or develop our distribution channels, we may be unable to achieve our current revenue and financial targets. Competition, particularly from companies with greater financial and marketing resources than ours, could have a material adverse effect on our existing markets, as well as on our ability to expand the market for our products.

Legislative or regulatory changes that affect our products, including new taxes, could reduce demand for products or increase our costs.

Taxes imposed on the sale of certain of our products by federal, state and local governments in the United States, or other countries in which we operate could cause consumers to shift away from purchasing our beverages. Several municipalities in the United States have implemented or are considering implementing taxes on the sale of certain “sugared” beverages, including non-diet soft drinks, fruit drinks, teas and flavored waters to help fund various initiatives. These taxes could materially affect our business and financial results.

Our reliance on distributors, retailers and brokers could affect our ability to efficiently and profitably distribute and market our products, maintain our existing markets and expand our business into other geographic markets.

Our ability to maintain and expand our existing markets for our products, and to establish markets in new geographic distribution areas, is dependent on our ability to establish and maintain successful relationships with reliable distributors, retailers and brokers strategically positioned to serve those areas. Most of our distributors, retailers and brokers sell and distribute competing products, including non-alcoholic and alcoholic beverages, and our products may represent a small portion of their businesses. The success of this network will depend on the performance of the distributors, retailers and brokers of this network. There is a risk that the mentioned entities may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning our products in localities that may not be receptive to our product. Our ability to incentivize and motivate distributors to manage and sell our products is affected by competition from other beverage companies, some of which may have greater resources than we do. To the extent that our distributors, retailers and brokers are distracted from selling our products or do not employ sufficient efforts in managing and selling our products, including re-stocking the retail shelves with our products, our sales and results of operations could be adversely affected. Furthermore, such third-parties’ financial position or market share may deteriorate, which could adversely affect our distribution, marketing and sales activities.

Our ability to maintain and expand our distribution network and attract additional distributors, retailers and brokers will depend on a number of factors, some of which are outside our control. Some of these factors include:

●	the level of demand for our brands and products in a particular distribution area;

●	our ability to price our products at levels competitive with those of competing products; and

●	our ability to deliver products in the quantity and at the time ordered by distributors, retailers and brokers.

We may not be able to successfully manage all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve success with regards to any of these factors in a geographic distribution area will have a material adverse effect on our relationships in that particular geographic area, thus limiting our ability to maintain or expand our market, which will likely adversely affect our revenues and financial results.

It is difficult to predict the timing and amount of our sales because our distributors are not required to place minimum orders with us.

Our independent distributors and national accounts are not required to place minimum monthly or annual orders for our products. In order to reduce their inventory costs, independent distributors typically order products from us on a “just in time” basis in quantities and at such times based on the demand for the products in a particular distribution area. Accordingly, we cannot predict the timing or quantity of purchases by any of our independent distributors or whether any of our distributors will continue to purchase products from us in the same frequencies and volumes as they may have done in the past. Additionally, our larger distributors and national partners may make orders that are larger than we have historically been required to fill. Shortages in inventory levels, supply of raw materials or other key supplies could negatively affect us.

If we do not adequately manage our inventory levels, our operating results could be adversely affected.

We need to maintain adequate inventory levels to be able to deliver products to distributors on a timely basis. Our inventory supply depends on our ability to correctly estimate demand for our products. Our ability to estimate demand for our products is imprecise, particularly for new products, seasonal promotions and new markets. If we materially underestimate demand for our products or are unable to maintain sufficient inventory of raw materials, we might not be able to satisfy demand on a short-term basis. If we overestimate distributor or retailer demand for our products, we may end up with too much inventory, resulting in higher storage costs, increased trade spend and the risk of inventory spoilage. If we fail to manage our inventory to meet demand, we could damage our relationships with our distributors and retailers and could delay or lose sales opportunities, which would unfavorably impact our future sales and adversely affect our operating results. In addition, if the inventory of our products held by our distributors and retailers is too high, they will not place orders for additional products, which would also unfavorably impact our sales and adversely affect our operating results.

If we fail to maintain relationships with our independent contract manufacturers, our business could be harmed.

We do not manufacture SALT Tequila, Pulpoloco Sangria or TapouT performance drinks but instead outsource the manufacturing process to third-party bottlers and independent contract manufacturers (co-packers). We do not own the plants or the majority of the equipment required to manufacture and package these brands. Our ability to maintain effective relationships with contract manufacturers and other third parties for the production and delivery of our beverage products in a particular geographic distribution area is important to the success of our operations within each distribution area. We may not be able to maintain our relationships with current contract manufacturers or establish satisfactory relationships with new or replacement contract manufacturers, whether in existing or new geographic distribution areas. The failure to establish and maintain effective relationships with contract manufacturers for a distribution area could increase our manufacturing costs and thereby materially reduce gross profits from the sale of our products in that area. Poor relations with any of our contract manufacturers could adversely affect the amount and timing of product delivered to our distributors for resale, which would in turn adversely affect our revenues and financial condition. In addition, our agreements with our contract manufacturers are terminable at any time, and any such termination could disrupt our ability to deliver products to our customers.

The volatility of energy and increased regulations may have an adverse impact on our gross margin.

Over the past few years, volatility in the global oil markets has resulted in variable fuel prices, which many shipping companies have passed on to their customers by way of higher base pricing and increased fuel surcharges. If fuel prices increase, we expect to experience higher shipping rates and fuel surcharges, as well as energy surcharges on our raw materials. It is hard to predict what will happen in the fuel markets in 2024 and beyond. Due to the price sensitivity of our products, we may not always be able to pass such increases on to our customers.

Disruption within our supply chain, contract manufacturing or distribution channels could have an adverse effect on our business, financial condition and results of operations.

Our ability, through our suppliers, business partners, contract manufacturers, independent distributors and retailers, to make, move and sell products is critical to our success. Damage or disruption to our suppliers or to manufacturing or distribution capabilities due to weather, natural disaster, fire or explosion, terrorism, pandemics such as influenza COVID-19, labor strikes or other reasons, could impair the manufacture, distribution and sale of our products. Many of these events are outside of our control. Failure to take adequate steps to protect against or mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, could adversely affect our business, financial condition and results of operations.

We rely upon our ongoing relationships with our key flavor suppliers. If we are unable to source our flavors on acceptable terms from our key suppliers, we could suffer disruptions in our business.

We currently purchase our flavor concentrate from various flavor concentrate suppliers, and continually develop other sources of flavor concentrate for each of our products. Generally, flavor suppliers hold the proprietary rights to their flavor-specific ingredients. Although we have the exclusive rights to flavor concentrates developed with our current flavor concentrate suppliers, and while we have the rights to the ingredients for our products, we do not have the list of ingredients for our flavor extracts and concentrates. Consequently, we may be unable to obtain these exact flavors or concentrates from alternative suppliers on short notice. If we have to replace a flavor supplier, we could experience disruptions in our ability to deliver products to our customers, which could have a material adverse effect on our results of operations.

If we are unable to attract and retain key personnel, our efficiency and operations would be adversely affected; in addition, management turnover causes uncertainties and could harm our business.

Our success depends on our ability to attract and retain highly qualified employees in such areas as finance, sales, marketing and product development. We compete to hire new employees, and, in some cases, must train them and develop their skills and competencies. We may not be able to provide our employees with competitive salaries, and our operating results could be adversely affected by increased costs due to increased competition for employees, higher employee turnover or increased employee benefit costs.

Changes to operations, policies and procedures, which can often occur with the appointment of new personnel, can create uncertainty, may negatively impact our ability to execute quickly and effectively, and may ultimately be unsuccessful. In addition, management transition periods are often difficult as the new employees gain detailed knowledge of our operations, and friction can result from changes in strategy and management style. Management turnover inherently causes some loss of institutional knowledge, which can negatively affect strategy and execution.

Further, to the extent we experience additional management turnover, our operations, financial condition and employee morale could be negatively impacted. In addition, competition for top management is high and it may take months to find a candidate that meets our requirements. If we are unable to attract and retain qualified management personnel, our business could suffer.

If we fail to protect our trademarks and trade secrets, we may be unable to successfully market our products and compete effectively.

We rely on a combination of trademark and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, copyrights, licenses and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks and trade secrets to be of considerable value and importance to our business and our success, and we actively pursue the registration of our trademarks in the United States and internationally. However, the steps taken by us to protect these proprietary rights may not be adequate and may not prevent third parties from infringing or misappropriating our trademarks, trade secrets or similar proprietary rights. In addition, other parties may seek to assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to market or sell our brands, profitably exploit our products or recoup our associated research and development costs.

As part of the licensing strategy of our brands, we enter into licensing agreements under which we grant our licensing partners certain rights to use our trademarks and other designs. Although our agreements require that the use of our trademarks and designs is subject to our control and approval, any breach of these provisions, or any other action by any of our licensing partners that is harmful to our brands, goodwill and overall image, could have a material adverse impact on our business.

We may be required in the future to record a significant charge to earnings if our goodwill or intangible assets become impaired.

Under United States Generally Accepted Accounting Principles (“U.S. GAAP”), we are required to review our intangible assets for impairment at least annually or when events or changes in circumstances indicate the carrying value may not be recoverable. Factors that may be considered a change in circumstances indicating that the carrying value of our intangible assets may not be recoverable include, declining or slower than anticipated growth rates for certain of our existing products, a decline in stock price and market capitalization, and slower growth rates in our industry.

We may be required in the future to record a significant charge to earnings during the period in which we determine that our intangible assets have been impaired. Any such charge would adversely impact our results of operations. As of December 31, 2023, our net intangible assets totaled approximately $4.45 million, and to approximately $4.36 million as of March 31, 2024.

If we encounter product recalls or other product quality issues, our business may suffer.

Product quality issues, real or imagined, or allegations of product contamination, even when false or unfounded, could tarnish our image and could cause consumers to choose other products. In addition, because of changing government regulations or implementation thereof, or allegations of product contamination, we may be required from time to time to recall products entirely or from specific markets. Product recalls could affect our profitability and could negatively affect brand image.

Our business is subject to many regulations and noncompliance is costly.

The production, marketing and sale of our beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies. If a regulatory authority finds that a current or future product or production batch or “run” is not in compliance with any of these regulations, we may be fined, or production may be stopped, which would adversely affect our financial condition and results of operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations are subject to change from time to time and while we closely monitor developments in this area, we cannot anticipate whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

Significant additional labeling or warning requirements may inhibit sales of affected products.

Various jurisdictions may seek to adopt significant additional product labeling or warning requirements relating to the chemical content or perceived adverse health consequences of certain of our products. These types of requirements, if they become applicable to one or more of our products under current or future environmental or health laws or regulations, may inhibit sales of such products. In California, a law requires that a specific warning appear on any product that contains a component listed by the state as having been found to cause cancer or birth defects. This law recognizes no generally applicable quantitative thresholds below which a warning is not required. If a component found in one of our products is added to the list, or if the increasing sensitivity of detection methodology that may become available under this law and related regulations as they currently exist, or as they may be amended, results in the detection of an infinitesimal quantity of a listed substance in one of our beverages produced for sale in California, the resulting warning requirements or adverse publicity could affect our sales.

Litigation or legal could expose us to significant liabilities and damage our reputation.

We may become party to litigation claims and legal proceedings. Litigation involves significant risks, uncertainties and costs, including distraction of management attention away from our business operations. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from those envisioned by our current assessments and estimates. Our policies and procedures require strict compliance by our employees and agents with all U.S. and local laws and regulations applicable to our business operations, including those prohibiting improper payments to government officials. Nonetheless, our policies and procedures may not ensure full compliance by our employees and agents with all applicable legal requirements. Improper conduct by our employees or agents could damage our reputation or lead to litigation or legal proceedings that could result in civil or criminal penalties, including substantial monetary fines, as well as disgorgement of profits.

Additionally, there has been public attention directed at the beverage alcohol industry, which we believe is due to concern over problems related to harmful use of alcohol, including drinking and driving, underage drinking and health consequences from the misuse of alcohol. We could be exposed to lawsuits relating to product liability or marketing or sales practices with respect to our alcoholic products. Adverse developments in lawsuits concerning these types of matters or a significant decline in the social acceptability of beverage alcohol products that may result from lawsuits could have a material adverse effect on our business, liquidity, financial condition and results of operations.

We are subject to risks inherent in sales of products in international markets.

Our operations outside of the United States, contribute to our revenue and profitability, and we believe that developing and emerging markets could present future growth opportunities for us. However, there can be no assurance that existing or new products that we manufacture, distribute or sell will be accepted or be successful in any particular foreign market, due to local or global competition, product price, cultural differences, and consumer preferences or otherwise. There are many factors that could adversely affect demand for our products in foreign markets, including our inability to attract and maintain key distributors in these markets; volatility in the economic growth of certain of these markets; changes in economic, political or social conditions, the status and renegotiations of the North American Free Trade Agreement, imposition of new or increased labeling, product or production requirements, or other legal restrictions; restrictions on the import or export of our products or ingredients or substances used in our products; inflationary currency, devaluation or fluctuation; increased costs of doing business due to compliance with complex foreign and U.S. laws and regulations. If we are unable to effectively operate or manage the risks associated with operating in international markets, our business, financial condition or results of operations could be adversely affected.

 Water scarcity and poor quality could negatively impact our costs and capacity.

Water is a main ingredient in substantially all of our products, is vital to the production of the agricultural ingredients on which our business relies and is needed in our manufacturing process. It also is critical to the prosperity of the communities we serve. Water is a limited resource in many parts of the world, facing unprecedented challenges from overexploitation, increasing demand for food and other consumer and industrial products whose manufacturing processes require water, increasing pollution and emerging awareness of potential contaminants, poor management, lack of physical or financial access to water, sociopolitical tensions due to lack of public infrastructure in certain areas of the world and the effects of climate change. As the demand for water continues to increase around the world, and as water becomes scarcer and the quality of available water deteriorates, we may incur higher costs or face capacity constraints and the possibility of reputational damage, which could adversely affect our profitability or net operating revenues in the long run.

Fluctuations in quantity and quality of grape supply could adversely affect our business.

A shortage in the supply of quality grapes may result from a variety of factors that determine the quality and quantity of our grape supply, including weather conditions, pruning methods, diseases and pests, the ability to buy grapes on long and short-term contracts and the number of vines producing grapes. Any shortage in grape production could cause a reduction in the amount of wine we are able to produce, which could reduce sales and adversely impact our results from operations. Factors that reduce the quantity of our grapes may also reduce their quality, which in turn could reduce the quality or amount of wine we produce. Deterioration in the quality of our wines could harm our brand name, reduce sales and adversely impact our business and results of operations.

Contamination of our wines could harm our business.

We are subject to certain hazards and product liability risks, such as potential contamination, through tampering or otherwise, of ingredients or products. Contamination of any of our wines could force us to destroy wine held in inventory and could cause the need for a product recall, which could significantly damage our reputation for product quality. We maintain insurance against certain of these kinds of risks, and others, under various insurance policies. However, the insurance may not be adequate or may not continue to be available at a price or on terms that are satisfactory to us and this insurance may not be adequate to cover any resulting liability.

Our business and operations would be adversely impacted in the event of a failure or interruption of our information technology infrastructure or as a result of a cybersecurity attack.

The proper functioning of our own information technology (IT) infrastructure is critical to the efficient operation and management of our business. We may not have the necessary financial resources to update and maintain our IT infrastructure, and any failure or interruption of our IT system could adversely impact our operations. In addition, our IT is vulnerable to cyberattacks, computer viruses, worms and other malicious software programs, physical and electronic break-ins, sabotage and similar disruptions from unauthorized tampering with our computer systems. We believe that we have adopted appropriate measures to mitigate potential risks to our technology infrastructure and our operations from these IT-related and other potential disruptions. However, given the unpredictability of the timing, nature and scope of any such IT failures or disruptions, we could potentially be subject to downtimes, transactional errors, processing inefficiencies, operational delays, other detrimental impacts on our operations or ability to provide products to our customers, the compromising of confidential or personal information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems and networks, financial losses from remedial actions, loss of business or potential liability, and/or damage to our reputation, any of which could have a material adverse effect on our cash flows, competitive position, financial condition or results of operations.

If we fail to comply with personal data protection and privacy laws, we could be subject to adverse publicity, government enforcement actions and/or private litigation, which could negatively affect our business and operating results.

In the ordinary course of our business, we receive, process, transmit and store information relating to identifiable individuals (“personal data”), primarily employees, former employees and consumers with whom we interact. As a result, we are subject to various U.S. federal and state and foreign laws and regulations relating to personal data. These laws have been subject to frequent changes, and new legislation in this area may be enacted in other jurisdictions at any time. These laws impose operational requirements for companies receiving or processing personal data, and many provide for significant penalties for noncompliance. These requirements with respect to personal data have subjected and may continue in the future to subject the Company to, among other things, additional costs and expenses and have required and may in the future require costly changes to our business practices and information security systems, policies, procedures and practices. Our security controls over personal data, the training of employees and vendors on data privacy and data security, and the policies, procedures and practices we implemented or may implement in the future may not prevent the improper disclosure of personal data by us or the third-party service providers and vendors whose technology, systems and services we use in connection with the receipt, storage and transmission of personal data. Unauthorized access or improper disclosure of personal data in violation of personal data protection or privacy laws could harm our reputation, cause loss of consumer confidence, subject us to regulatory enforcement actions (including fines), and result in private litigation against us, which could result in loss of revenue, increased costs, liability for monetary damages, fines and/or criminal prosecution, all of which could negatively affect our business and operating results.

If our third-party service providers and business partners do not satisfactorily fulfill their commitments and responsibilities, our financial results could suffer.

In the conduct of our business, we rely on relationships with third parties, including cloud data storage and other information technology service providers, suppliers, distributors, contractors, joint venture partners and other external business partners, for certain functions or for services in support of key portions of our operations. These third-party service providers and business partners are subject to similar risks as we are relating to cybersecurity, privacy violations, business interruption, and systems and employee failures, and are subject to legal, regulatory and market risks of their own. Our third-party service providers and business partners may not fulfill their respective commitments and responsibilities in a timely manner and in accordance with the agreed-upon terms. In addition, while we have procedures in place for selecting and managing our relationships with third-party service providers and other business partners, we do not have control over their business operations or governance and compliance systems, practices and procedures, which increases our financial, legal, reputational and operational risk. If we are unable to effectively manage our third-party relationships, or for any reason our third-party service providers or business partners fail to satisfactorily fulfill their commitments and responsibilities, our financial results could suffer.

Our results of operations may fluctuate from quarter to quarter for many reasons, including seasonality.

Our sales are seasonal, and we experience fluctuations in quarterly results as a result of many factors. Companies similar to ours have historically generated a greater percentage of our revenues during the warm weather months of April through September. Timing of customer purchases will vary each year and sales can be expected to shift from one quarter to another. As a result, management believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance or results expected for the fiscal year.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

The U.S. GAAP and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, stock-based compensation, trade spend and promotions, and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

If we are unable to maintain effective disclosure controls and procedures and internal control over financial reporting, our stock price and investor confidence could be materially and adversely affected.

We are required to maintain both disclosure controls and procedures and internal control over financial reporting that are effective. Because of their inherent limitations, internal control over financial reporting, however well designed and operated, can only provide reasonable, and not absolute, assurance that the controls will prevent or detect misstatements. Because of these and other inherent limitations of control systems, there is only the reasonable assurance that our controls will succeed in achieving their goals under all potential future conditions. The failure of controls by design deficiencies or absence of adequate controls could result in a material adverse effect on our business and financial results, which could also negatively impact our stock price and investor confidence.

We are dependent on a distiller in Mexico to provide us with our finished SALT tequila product. Failure to obtain satisfactory performance from them or a loss of their services could cause us to lose sales, incur additional costs, and lose credibility in the marketplace.

We depend on a distiller in Mexico, a company in Jalisco, for the production, bottling, labeling, capping and packaging of our finished tequila product. We do not have a written agreement with our distiller in Mexico obligating it to produce our product. The termination of our relationship with our distiller in Mexico distiller or an adverse change in the terms of its services could have a negative impact on our business. If our distiller in Mexico increases its prices, we may not have alternative sources of supply at comparable prices and may not be able to raise the prices of our products to cover all, or even a portion, of the increased costs. In addition, if our distiller in Mexico fails to perform satisfactorily, fails to handle increased orders, or the loss of the services of our distiller in Mexico, along with delays in shipments of products, could cause us to fail to meet orders, lose sales, incur additional costs, and/or expose us to product quality issues. In turn, this could cause us to lose credibility in the marketplace and damage our relationships with our customers and consumers, ultimately leading to a decline in our business and results of operations.

Regulatory decisions and changes in the legal, regulatory and tax environment where our tequila is produced and where we operate could limit our business activities or increase our operating costs and reduce our margins.

Our business is subject to extensive regulation regarding production, distribution, marketing, advertising and labeling of beverage alcohol products in the U.S. and in Mexico, where our tequila is produced. We are required to comply with these regulations and maintain various permits and licenses. We are also required to conduct business only with holders of licenses to import, warehouse, transport, distribute, and sell spirits. We cannot assure you that these and other governmental regulations, applicable to our industry, will not change or become more stringent. Moreover, because these laws and regulations are subject to interpretation, we may not be able to predict when, and to what extent, liability may arise. Additionally, due to increasing public concern over alcohol-related societal problems, including driving while intoxicated, underage drinking, alcoholism and health consequences from the abuse of alcohol, various levels of government may seek to impose additional restrictions or limits on advertising or other marketing activities promoting beverage alcohol products. Failure to comply with any of the current or future regulations and requirements relating to our industry and products, could result in monetary penalties, suspension or even revocation of our licenses and permits. Costs of compliance with changes in regulations could be significant and could harm our business, as we may find it necessary to raise our prices in order to maintain profit margins, which could lower the demand for our products and reduce our sales and profit potential.

In addition, the distribution of beverage alcohol products is subject to extensive taxation both in the United States and internationally (and, in the United States, at both the federal and state government levels), and beverage alcohol products themselves are the subject of national import and excise duties in most countries around the world. An increase in taxation or in import or excise duties could also significantly harm our sales revenue and margins, both through the reduction of overall consumption and by encouraging consumers to switch to lower-taxed categories of beverage alcohol.

We face substantial competition in the alcoholic and non-alcoholic beverage industry, and we may not be able to effectively compete.

Consolidation among spirits producers, distributors, wholesalers, or retailers could create a more challenging competitive landscape for our products. Consolidation at any level could hinder the distribution and sale of our products as a result of reduced attention and resources allocated to our brands, both during and after transition periods, because our brands might represent a smaller portion of the new business portfolio. Expansion into new product categories by other suppliers, or innovation by new entrants into the market, could increase competition in our product categories. Changes to our route-to-consumer models or partners in important markets could result in temporary or longer-term sales disruption, higher implementation-related or fixed costs, and could negatively affect other business relationships we might have with that partner. Distribution network disruption or fluctuations in our product inventory levels with distributors, wholesalers, or retailers could negatively affect our results for a particular period.

Our competitors may respond to industry and economic conditions more rapidly or effectively than we do. Our competitors offer products that compete directly with ours for shelf space, promotional displays, and consumer purchases. Pricing, (including price promotions, discounting, couponing, and free goods), marketing, new product introductions, entry into our distribution networks, and other competitive behavior by our competitors could adversely affect our sales margins, and profitability.

Our business operations may be adversely affected by social, political and economic conditions affecting market risks and the demand for and pricing of our products. These risks include:

●	Unfavorable economic conditions and related low consumer confidence, high unemployment, weak credit or capital markets, sovereign debt defaults, sequestrations, austerity measures, higher interest rates, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations;

●	Changes in laws, regulations, or policies – especially those that affect the production, importation, marketing, sale, or consumption of our beverage alcohol products;

●	Tax rate changes (including excise, sales, tariffs, duties, corporate, individual income, dividends, capital gains), or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur;

●	Dependence upon the continued growth of brand names;

●	Changes in consumer preferences, consumption, or purchase patterns – particularly away from tequila, and our ability to anticipate and react to them; bar, restaurant, travel, or other on-premise declines;

●	Unfavorable consumer reaction to our products, package changes, product reformulations, or other product innovation;

●	Decline in the social acceptability of beverage alcohol products in our markets;

●	Production facility or supply chain disruption;

●	Imprecision in supply/demand forecasting;

●	Higher costs, lower quality, or unavailability of energy, input materials, labor, or finished goods;

●	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation related or fixed costs;

●	Inventory fluctuations in our products by distributors, wholesalers, or retailers; Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets;

●	Insufficient protection of our intellectual property rights;

●	Product recalls or other product liability claims; product counterfeiting, tampering, or product quality issues;

●	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices);

●	Failure or breach of key information technology systems;

●	Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects; and

●	Business disruption, decline, or costs related to organizational changes, reductions in workforce, or other cost-cutting measures, or our failure to attract or retain key executive or employee talent.

Uncertainty in the financial markets and other adverse changes in general economic or political conditions in any of the major countries in which we do business could adversely affect our industry, business and results of operations.

Global economic uncertainties, including foreign currency exchange rates, affect businesses such as ours in a number of ways, making it difficult to accurately forecast and plan our future business activities. There can be no assurance that economic improvements will occur, or that they would be sustainable, or that they would enhance conditions in markets relevant to us.

Our limited operating history makes it difficult to forecast our future results, making any investment in us highly speculative.

We have a limited operating history, and our historical financial and operating information is of limited value in predicting our future operating results. We may not accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us, and, therefore, we may fail to make accurate financial forecasts. Our current and future expense levels are based largely on our investment plans and estimates of future revenue. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which could then force us to curtail or cease our business operations.

Risks Related to our Securities and Other Risks

An investment in our common stock is speculative and there can be no assurance of any return on any such investment.

An investment in our common stock is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment.

Future sales of common stock, or the perception of such future sales, by some of our existing stockholders could cause our stock price to decline.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that these sales may occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell shares in the future at a time and at a price that we deem appropriate.

From time to time, certain of our stockholders may be eligible to sell all or some of their common shares by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement. Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), and current public information and notice requirements.

 Our Board of Directors may issue and fix the terms of shares of our Preferred Stock without stockholder approval, which could adversely affect the voting power of holders of our Common Stock or any change in control of our Company.

Our Articles of Incorporation authorize the issuance of up to 5,000,000 shares of “blank check” preferred stock, with par value $0.001 per share, with such designation rights and preferences as may be determined from time to time by the Board of Directors. Our Board of Directors is empowered, without shareholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of such issuances, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Any such issuance would be subject to terms and conditions of any current offering that may disallow any such issuance.

Because certain principal stockholders own a large percentage of our voting stock, other stockholders’ voting power may be limited.

As of September 30, 2024, our ten (10) largest shareholders own or controlled a plurality of our outstanding common stock. If those stockholders act together, they would have the ability to have a substantial influence on matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. As a result, our other stockholders may have little or no influence over matters submitted for shareholder approval. In addition, the ownership of such stockholders could preclude any unsolicited acquisition of us, and consequently, adversely affect the price of our common stock. These stockholders may make decisions that are adverse to your interests.

We do not expect to pay dividends and investors should not buy our Common Stock expecting to receive dividends.

We do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations.

There can be no assurances that our common stock will not be subject to potential delisting if we do not continue to maintain the listing requirements of the NYSE American.

Since June 11, 2021, our common stock has been listed on the NYSE American, under the symbol “SBEV”. The NYSE American has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing (i.e., being de-listed from the NYSE American), would make it more difficult for shareholders to sell our common stock and more difficult to obtain accurate price quotations on our common stock. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

On October 6, 2023, the NYSE American notified the Company that we were not in compliance with Section 1003(a)(i) of the continued listing standards set forth in the NYSE American Company Guide (the “Company Guide”), requiring a listed company to have stockholders’ equity of (i) at least $2.0 million if it has reported losses from continuing operations or net losses in two of its three most recent fiscal years. The notice had no immediate impact on the listing of our common stock, subject to our compliance with the other continued listing requirements. In accordance with applicable NYSE American procedures, we submitted a plan of compliance (the “Plan”) advising of the definitive action(s) the Company has taken, is taking, or would take, that would bring us into compliance with the continued listing standards within the 18 months of receipt of the notice. The NYSE American reviewed and accepted the Plan as a reasonable demonstration of an ability to conform to the relevant standards in the 18-month period. On December 20, 2023, we received a notification (the “Plan Letter”), with NYSE American acceptance of the proposed plan and further deficiency notice. In the Plan Letter the NYSE American indicated that in addition to Section 1003(a)(i), the Company was also not in compliance with Section 1003(a)(ii) of the Company Guide, requiring a listed company to have stockholders’ equity of at least $4.0 million if it has reported losses from continuing operations or net losses in three of its four most recent fiscal years.

Our common stock will continue to be listed and traded on the NYSE American during the 18-month period, subject to the Company’s compliance with the other continued listing standards of the NYSE American and continued periodic review by the NYSE American of the Company’s progress with respect to its Plan. There can be no assurance that the Company will be able to meet its goals set forth in the Plan. If we are unable to satisfy the NYSE American rules and listing standards, or are unable to make progress on our Plan, our securities could be subject to delisting.

If the NYSE American were to delist our securities from trading, we could face significant consequences, including, but not limited to, the following:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common stock;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Our common stock could be further diluted as the result of the issuance of additional common stock, convertible securities, warrants or options.

Our issuance of additional common stock, convertible securities, options and warrants could affect the rights of our stockholders, result in a reduction in the overall percentage holdings of our stockholders, could put downward pressure on the market price of our common stock, could result in adjustments to conversion and exercise prices of outstanding notes and warrants, and could obligate us to issue additional common stock to certain of our stockholders.

Compliance with changing corporate governance regulations and public disclosures may result in additional risks and exposures.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new regulations from the SEC, have created uncertainty for public companies such as ours. These laws, regulations, and standards are subject to varying interpretations in many cases, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations, and standards have resulted in, and are likely to continue to result in, increased expense and significant management time and attention.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Once our common stock is quoted, if one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline.

The sale of a substantial amount of our common stock, including resale of the shares of common stock held by the selling stockholders in the public market, could adversely affect the prevailing market price of our common stock.

We are registering for resale 82,912,163 shares of common stock. Sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. We cannot predict if and when selling stockholders may sell such shares in the public market.

PRIVATE PLACEMENTS

August 2024

On August 22, 2024, the Company entered into a securities purchase agreement (the “August SPA”) with certain accredited investors (the “August Purchasers”). Pursuant to the August SPA, the Company sold the August Purchasers: (i) senior convertible notes in the aggregate original principal amount of $600,000, (the “August Notes”) convertible into up to 1,578,947 shares of shares of Common Stock of the Company, subject to adjustments as provided in the August Notes, (ii) 300,000 shares of Common Stock (the “August Commitment Shares”), (ii) warrants to initially acquire up to an aggregate of 1,578,947 additional shares of Common Stock (the “August Warrants”) at an exercise price of $0.38 per Warrant Share. The August Warrants are exercisable for cash only, once there is an effective Registration Statement registering the shares exercisable upon exercise of the August Warrants. The Company received gross proceeds of $600,000 on closing. The conversion price of the May Notes is $0.38 per share, subject to adjustments as provided in the August Notes.

The maturity date of the August Notes is eighteen months from the issuance date of the August Notes. Interest on the unpaid principal balance of the August Notes accrues at 12% per annum, payable in arrears for on the first calendar day of each calendar month. Subject to the conversion of the August Notes, any accrued interest outstanding is payable in full on the maturity date of the August Notes.

The August Notes are subject to customary events of default including the failure to pay principal and interest when due or bankruptcy by the Company. Upon the occurrence of an event of default, the unpaid portion of the principal amount will bear simple interest from the date of the event of default at a rate equal to 18% per annum, for the duration from such event of default until the cure of such default or the repayment date of the entire outstanding balance of the August Note.

The August Warrants are exercisable at any time after the date of issuance on August 22, 2024, until August 22, 2029, at an exercise price of $0.38 per Warrant Share, subject to adjustments as provided in the August Warrants. On the effective date of this Registration Statement, the August Warrants shall be exercisable for cash only.

Pursuant to the August SPA, the Company and the August Purchasers entered into a registration rights agreement, pursuant to which the Company agreed to file this Registration Statement to register the shares of Common Stock underlying the August Notes and the August Warrants within ten (10) days after the closing and to have such registration statement effective within seventy (70) days of the closing (or the second business day after the Company is notified by the SEC that such registration statement will not be reviewed or subject to further review).

Pursuant to certain adjustments in the aforementioned August Warrants and August Notes, the exercise and conversion price is now $0.25 per share.

May 2024

On May 1, 2024, the Company entered into a securities purchase agreement (the “May SPA”) with certain accredited investors (the “May Purchasers”). Pursuant to the May SPA, the Company sold the May Purchasers: (i) senior convertible notes in the aggregate original principal amount of $1,850,000, (the “May Notes”) convertible into up to 4,625,000 shares of shares of Common Stock of the Company, subject to adjustments as provided in the May Notes, (ii) 925,000 shares of Common Stock (the “May Commitment Shares”), (ii) warrants to initially acquire up to an aggregate of 4,625,000 additional shares of Common Stock (the “May Warrants”) at an exercise price of $0.85 per Warrant Share. The May Warrants are exercisable for cash only, provided there is an effective Registration Statement registering the shares exercisable upon exercise of the Warrant. The Company received gross proceeds of $1,850,000 on closing. The conversion price of the May Notes is $0.40 per share, subject to adjustments as provided in the May Notes.

The maturity date of the May Notes is eighteen months from the issuance date of the May Notes. Interest on the unpaid principal balance of the May Notes accrues at 12% per annum, payable in arrears for on the first calendar day of each calendar month. Subject to the conversion of the May Notes, any accrued interest outstanding is payable in full on the maturity date of the May Notes.

The May Notes are subject to customary events of default including the failure to pay principal and interest when due or bankruptcy by the Company. Upon the occurrence of an event of default, the unpaid portion of the principal amount will bear simple interest from the date of the event of default at a rate equal to 18% per annum, for the duration from such event of default until the cure of such default or the repayment date of the entire outstanding balance of the May Note.

The May Warrants are exercisable at any time after the six (6) month and one (1) day anniversary of the date of issuance until May 1, 2029, at an exercise price of $0.85 per Warrant Share, subject to adjustments as provided in the May Warrants. On the effective date of this Registration Statement, the May Warrants shall be exercisable for cash only.

Pursuant to the May SPA, the Company and the May Purchasers entered into a registration rights agreement, pursuant to which the Company agreed to file this Registration Statement to register the shares of Common Stock underlying the May Notes and the May Warrants within ten (10) days after the closing and to have such registration statement effective within seventy (70) days of the closing (or the second business day after the Company is notified by the SEC that such registration statement will not be reviewed or subject to further review).

Pursuant to certain adjustments in the aforementioned May Warrants and May Notes, the exercise and conversion price is now $0.25 per share.

October 2023

On September 29, 2023, the Company entered into a securities purchase agreement (the “October SPA”) with certain accredited investors (the “October Purchasers”). Pursuant to the October SPA, the Company sold the October Purchasers: (i) senior convertible notes in the aggregate original principal amount of $1,250,000, (the “October Notes”) convertible into up to 1,470,588 shares of Common Stock of the Company, subject to adjustments as provided in the October Notes, (ii) 625,000 shares of Common Stock (the “October Commitment Shares”), (ii) warrants to acquire up to an aggregate of 1,250,000 additional shares of Common Stock (the “October Warrants”). The Company received gross proceeds of $1,250,000 on closing. The conversion price of the October Notes is $0.85 per share, subject to adjustments as provided in the October Notes. However, on exercise of the most favored nation status in the October Notes and the issuance by the Company of the May Notes, the current exercise price of the October Notes is $0.40.

The maturity date of the October Notes is eighteen months from the issuance date of the October Notes. Interest on the unpaid principal balance of the October Notes accrues at 12% per annum, payable in arrears for on the first calendar day of each calendar month. Subject to the conversion of the October Notes, any accrued interest outstanding is payable in full on the maturity date of the October Notes.

The October Notes are subject to customary events of default including the failure to pay principal and interest when due or bankruptcy by the Company. Upon the occurrence of an event of default, the unpaid portion of the principal amount will bear simple interest from the date of the event of default at a rate equal to 18% per annum, for the duration from such event of default until the cure of such default or the repayment date of the entire outstanding balance of the October Note.

The October Warrants are exercisable from the date of issuance until October 3, 2028, at an exercise price of $0.85 per Warrant Share, subject to adjustments as provided in the October Warrants.

Pursuant to the October SPA, the Company and the October Purchasers entered into a registration rights agreement, pursuant to which the Company agreed to file a registration statement to register the shares of common stock underlying the October Notes and the October Warrants within sixty (60) days after the Closing and to have such registration statement effective within one hundred twenty (120) days of the Closing (or the second business day after the Company is notified by the SEC that such registration statement will not be reviewed or subject to further review). The registration rights were waived by the October Purchasers enabling the Company to register the shares of common stock underlying the October Notes and the October Warrants in this Registration Statement and prospectus.

Pursuant to certain adjustments in the aforementioned October Warrants and October Notes, the exercise and conversion price is now $0.25 per share.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our Common Stock being offered for sale by the Selling Stockholders. Upon the exercise of the Warrants for an aggregate of 7,453,947 shares of Common Stock assuming all payments are made by cash, we will receive the exercise price of the Warrants, or an aggregate of approximately $1,863,486.75. We will bear all fees and expenses incident to our obligation to register the shares of common stock. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the Selling Stockholder.

There is no assurance the warrants will be exercised for cash. We intend to use such proceeds, if any, for general corporate and working capital purposes.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued and the shares of common stock issuable upon conversion of the notes and exercise of the warrants to permit the resale of these shares of common stock by the holders of the notes, Commitment Shares and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we will receive the exercise price of any Warrants not exercised by the selling stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $2,443.57 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board and will depend on our financial condition, operating results, capital requirements and such other factors as our Board deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement Regarding Forward-Looking Statements

The information in this discussion may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties, including statements regarding our capital needs, business strategy and expectations. Any statements that are not of historical fact may be deemed to be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties. In some cases you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue”, the negative of the terms or other comparable terminology. Actual events or results may differ materially from the anticipated results or other expectations expressed in the forward-looking statements. In evaluating these statements, you should consider various factors, including the risks included from time to time in other reports or registration statements filed with the United States Securities and Exchange Commission. These factors may cause our actual results to differ materially from any forward-looking statements. The Company disclaim any obligation to publicly update these statements or disclose any difference between actual results and those reflected in these statements.

Unless the context otherwise requires, references in this Form 10-Q to “we,” “us,” “our,” or the “Company” refer to Splash Beverage Group and its subsidiaries.

The following discussion and analysis should be read in conjunction with the Condensed Financial Statements (unaudited) and Notes to Condensed Financial Statements (unaudited) filed herewith.

Business Overview

Splash Beverage Group, Inc. (the “Company”, “Splash”) seeks to identify, acquire, and build early stage or under-valued beverage brands that have strong growth potential within its distribution system. Splash’s distribution system is comprehensive in the US and is now expanding to select attractive international markets. Through its division Qplash, Splash’s distribution reach includes e-commerce access to both business-to-business (B2B) and business-to-consumer (B2C) customers. Qplash markets well known beverage brands to customers throughout the US that prefer delivery direct to their office, facilities; and or homes.

Results of Operations for the Three Months and Nine Months Ended September 30, 2024, compared to Three Months and Nine Months Ended September 30, 2023.

Revenue

Revenues for the three months ended September 30, 2024 were approximately $1 million compared to revenues of approximately $5.1 million for the three months ended September 30, 2023. Part of the $4.1 million decrease in sales is due to a decrease in our beverage sales of $0.2 million. Additionally, revenues from our vertically integrated B2B and B2C e-commerce distribution platform called Qplash decreased approximately $3.9 million or 97.6% due to low inventory. Total sales declined due to limited liquidity to procure inventory to drive third-party sales.

Revenue for the nine months ended September 30, 2024 was $3.6 million compared to revenues of $16.2 million for the nine months ended September 30, 2023. The $12.6 million decrease in sales is driven by decreases in both the e-commerce and beverage businesses which decreased $11.6 million and $1 million respectively. Qplash’s revenue decreased due to low inventory.

Cost of Goods Sold

Cost of goods sold for the three months ended September 30, 2024 was $0.7 million compared to cost of goods sold for the three months ended September 30, 2023 of $3.8 million. The $3.1 million decrease in cost of goods sold for the three-month period ended September 30, 2024 was driven by decreased sales.

Cost of goods sold for the nine months ended September 30, 2024 was $2.9 million compared to cost of goods sold for the nine months ended September 30, 2023 of $11.3 million. The $8.5 million decrease in cost of goods sold for the nine-month period ended September 30, 2024 was driven by decreased sales in both the e-commerce and beverage business.

Operating Expenses

Operating expenses for the three months ended September 30, 2024 was $3.0 million compared to $5.6 million for the three months ended September 30, 2023 a decrease of $2.6 million. The decrease in operating expenses was primarily due to a reduction in marketing expense, freight cost, Amazon selling fees and the non-cash expenses.

Operating expenses for the nine months ended September 30, 2024 was $10.3 million compared to $16.8 million for the nine months ended September 30, 2023 a decrease of $6.5 million. The decrease in operating expenses was primarily due to marketing expense, contracted services, freight cost and Amazon selling fees partially offset by increases for the non-cash expenses.

The net loss for the three months ended September 30, 2024 was $4.7 million as compared to a net loss of approximately $5.7 million for the three months ended September 30, 2023. The decrease in net loss is due to lower debt discount expense. The net loss for the nine months ended September 30, 2024 was $14.7 million as compared to a net loss of approximately $15.0 million for the nine months September 30, 2023. The decrease in net loss is due to lower operating expenses partially offset by higher interest expenses.

Net Other Income and Expense

Interest expenses for the three months ended September 30, 2024 was $0.9 million compared to $0.2 million for the three months ended September 30, 2023. The $0.7 million increase in interest expense is due to new loans with a principal of $3.2 million. Interest expenses for the nine months ended September 30, 2024 was $2.0 million compared to $0.6 million for the three months ended September 30, 2023. The $1.4 million increase in interest expense is due to new loans with a principal of $7.9 million with higher interest rates.

There were no significant other expenses for the three months ended September 30, 2024 and September 30, 2023 respectively. Other expenses were $0 and other income was $0.05 million for the nine months ended September 30, 2024 and September 30, 2023 respectively. The income in 2023 was related to an insurance settlement.

Amortization of debt discount for the three months ended September 30, 2024 was approximately $0.8 million compared to $1.1 million for three months ended September 30, 2023. Amortization of debt discount for the nine months ended September 30, 2024 was approximately $2.7 million compared to $2.5 million for nine months ended September 30, 2023.

Results of Operations for the Year Ended December 31, 2023, compared to Year Ended December 31, 2022.

Revenue

Revenues for the year ended December 31, 2023 were $18.9 million compared to revenues of $18.1 million for the year ended December 31, 2022. The increase in sales was mainly due to an increase in our E-commerce segment of $0.4 million and an increase in our Splash Beverage Group segment of $0.3 million.

Cost of Goods Sold

Cost of goods sold for the year ended December 31, 2023 were $13.3 million compared to cost of goods sold for the year ended December 31, 2022 of $12.2 million. The $1.1 million increase in cost of goods sold was due to our increased sales and inflation.

Operating Expenses

Operating expenses for the year ended December 31, 2023 were $20.9 million compared to $27.3 million for the year ended December 31, 2022. Non cash-operating expenses related to share issuance was $1.2 million as of December 31, 2023 compared to $7.4 million in December 31, 2022. The remaining operating expense decrease of $0.2 million was due to decreases in sales and marketing expense and other general and administrative expenses of $1.0 million, which were offset by an increase of $0.8 million in salary and wages.

Other Income/(Expense)

Other expense for the year ended December 31, 2023 were $5.7 million compared to $0.2 million for the year ended December 31, 2022. The other expense increase of $5.5 million is mainly driven by an increase in amortization of debt discount of $3.8 million and a $1.9 million increase in interest expense.

LIQUIDITY, GOING CONCERN CONSIDERATIONS AND CAPITAL RESOURCES

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

As of September 30, 2024, the Company had total cash and cash equivalents of $456,889, as compared with $379,978 at December 31, 2023.

Net cash used for operating activities during the nine months ended September 30, 2024 was $6.4 million as compared to the net cash used by operating activities for the nine months ended September 30, 2023 of $8.5 million. The primary reasons for the change in net cash used were reduced operating expenses, prepaid expenses were allocated.

Net cash used for investing activities for the period ending September 30, 2024, $1,500 furniture was returned to vendor and $4,735 on purchase of machinery. For the period September 30, 2023, the Company had leasehold improvements of $12,613 related to our Copa Di Vino production site.

Net cash provided by financing activities during the nine months ended September 30, 2024 was $6.4 million compared to $4.4 million provided from financing activities for the nine months ended September 30, 2023. During the nine months ended September 30, 2024, the Company received $7.9 million for convertible note, which was offset by repayments to debt holders of $1.5 million and $0.01 million to related party cash advance.

In order to have sufficient cash to fund our operations, the Company will need to raise additional equity or debt capital. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us. The Company will be required to pursue sources of additional capital through various means, including debt or equity financings. Future financings through equity investments are likely to be dilutive to existing stockholders. Also, the terms of securities the Company may issue in future capital transactions may be more favorable for new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, the Company may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. The Company may also be required to recognize non-cash expenses in connection with certain securities the Company may issue, such as convertible notes and warrants, which will adversely impact our financial condition. Our ability to obtain needed financing may be impaired by such factors as the capital markets and our history of losses, which could impact the availability or cost of future financings. If the amount of capital the Company are able to raise from financing activities together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that the Company reduce our operations accordingly, the Company may be required to curtail or cease operations. As a result, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern for at least twelve months from the date of the consolidated financial statements being available to be issued.

CONTRACTUAL OBLIGATIONS

Minimum Royalty Payments:

The Company has a licensing agreement with ABG TapouT, LLC (“TapouT”). Under the licensing agreement, the Company has minimum royalty payments to TapouT of $55,000 per month, $495,000 was reserved in the nine months of September 2024.

Inventory Purchase Commitments:

None.

Off-Balance Sheet Arrangements

The Company do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Estimates

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses, as well as the disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

Revenue

The Company faces significant judgment in revenue recognition due to the complexities of the beverage industry’s competitive landscape and diverse distribution channels. Determining the timing of revenue recognition involves assessing factors such as control transfer, returns, allowances, trade promotions, and distributor sell-through data. Historical analysis, market trends assessment, and contractual term evaluations inform revenue recognition judgments. However, inherent uncertainties persist, underscoring the critical nature of revenue recognition as it significantly impacts financial statements and performance evaluation.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is established based on historical experience, current economic conditions, and specific customer collection issues. Management evaluates the collectability of accounts receivable on an ongoing basis and adjusts the allowance as necessary. Changes in economic conditions or customer creditworthiness could result in adjustments to the allowance for doubtful accounts, impacting our reported financial results.

Inventory Valuation

We value inventory at the lower of cost or net realizable value. Estimating the net realizable value of inventory involves significant judgment, particularly when market conditions change rapidly or when excess or obsolete inventory exists. Management regularly assesses inventory quantities on hand, future demand forecasts, and market conditions to determine whether write-downs to inventory are necessary.

Fair Value Measurements

We measure certain financial assets and liabilities at fair value on a recurring basis. Fair value measurements involve significant judgment and estimation, particularly when observable inputs are limited or not available. Management utilizes valuation techniques such as discounted cash flow models, market comparable, and third-party appraisals to determine fair values.

OUR BUSINESS

Company Overview

Splash is a portfolio company managing multiple brands across several growth segments within the consumer beverage industry. Splash has built organizational capabilities and an infrastructure enabling it to incubate and/or acquire brands with the intention of efficiently accelerating them to higher volume and sales revenue. The management team has proven capabilities in building consumer franchises and marketing and distributing multiple brands of beverages within the non-alcoholic and alcoholic segments. Manufacturing is typically outsourced to third party co-packers and distillers, or in select cases for a brand such as Copa DI Vino® wines, performed within our own facility in Oregon.

We believe the distribution landscape in the beverage industry is changing rapidly as tech-enabled e-commerce business models are thriving. Direct to consumer, office or home solutions are projected to continue to gain traction in the future. Recognizing this opportunity Splash continues to shape its operating model to be vertically integrated with our e-commerce platform, Qplash, which purchases local and regional brands for developing a direct line of sales to boutique retail stores and consumers.

Splash’s wholly owned subsidiary, Splash Beverage Group II, Inc. was originally incorporated in the State of Nevada under the name TapouT Beverages, Inc. for the purpose of acquiring the rights under a license agreement with TapouT, LLC (Authentic Brands Group). Splash has license rights to the TapouT Performance brand in North America (Including US Territories and Military Bases), United Kingdom, Brazil, South Africa, Scandinavia, Peru, Colombia, Chile and Guatemala.

In December 2020, Splash Beverage Group Inc. purchased the key assets of the Copa DI Vino® single serve wine company. The operations and IP for Copa DI Vino® are wholly owned by Splash and incorporated in the state of Nevada under the name Copa DI Vino® Wine Group Inc.

In addition, Splash has a joint venture with SALT Naturally Flavored Tequila and Pulpoloco sangria that comes in a biodegradable can.

The Company’s leadership understands the importance of infusing beverage brands with strong popular culture and lifestyle elements that drive trial, belief and, most importantly, repeat purchases.

Our management team led by Robert Nistico has over 28 years of experience in all levels of the three-tier distribution system used in the beverage industry working with brands such as Red Bull and companies such as Gallo Winery and Republic National Distributing Company (RNDC Texas). Our President & CMO, Bill Meissner, has led major beverage brands including Sparkling Ice, Fuze, Sweet Leaf Tea and Jones Soda. Our Senior Vice President of Sales, James Allred, has over 25 years’ experience in the beverage industry, predominately with Anheuser-Busch.

Our Strategy

Our strategy is to combine the traditional approach of manufacturing, distributing, and marketing of beverages, with early-stage brands that have a reasonable level of pre-existing brand awareness and market presence, or have attributes that we believe to be purely innovative. We believe this allows us to break through the clutter of numerous brand introductions and dilute risk. We apply this philosophy regardless of whether the brand is 100% owned or a joint venture.

For acquisition or joint venture consideration, we prefer to work with brands that already have one or more of the following in place:

●	Some level of preexisting brand awareness.

●	Regional presence that can be expanded.

●	Licensing an existing brand name (TapouT for example).

●	Add to an underdeveloped and/or growing category capitalizing on consumer trends.

●	Innovation to an existing attractive category (such as flavored tequila).

●	A near term clear path to profitability.

We believe this platform model provides us with two paths to success: one, developing our wholly owned core brands and two, the ability to tap into high growth, early-stage brands ready to scale. This platform allows us to limit risk, and significantly reduce development expenses while simultaneously increasing efficiencies for all brands in our portfolio.

Our management team has over 120 years of combined experience in the beverage industry, including decades of successful brand introductions by our management team (Gallo, Red Bull, Bacardi, Diageo, Sparkling Ice, Coca-Cola, FUZE Beverage, NOS Energy, PepsiCo, SoBe Beverages, AB InBev, Muscle Milk, Marley Beverages), we believe our ability to break through the distribution and retail bottlenecks makes us an attractive joint venture partner to many new brand owners.

Splash has the ability to fully own a brand or be flexible to engage in business ventures structured with a revenue split, or an equity position.

The benefit to Splash in these shared brand ownerships is the ability to avoid the development costs for new products. This model spreads our risk over several brands, contributes to our economies of scale, improves our relationship with distributors and reduces the overall cost of infrastructure.

The Company also believes the distribution landscape in the beverage category is changing rapidly. Tech-enabled business models are thriving and direct to consumer, office and home solutions are projected to continue to gain traction as beverage alcohol regulations evolve. A core strategy for us is to optimize the early success we’re seeing with the Qplash online platform, our consumer-packaged goods retail division and our first entry point into the growing e-commerce channel.

Products

We currently produce, distribute and market SALT Naturally Flavored Tequila (“SALT”), a 100% agave 80 proof line of flavored tequilas, “TapouT Performance,” a line of performance beverages that complete in the hydration and energy categories, Copa DI Vino® single serve wine by the glass, and also import Pulpoloco Sangria in 3 flavors.

The following is a description of these products.

SALT Flavored Tequila

We oversee production, distribute, and market the following flavors under the brand name SALT Naturally Flavored Tequila:

●	Citrus flavor

●	Berry flavor

●	Chocolate flavor

Vodka, rum, and brown spirits have experienced significant growth when flavors are introduced, and we expect this growth of flavors to continue, as the tequila category continues to rapidly expand.

SALT is currently being distributed by various Anheuser-Busch & Miller-Coors distributorships, and other distributors in multiple U.S. states. Additionally, SALT is for sale in Mexico. SALT has also launched in Guatemala and Japan and efforts continue to grow the brand’s international presence.

SALT is a business venture between the Company and SALT USA, LLC. All aspects of manufacturing, logistics, distribution and marketing are our responsibility.

TapouT Performance Isotonic Sports Drinks

We produce, market, sell and distribute the following sports beverages under the brand name TapouT:

●	TapouT Performance

●	TapouT Energy

TapouT Performance Beverages are a line of unique advanced performance beverages containing ingredients known for various functional benefits including, focus, cognition, energy, recuperative and cell regeneration which promotes better absorption of nutrients, increase hydration and cellular recovery. They are exclusively formulated with GRAS (FDA Designation “Generally Regarded as Safe”) ingredients versus controversial ingredients often used in many competitive products. TapouT Performance Beverages are all natural with highly innovative proprietary blends designed to enhance physical and or mental performance.

TapouT, formally associated with the UFC and mixed martial arts has been producing branded clothing and light exercise equipment for over 23 years and has a high level of aided and unaided brand awareness.

TapouT License Agreement

We have the rights under a License Agreement with ABG TapouT (the “License Agreement”) to produce, market, sell and distribute TapouT sports beverages in North America (including US Territories and Military Bases), United Kingdom, Brazil, South Africa, Australia, Scandinavia, Peru, Colombia, Chile and Guatemala. The beverages covered by the License Agreement include sports drinks, energy drinks, energy shots, electrolyte chews, energy bars, water, protein, and teas.

We pay a 6% royalty of net sales or a guaranteed minimum annual royalty of $660,000, whichever is greater. The License Agreement will expire on December 31, 2025, with a renewal option through December 31, 2028 at which time it will be reviewed and renegotiated if necessary.

We have the right to use the TapouT brand to market, advertise and promote for sale our TapouT beverages and branded products. As part of the alliance, Splash commits to investing 2% of sales in marketing to the TapouT Performance Brand. TapouT provides marketing collateral for advertising and promotion and has influential relationships with select celebrities and athletic talent. TapouT agrees to use reasonable efforts to request its retained celebrities and/or athletes be present at autograph signings, tradeshows and other similar events.

Copa DI Vino® Wine Group, Inc. (CdV) and Related Financing

 On December 24, 2020, the Company entered into an Asset Purchase Agreement with CdV, pursuant to which the Company purchased certain assets and assumed certain liabilities that comprise the CdV business for a total purchase price of $5,980,000, payable in the combination of $2,000,000 in cash, a $2,000,000 convertible promissory note to CdV and a variable number of shares of the Company’s common stock based on an attainment of revenue hurdles.

In conjunction with the acquisition, the Company also entered into a Revenue Loan and Security Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, additional guarantor and each of the subsidiary guarantors from time-to-time party thereto (each a “Guarantor”, and, collectively, the “Guarantors”), and Decathlon Alpha IV, L.P. (the “Lender”). The Loan and Security Agreement provided for a revenue-based credit facility of $1,578,237 (the “Gross Amount”) with the Lender (the “Credit Facility”).

Copa DI Vino® Wine Group, Inc.

Copa DI Vino® is the leading producer of premium wine by the glass in the United States. The Copa DI Vino® product line is highly innovative as a ready to drink wine glass capable of going anywhere without the need for a bottle, corkscrew or glass. The company also has a growing keg wine business for on-premises restaurants and bars.

Through our acquisition of Copa DI Vino® Corporation, we are now able to offer nine varietals of wine: Pinot Grigio, Riesling, Merlot, Chardonnay, White Zinfandel, Moscato, Red Blend, Sauvignon Blanc and Cabernet Sauvignon. In addition to its wine varietals, Copa DI Vino® also procures Pulpoloco, a sangria which is encased in an eco-friendly fiber based can from Spain. The rights to utilize this packaging for multiple categories were conveyed to SBG in conjunction with the distribution rights.

E-commerce

“Qplash” is a wholly owned division of Splash. It is our first entry point into the growing e-commerce channel. The division sells beverages online through www.qplash.com, and third-party storefronts such as Amazon.com. Inside of the division, there are two primary customer groups: business to business retailers, which in turn offer the products to their customers, and business to consumer, selling direct to end users. The business-to-business program allows businesses to control inventory, order with payment terms, and offer the convenience of delivery directly to each store.

 Currently Qplash offers over 1,500 listings and has warehouses that ship from both California and Pennsylvania.

Our Competitive Strengths

We believe the following competitive strengths contribute to the Company’s success and differentiate us from our competitors:

●	An established distribution network through global sales channels;

●	A hybrid distribution model that leverages multiple routes to market, including national chains, independent local markets, regional chains, and specialty food and C-Stores

●	Long-term relationships with retailers and the establishment of chains;

●	Premium customer service;

●	Dynamic and sustainable product offerings of natural quality and freshness with health benefits;

●	A highly experienced management team;

●	Strategically selected, dedicated sales professionals;

●	Qplash, our e-commerce platform, which provides us an integrated distribution platform for our non-alcoholic brands;

●	Ability to execute and distribute across many geographies on behalf of our licensed brand portfolio;

●	Strong brand awareness through partnerships and acquisitions of brands with pre-existing brand awareness, or viewed as truly innovative; and

●	Celebrity and professional athlete endorsement of our brands.

Manufacturing and Co-packing

We are responsible for the manufacturing of Copa DI Vino®, TapouT Performance and SALT. The Copa DI Vino® product line is bottled at our manufacturing facility in The Dalles, Oregon. Pulpoloco is imported from Spain as a finished product.

Although we are responsible for manufacturing TapouT Performance and SALT, we do not directly manufacture these products, but instead outsource such manufacturing to third party bottlers and contract packers and distillers.

Our TapouT Performance and SALT products are manufactured in the United States and Mexico, respectively under separate arrangements with each party. Our co-packaging arrangements are terminable upon request and do not obligate us to produce any minimum quantities of products within specified periods.

We purchase concentrates, flavors, dietary ingredients, cans, bottles, caps, labels, and other components and ingredients for our beverage products from our suppliers, which are delivered to our manufacturing operations and various third-party bottlers and co-packers. In some cases, certain common supplies may be purchased by our various third-party bottlers and co-packers. Depending on the product, the third-party bottlers or packers add filtered water and/or other ingredients (including dietary ingredients) for the manufacture and packaging of the finished products into our approved containers in accordance with our formulas.

Distribution

For our beverage-alcohol products, we operate within what is referred to as a “Three Tier Distribution System” where manufacturers are not permitted to sell directly to retailers, but instead contract for local and regional distribution with independent distributors. These distributors typically have geographic rights to distribute major beverage brands and call on every store in a given area such as major cities or regions. Our management team has extensive experience working within this channel and believes that we will be successful in building a strong network of these distributors.

In addition to working with these independent distributors, we also have distribution arrangements with national retail accounts to distribute some of our products directly through their warehouse operations. Most notably, SBG executed a distribution agreement with AB-InBev, for distribution with their own operations, AB ONE. This provides SBG very effective distribution capabilities.

Intellectual Property

The United States Patent and Trademark Office issued the trademark for Copa DI Vino® on March 12, 2024, providing our company exclusive rights to use the trademark in connection with the product categories specified in this Prospectus and registration statement.

Employees

 We have 30 full-time employees, including non-officer employees and our executive officers. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

Listing on the NYSE American

Our common stock and warrants are listed on the NYSE American exchange under the ticker symbols “SBEV” and “SBEV WT,” respectively.

Recent Developments

The maturity dates of the related party notes were extended to October 2024 with 4% interest.

The notes that matured in October 2024 was extended by the note holders to October 2025.

At the Special Meeting of Stockholders held on July 31, 2024, The Company’s Stockholders approved the issuance of shares of our common stock, representing more than 20% of our Common Stock outstanding upon the conversion of Convertible Notes and Warrants issued to certain accredited investors on May 1, 2024, respectively convertible into up to 4,625,000 shares of Common Stock and exercisable into 4,625,000 shares of Common Stock, which amount would be in excess of 19.99% of the issued and outstanding shares of Common Stock, in accordance with section 713 of the NYSE American LLC Company Guide.

Corporate Information

Splash was originally incorporated in the State of Nevada under the name TapouT Beverages, Inc. for the purpose of acquiring the rights under a license agreement with TapouT, LLC (Authentic Brands Group) for the right to use the TapouT brand in connection with manufacturing and selling certain beverages.

Splash executed a reverse merger with a fully reporting, public entity called Canfield Medical Supply, Inc. and became a wholly-owned subsidiary of Canfield Medical Supply Inc. on March 31, 2020. At the time of the merger Canfield’s state of incorporation was Colorado. At the time of the merger Canfield’s common stock was quoted on the OTCQB.

On July 31, 2021, we changed our name from Canfield Medical Supply, Inc. to Splash Beverage Group, Inc.

On June 11, 2021, our common stock and warrants to purchase common stock began trading on the NYSE American under the symbols “SBEV” and SBEV WT,” respectively.

On November 8, 2021, we changed our state of incorporation from Colorado to Nevada.

Our principal offices are located at 1314 E. Las Olas Blvd, Suite 221, Fort Lauderdale, Florida 33301. Our main telephone number is (954) 745-5815. Our website address is www.splashbeveragegroup.com. We have not incorporated by reference into this Prospectus the information that can be assessed through our website and you should not consider it to be part of this Prospectus.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SHARES

Market Information

Our Common Stock and warrants currently trade on NYSE American LLC (“NYSE”) under the symbols “SBEV” and “SBEV WT”, respectively. The last reported opening and closing sales price for our Common Stock on NYSE as of December 5, 2024, was $0.1880 and $0.0199, respectively. As of December 6, 2024, there were 61,911,017 shares of Common Stock issued and outstanding, and we had 530 shareholders of record.

Dividend Policy

We do not anticipate paying any cash dividends on our common stock in the foreseeable future and we intend to retain all of our earnings, if any, to finance our growth and operations and to fund the expansion of our business. Payment of any dividends will be made in the discretion of our Board of Directors, after our considering various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. No dividends may be declared or paid on our common shares, unless a dividend, payable in the same consideration or manner, is simultaneously declared or paid, as the case may be, on our shares of preferred stock, if any.

Securities authorized for issuance under equity compensation plans

The following table gives information as of December 31, 2023, the end of the most recently completed fiscal year, about shares of common stock that have been issued under our Splash Beverage Group, Inc. 2020 Incentive Plan. Under the 2020 Incentive Plan we have 4,259,008 options outstanding as of December 31, 2023. On October 6, 2023, at our 2023 annual meeting of stockholders our stockholders approved an amendment to the 2020 Incentive Plan to: (1) increase the aggregate number of shares of common stock available by 1,500,000 shares to a total of 1,807,415 shares and (2) increase the automatic annual increase in the number of shares under the 2020 Incentive Plan from 5% to 7.5% of the total number of shares of common stock outstanding as of December 31st of the preceding fiscal year.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,259,008	$1.13	2,846,068
Equity compensation plans not approved by security holders	N/A	N/A	N/A

MANAGEMENT

The following sets forth information about our directors and executive officers as of December 6, 2024.

Name	Age	Position

Robert Nistico	62	Chief Executive Officer and Director

Julius Ivancsits	53	Chief Financial Officer

William Meissner	57	President, Chief Marketing Officer

Justin Yorke	57	Director

Bill Caple	65	Director

John Paglia	56	Director

Robert Nistico, age 60, on March 31, 2020, became the Chief Executive Officer and a member of the Board of the Company. Since 2012, Mr. Nistico has served as the Chief Executive Officer and a member of the Board of Splash Beverage Group, Inc., prior to the Company’s acquisition by CMS. Mr. Nistico also served as the president of Viva Beverages, LLC from 2009 to 2011. Mr. Nistico was the fifth employee at Red Bull North America, Inc. where he worked from 1996 to 2007 and served as Vice President of Field Marketing and Sr. Vice President/General Manager. Mr. Nistico was instrumental in building the Red Bull brand in North and Central America and the Caribbean from no revenues to $1.45 billion in annual revenues. Earlier, he held the brand position of Regional Portfolio V.P and Division Manager for Diageo (formerly I.D.V. / Heublein), General Sales Manager for Republic National (formerly The Julius Schepps Company) and North Texas State Manager for The E & J Gallo Winery (and a variety of other management positions for those companies). Mr. Nistico serves as a director of Apollo Brands. Mr. Nistico has more than 27 years of experience in the beverage industry, including direct and indirect sales management, strategic brand management & marketing, finance, operations, production and logistics. Mr. Nistico holds a B.A. from the University of Colorado.

Julius Ivancsits, age 52, became the Chief Financial Officer of the Company on April 24, 2024. Prior to joining the Company, Mr. Ivancsits was the Chief Financial Officer of HEXO Corporation, from May 2022 to July 2023, assisting HEXO in its successful sale to Tilray brands in 2023. He founded and has been serving as the managing director at endurance CFO Advisory Services since the HEXO sale. Prior to his time at HEXO he served as the Chief Financial Officer at Goba Capital from 2021 until 2022, as the Chief Financial Officer at AlpHa Measurement Solutions, LLC from 2019 until 2021, and as the Chief Financial Officer at Be Green Packaging from 2017 until 2019. He also served in multiple roles at CPKelco with progressively increasing experience. Mr. Ivancsits has a BS in Business from Eastern Illinois University.

William Meissner, age 57, became the President and Chief Marketing Officer of the Company in May of 2020. Mr. Meissner is a proven leader with more than twenty years of success in growing consumer brand companies with both large multinational and medium sized entrepreneurial organizations. Meissner has held several other leadership and board director roles. Prior to Splash Meissner was a board director and CEO in a beverage vertical organized by a mid-cap PE firm designed to acquire and build emerging brands, where he acquired two legacy tea brands from Nestle, Sweet Leaf Tea and Tradewinds Tea. Meissner served as CEO and Board Director or Genesis Today, Inc. a plant based superfood and supplement company, CEO and Board Director of a joint venture between Distant Lands Coffee Inc. and Caffitaly Systems s.p.a called Tazza Pronto Inc., CEO and Board Director of Jones Soda Inc., President of Talking Rain Beverages, Inc., Chief Marketing Officer of Coca-Cola’s Fuze Beverages, Brand Director of PepsiCo’s SoBe Beverages and Category Manager of Nutritional Beverages for Tetra Pak Inc. Meissner has an MBA from the University of Pittsburgh’s Katz Graduate School of Business and a Bachelor’s degree from Michigan State University.

Justin Yorke age 57, became a member of the Board of the Company on March 31, 2020. Since March 31, 2020, Mr. Yorke has also served as the Company’s Secretary. Mr. Yorke has over 25 years of experience in finance. Based in Hong Kong for over 10 years, he managed funds for a private Swiss Bank, Darier Henstch from 1997 to 2000. Prior to that, from 1995 to 1997, Mr. Yorke managed funds for Peregrine Investments and from 1990 to 1995 Unifund, Asia, Ltd, Hong Kong, a high net-worth family office headquartered Geneva, Switzerland. From 2000 to 2004, he was a partner at Asiatic Investment Management, based in San Francisco. Since 2004, Mr. Yorke has been a partner in San Gabriel Advisors, LLC and Arroyo Capital Management, LLC and is the manager of the San Gabriel Fund, JMW Fund and Richland Fund. The funds are highly diversified in focus with investment holdings, public, private equity and debt investments and real estate investments. He has a B.A. degree from UCLA. Mr. Yorke is the principal of WesBev LLC, which prior to the merger between CMS and our Company was the majority shareholder of the Company. He also is an acting director and audit committee chair of Processa Pharmaceuticals, (Nasdaq: PCSA). Mr. Yorke served as non-executive Chairman of Jed Oil and a Director/CEO at JMG Exploration.

Bill Caple, age 65, has served as an independent director of the Company since May 3, 2023. Over the past five years, Mr. Caple has primarily served as a consultant on corporate strategies, business development, corporate finance, and M&A. Mr. Caple is currently a board member of Covax Data, Inc. (“Covax”), where he also assists with establishing sales channels and business development for Covax’s cyber security AI blockchain product and assisting the company raise growth capital. Mr. Caple also founded and runs Caple Advisory, an international management consulting practice and investment banking firm, with a concentration in Asia. Previously, Mr. Caple served as a board member and C-suite executive of multiple hi-tech businesses, netting successful exits and public offerings of his companies (e.g. OTG Software NASDAQ: OTGS, now part of Dell EMC and OpenText). The Company believes that Mr. Caple is an asset to the Company because of his wealth of experience and success in corporate finance strategies, M&A, and business development to round out the Board’s top-tier level of expertise in key subjects.

Dr. John Paglia, age 56, became a member of the Board of the Company as an independent director on February 26, 2024. He is currently an independent director, Audit Committee Chair and a member of the Nominating & Corporate Governance and Compensation Committee of Simulations Plus, Inc., from 2014 to present. Mr. Paglia is also an independent director, Audit Committee Chair and a member of the Nominating & Corporate Governance and Compensation Committee of Aeluma, Inc., from 2021 to present. Additionally, Dr. Paglia is currently on the Advisory Board of multiple companies, including SUM Ventures, Axxes Capital Inc., VitaNav Inc., and DigiLife Fund, among others. Dr. Paglia, a Professor of Finance, currently works at Pepperdine University in various positions, which have included Senior Associate Dean and Executive Director, since 2000-present. Dr. Paglia has a Doctor of Philosophy in Business Administration, from the University of Kentucky, a Master of Business Administration from Gannon University, a Bachelor of Science from Gannon University, and is also a Certified Public Accountant and Charted Financial Analyst.

Term of Office

Directors are elected annually and hold office until the next annual meeting of the stockholders of the Company and until their successors are elected. Officers are elected annually by the Board of Directors (the “Board”) and serve at the discretion of the Board.

Family Relationships

There are no family relationships among and between the issuer’s directors, officers, persons nominated or chosen by the issuer to become directors or officers, or beneficial owners of more than ten percent of any class of the issuer’s equity securities.

Board Composition

We adhere to the rules of NYSE American in determining whether a director is independent. The Board has consulted with its counsel to ensure that our Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NYSE American listing standards generally define an “independent director” as a person who is not an executive officer or employee and require the Board to affirmatively determine that such director does not have a relationship which would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we concluded that Bill Caple and Dr. John Paglia have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and are “independent” within the meaning of the NYSE’s director independence standards and Audit Committee independence standards, as currently in effect. Currently, Bill Caple and Dr. John Paglia are the two independent directors.

Board Committees

Our Board of Directors has formed three standing committees: audit, compensation, and the nominating and corporate governance. Actions taken by our committees are reported to the full board. Each of our committees has a charter and each charter is posted on our website, www.splashbeveragegroup.com.

Audit Committee

The Audit Committee is responsible for, among other things, the appointment, compensation, removal and oversight of the work of the Company’s independent registered public accounting firm, overseeing the accounting and financial reporting process of the Company, and reviewing related person transactions. Our Audit Committee is comprised of John Paglia and Bill Caple. Under NYSE listing standards and applicable SEC rules, all the directors on the audit committee must be independent. Also, as a smaller reporting company, we are only required to maintain an audit committee of two independent directors. Our Board has determined that John Paglia and Bill Caple are independent under NYSE listing standards and applicable SEC rules. John Paglia is the Chairperson of the audit committee. Each member of the audit committee is financially literate, and our Board has determined that John Paglia qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors, which can be found on our website at www.splashbeveragegroup.com. During 2023, the Audit Committee held four meetings in person or through conference calls.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for overseeing the appropriate and effective governance of the Company, including, among other things, (a) nominations to the Board of Directors and making recommendations regarding the size and composition of the Board of Directors and (b) the development and recommendation of appropriate corporate governance principles. The Nominating and Corporate Governance Committee consists of John Paglia and Bill Caple, each of whom is an independent director (as defined under Section 803 of the NYSE American LLC Company Guide). The Chairperson of the committee is Bill Caple. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, which can be found on our website at www.splashbeveragegroup.com within the “Investor Information” section.

The Nominating and Corporate Governance Committee adheres to the Company’s bylaws provisions and Securities and Exchange Commission rules relating to proposals by stockholders when considering director candidates that might be recommended by stockholders, along with the requirements set forth in the committee’s Policy with Regard to Consideration of Candidates Recommended for Election to the Board of Directors, also available on our website. The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying and selecting qualified candidates for election to the Board of Directors prior to each annual meeting of the Company’s stockholders. In identifying and evaluating nominees for director, the Committee considers each candidate’s qualities, experience, background and skills, as well as other factors, such as the individual’s ethics, integrity and values which the candidate may bring to the Board of Directors.

During 2023, the Nominating and Corporate Governance Committee held two meetings in person or through conference calls.

Compensation Committee

We have established a Compensation and Management Resources Committee of our Board of Directors. The purpose of the Compensation and Management Resources Committee is to assist the Board in discharging its responsibilities relating to executive compensation, succession planning for the Company’s executive team, and to review and make recommendations to the Board regarding employee benefit policies and programs, incentive compensation plans and equity-based plans.

The members of our Compensation and Management Resources Committee are Bill Caple, John Paglia and Justin Yorke. Bill Caple is the chairperson of the Compensation and Management Resources Committee.

Under NYSE listing standards, we are required to have at least two members of the compensation committee, all of whom must be independent directors. Our board of directors has determined that each of John Paglia and Bill Caple is independent under NYSE listing standards. The Compensation and Management Resources Committee is responsible for, among other things, (a) reviewing all compensation arrangements for the executive officers of the Company and (b) administering the Company’s stock option plans. The Compensation and Management Resource Committee operates under a written charter adopted by the Board of Directors, which can be found on our website at www.splashbeveragegroup.com within the “Investor Information” section.

The duties and responsibilities of the Compensation and Management Resources Committee in accordance with its charter are to review and discuss with management and the Board the objectives, philosophy, structure, cost and administration of the Company’s executive compensation and employee benefit policies and programs; no less than annually, review and approve, with respect to the Chief Executive Officer and the other executive officers (a) all elements of compensation, (b) incentive targets, (c) any employment agreements, severance agreements and change in control agreements or provisions, in each case as, when and if appropriate, and (d) any special or supplemental benefits; make recommendations to the Board with respect to the Company’s major long-term incentive plans applicable to directors, executives and/or non-executive employees of the Company and approve (a) individual annual or periodic equity-based awards for the Chief Executive Officer and other executive officers and (b) an annual pool of awards for other employees with guidelines for the administration and allocation of such awards; recommend to the Board for its approval a succession plan for the Chief Executive Officer, addressing the policies and principles for selecting a successor to the Chief Executive Officer, both in an emergency situation and in the ordinary course of business; review programs created and maintained by management for the development and succession of other executive officers and any other individuals identified by management or the Compensation and Management Resources Committee; review the establishment, amendment and termination of employee benefits plans, review employee benefit plan operations and administration; and any other duties or responsibilities expressly delegated to the Compensation and Management Resources Committee by the Board from time to time relating to the Committee’s purpose.

The Compensation and Management Resources Committee may request any officer or employee of the Company or the Company’s outside counsel to attend a meeting of the Compensation and Management Resources Committee or to meet with any members of, or consultants to, the Compensation and Management Resources Committee. The Company’s Chief Executive Officer does not attend any portion of a meeting where the Chief Executive Officer’s performance or compensation is discussed, unless specifically invited by the Compensation and Management Resources Committee.

The Compensation and Management Resources Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, Chief Executive Officer or other executive officer compensation or employee benefit plans and has sole authority to approve the consultant’s fees and other retention terms. The Compensation and Management Resources Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other experts, advisors and consultants to assist in carrying out its duties and responsibilities and has the authority to retain and approve the fees and other retention terms for any external experts, advisors or consultants.

During 2023, the Compensation Management Resources Committee held four meetings in person or through conference calls.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board of Directors does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Officer and other key executives, visits to the Company’s facilities, by reading the reports and other materials that we send them and by participating in Board and committee meetings. Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to our directors, officers (including our Chief Executive Officer, Chief Financial Officer and any person performing similar functions) and employees. Our Code of Ethics is available at our website at www.splashbeveragegroup.com.

Clawback Policy

On September 20, 2023, the Board adopted the Splash Beverage Group Clawback Policy (the “Clawback Policy”), effective September 20, 2023, providing for the recovery of certain incentive-based compensation from current and former executive officers of the Company in the event the Company is required to restate any of its financial statements filed with the SEC under the Exchange Act in order to correct an error that is material to the previously-issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Adoption of the Clawback Policy was mandated by new Nasdaq listing standards introduced pursuant to Exchange Act Rule 10D-1. The Clawback Policy is in addition to Section 304 of the Sarbanes-Oxley Act of 2002 which permits the SEC to order the disgorgement of bonuses and incentive-based compensation earned by a registrant issuer’s chief executive officer and chief financial officer in the year following the filing of any financial statement that the issuer is required to restate because of misconduct, and the reimbursement of those funds to the issuer. A copy of the Clawback Policy has been filed herewith, and can also be found at www.splashbeveragegroup.com.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee will be a current or former executive officer or employee of ours or any of our subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our compensation committee.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act requires that our directors and executive officers and persons who beneficially own more than 10% of our common stock (referred to herein as the “reporting persons”) file with the SEC various reports as to their ownership of and activities relating to our common stock. Such reporting persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers, we believe that all reporting requirements for fiscal year 2023 were complied with by each person who at any time during the 2023 fiscal year was a director or an executive officer or held more than 10% of our common stock, except for the following: Bill Caple, Fatima Dhalla (interim CFO at the time) each filed a late Form 3 report at the time of their appointments and on becoming insiders of the Company; Ron Wall (CFO at the time) filed a late Form 4 report on January 31, 2023 related to the grant of options to purchase our common stock on May 2, 2022; Justin Yorke, Candance Crawford and Peter McDonough each filed a late Form 4 report on May 15, 2023 related to the grant of options to purchase our common stock on April 24, 2023; Bill Caple filed a late Form 4 report on May 19, 2023 related to the grant of options to purchase our common stock on May 1, 2023; and Ron Wall filed a late Form 4 report on August 3, 2023 related to the grant of options to purchase our common stock on May 2, 2023.

Involvement in Certain Legal Proceedings

Our Directors and Executive Officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Change in and Disagreements with Accountants on Accounting and Financial Disclosure.

On March 9, 2023, the Company was advised by Daszkal Bolton, LLP (“Daszkal”), the Company’s former independent registered public accounting firm, that Daszkal completed a business combination agreement with CohnReznick LLP (“CohnReznick”). As a result of this transaction, Daszkal resigned as the Company’s independent registered public accounting firm upon the Company filing its annual report on Form 10-K for the year ended December 31, 2022. Daszkal’s reports on the Company’s financial statements for the fiscal years ended December 31, 2022 and 2021 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

On May 4, 2023, upon the approval of the Audit Committee, the Company engaged CohnReznick as the Company’s new independent registered public accounting firm for the Company’s fiscal year ending December 31, 2023, and interim periods. However, the Company on June 13, 2023, on the recommendation of the audit committee, the members of the Board, dismissed CohnReznick as the Company’s independent registered public accounting firm. CohnReznick completed only one interim review of the interim financial statements included in the Company’s Form 10-Q filed on June 6, 2023. Since the engagement of CohnReznick on May 4, 2023, there had been no disagreements with CohnReznick on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to CohnReznick’s satisfaction would have caused it to make reference thereto in connection with its reports on the financial statements for such period. During the period of engagement, there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K, except that CohnReznick advised the Company of material weaknesses in its internal control over financial reporting as of March 31, 2023.

On June 15, 2023, upon the approval of the Audit Committee, the Company engaged Rose, Snyder & Jacobs LLP (“Rose, Snyder & Jacobs”), as the Company’s new independent registered public accounting firm for the Company’s fiscal year ending December 31, 2023, and interim periods.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of the transactions and series of similar transactions, that we were a participant or will be a participant in, which:

●	the amount involved exceeds the lesser of $120,000 or one percent of the average of the smaller reporting company’s total assets at year-end for the last two completed fiscal years; and

●	any of our directors, executive officers, holders of more than 5% of our capital stock (which we refer to as “5% stockholders”) or any member of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers.

During the normal course of business, the Company incurred expenses related to services provided by the CEO or Company expenses paid by the CEO, resulting in related party payables. In conjunction with the acquisition of Copa di Vino, the Company also entered into a Revenue Loan and Security Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, additional Guarantor and each of the subsidiary guarantors from time-to-time party thereto (each a “Guarantor”, and, collectively, the “Guarantors”), and Decathlon Alpha IV, L.P. (the “Lender”). The Note Payable with a balance of $232,776 at September 30, 2024 and $494,204 at September 30,2023.

There were related party advances from our chief executive officer in the amount of approximately $0.4 million outstanding as of September 30, 2024 and approximately $0.4 million as of December 31, 2023. A shareholder note payable outstanding in the amount of $0.2 million as of September 30, 2024.

PRINCIPAL ACCOUNTING FEES AND SERVICES

December 31, 2023

Audit – Rose, Snyder & Jacobs LLP	$40,000
Audit – Daszkal Bolton, LLP	$—
Audit – CohnReznick LLP	$10,000
Audit related	—
Tax	29,000
Total	$79,000

December 31, 2022

Audit	$193,000
Audit related	—
Tax	19,725
Total	$212,275

EXECUTIVE AND DIRECTOR COMPENSATION

The following table sets forth information for our two most recently completed fiscal years ending December 31, 2023 and December 31, 2022 concerning all of the compensation awarded to, earned by the executive officers named below.

Name and Principal Position	Year	Salary	Bonus	Other	Stock Awards	Option Awards	Nonequity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	Total

Robert Nistico, CEO	2023	333,125	—	14,400	—	—	—	—	347,525
	2022	325,000	100,000	14,400	—	—	—	—	439,000

William Meissner, President and CMO	2023	333,125	—	—	—	—	—	—	333,125
	2022	325,000	90,000	—	—	260,000	—	—	415,000

Ronald Wall, CFO(1)	2023	249,438	—	—	—	—	—	—	249,438
	2022	217,708	60,000	28,429	—	254,100	—	—	560,237

Fatima Dhalla, Interim CFO(2)	2023	55,950	—	—	—	—	—	—	55,950

Stacy McLaughlin, Former CFO(3)	2023	—	—	—	—	—	—	—	—

Julius Ivancsits, CFO(3)	2023	—	—	—	—	—	—	—	—

(1) On September 26, 2023, Ronald Wall resigned as Chief Financial Officer of the Company.

(2) Effective January 19, 2024, Fatima Dhalla, resigned as the Interim Chief Financial Officer of the Company.

(3) The individual listed was appointed during fiscal year 2024 and received no compensation during the last completed fiscal year.

Employment Agreements

Robert Nistico, Chief Executive Officer

On March 12, 2012, the Company entered into an employment agreement with Robert Nistico, pursuant to which Mr. Nistico serves as Chief Executive Officer of the Company. Pursuant to Mr. Nistico’s employment agreement, the Company pays Mr. Nistico an annual salary of $275,000. Mr. Nistico is also eligible to receive an annual bonus of 50% of his annual salary, and was granted an option to purchase 350,000 shares of common stock. In the event Mr. Nistico terminates his employment with the Company he shall provide the Company a minimum of 45 days of written notice.

On December 9, 2019, the board of directors of the Company extended Mr. Nistico’s employment agreement beginning December 1, 2019, and ending on November 30, 2024. Pursuant to the amendment, the Company increased Mr. Nistico’s base salary from $275,000 to $325,000.

Julius Ivancsits - CFO

Pursuant to the terms of an employment agreement dated April 22, 2024, the Company employed Mr. Julius Ivancsits as its Chief Financial Officer on a full-time basis. Effective April 24, 2024, Mr. Ivancsits annual salary is $325,000. He is also entitled to a discretionary annual performance bonus of up to $162,500, upon achieving certain targets that are to be defined on an annual basis. Mr. Ivancsits is also entitled to participate in all qualified plans, holidays and other employee benefits which the Company, in its sole discretion, may maintain from time to time for the benefit of its employees in general. Pursuant to his employment agreement, granted 750,000 options to acquire shares of common stock of the Company, with such shares vesting in 250,000 share increments annually (with the first vest to occur on April 24, 2024). Continued vesting of these options and the underlying shares is subject to Mr. Ivancsits’ employment remaining in good standing with the Company.

William Meissner, President and Chief Marketing Officer

On May 4, 2020, the Company entered into an employment agreement with William Meissner, pursuant to which Mr. Meissner serves as President and Chief Marketing Officer of Company. Pursuant to Mr. Meissner’s employment agreement, the Company pays Mr. Meissner an annual base salary of $325,000 and includes annual increases based on cost of living adjustments and performance at the discretion of the Company’s Chief Executive Officer. Mr. Meissner is also eligible for a discretionary bonus, as determined by the Company’s Chief Executive Officer, of up to 50% of Mr. Meissner’s base salary. Mr. Meissner also received a grant of an option to purchase 666,667 shares of common stock under the Company’s equity incentive plan. The employment agreement with Mr. Meissner’s does not have a fixed termination date and permits the Company to terminate Mr. Meissner upon twenty days prior written notice and grants Mr. Meissner the right to resign upon twenty days prior written notice.

Equity Compensation Plan Information

The following table gives information as of December 31, 2023, the end of the most recently completed fiscal year, about shares of common stock that have been issued under our Splash Beverage Group, Inc. 2020 Incentive Plan. Under the 2020 Incentive Plan we have 4,259,008 options outstanding as of December 31, 2023. See Note 6. On October 6, 2023, at our 2023 annual meeting of stockholders our stockholders approved an amendment to the 2020 Incentive Plan to: (1) increase the aggregate number of shares of common stock available by 1,500,000 shares to a total of 1,807,415 shares and (2) increase the automatic annual increase in the number of shares under the 2020 Incentive Plan from 5% to 7.5% of the total number of shares of common stock outstanding as of December 31st of the preceding fiscal year.

Plan Category	No. of Shares to be Issued Upon Exercise or Vesting of Outstanding Stock Options	Weighted Average Exercise Price of Outstanding Stock Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plan approved by board of directors	4,259,008	1.13	2,846,068

Total	4,259,008	1.13	2,846,068

Outstanding Equity Awards at December 31, 2023

The following table summarizes the total outstanding equity awards as of December 31, 2023, for each Named Executive Officer:

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Un-Exercisable	Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Robert Nistico	2/28/2020	159,008	—	—	$1.12	2/21/2025
Robert Nistico	10/16/2020	1,000,000	—	—	$1.12	10/15/2025
Robert Nistico	9/16/2021	530,000	—	—	$1.12	9/16/2031
William Meissner	10/16/2020	416,667	—	—	$1.12	10/16/2025
William Meissner	9/16/2021	66,666	—	33,334	$1.12	9/16/2031

(1)	Unless otherwise noted, the business address of each of the following individuals is 1314 East Las Olas Blvd, Suite 221 Fort Lauderdale, Florida 33301

Pension Benefits

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board or a committee thereof. Our Compensation and Management Resources Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our Company’s best interests.

Potential Payments Under Severance/Change in Control Arrangements

The table below sets forth potential payments payable to our current executive officers in the event of a termination of employment under various circumstances. For purposes of calculating the potential payments set forth in the table below, we have assumed that (i) the date of termination was December 31, 2023.

Name	Termination of Employment Other Than for Cause or Resignation for Good Reason (Not in Connection with a Change of Control) ($)	Termination Following a Change in Control without Cause or Executive Resigns with Good Reason ($)
Robert Nistico
Cash Payment	$139,500	$—
Acceleration of Options	$—	$—

Bill Meissner
Cash Payment	$334,750	$—
Acceleration of Options	$—	$—

Total Cash and Benefits	$460,417	$—

For each of our executive officers, the term “change of control” means:

(i)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) that is not an Affiliate;

(ii)

the acquisition by any Person of “Beneficial Ownership” (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the Beneficial Ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time) of 50% or more (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of the Plan, the following acquisitions shall not constitute a Change of Control: (I) any acquisition by the Company or any Affiliate, (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate, (III) any acquisition which complies with clauses, (A), (B) and (C) of subsection (v) of this definition, or (IV) in respect of an award held by a particular participant, any acquisition by the participant or any group of persons including the participant (or any entity controlled by the participant or any group of persons including the participant); or

(iii)	the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (I) the entity resulting from such business combination (the “Surviving Company”), or (II) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the Board of Directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the outstanding company voting securities that were outstanding immediately prior to such business combination (or, if applicable, is represented by shares into which the outstanding company voting securities were converted pursuant to such business combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the outstanding company voting securities among the holders thereof immediately prior to the business combination; (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the Board of Directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company); and (C) at least a majority of the members of the Board of Directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the business combination were board members at the time of the Board of Directors’ approval of the execution of the initial agreement providing for such business combination

The cash component (as opposed to option accelerations) of any change of control payment would be structured as a one-time cash severance payment.

DIRECTOR COMPENSATION

Directors Compensation

During the fiscal year ended December 31, 2023, our directors were paid compensation in cash for serving as Directors of the Company.

Name	Year	Fees Earned or Paid in Cash	All Other Compensation	Stock Awards	Option Awards	Total Compensation

Candace Crawford (1)	2023	76,000	—	—	125,000	76,000

Peter McDonough (1)	2023	70,996	—	—	125,000	70,996

Justin Yorke	2023	—	—	—	125,000	—

Bill Caple	2023	46,664	—	—	125,000	—

John Paglia	2023	—	—	—	—	—

(1)	Resigned as a director of the Company effective December 31, 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 6, 2024, for:

●	each of our current directors and executive officers;

●	all of our current directors and executive officers as a group; and

●	each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock.

Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially, subject to applicable community property laws. Unless otherwise specified, the address for each of the persons named in the table is 1314 E Las Olas Blvd. Suite 221, Fort Lauderdale, Florida 33301.

Our calculation of the percentage of beneficial ownership is based on 61,911,017 shares of common stock outstanding as of December 6, 2024. We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3 of the Exchange Act of 1934, as amended (the “Exchange Act”), a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person or persons, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person or persons (and only such person or persons) by reason of these acquisition rights.

Name	Shares of Common Stock	Percentage of Common Stock
Executive Officers and Directors
Robert Nistico	1,470,070	2.37%

Justin Yorke(1)	5,486,109	8.86%

John Paglia	—	—

William Meissner	—	—

Julius Ivancsits	—	—

Officers and Directors as a Group (5 individuals)	6,956,179	11.24%
5% or greater owners:
LK Family Partnership	2,992,014	4.83%

Total	9,948,193	16.07%

C	(1)	Of which 3,297,243 shares are held by Richland Fund LLC, 1,398,012 shares are held by JMW Fund LLC and 790,854 shares are held by San Gabriel LLC. All funds are managed by Mr. Yorke.

DESCRIPTION OF CAPITAL STOCK

The following summarizes the material terms of the capital stock of Splash Beverage Group, Inc. (“Splash,” “our Company,” “we” or “us”). Splash is a corporation incorporated under the laws of the State of Nevada, and accordingly its internal corporate affairs are governed by Nevada Revised Statutes (NRS) and by its articles of incorporation (our “articles of incorporation”) and its by-laws, which are filed as exhibits to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at www.sec.gov. The following summary is qualified in its entirety by reference to the applicable provisions of Nevada law and our articles of incorporation and by-laws, which are subject to future amendment in accordance with the provisions thereof. Our common stock is the only class of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Authorized Capital Stock

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. The number of shares of our common stock and preferred stock issued and outstanding as of the date of this prospectus and registration statement is 61,911,017 and 0 respectively.

Common Stock

Voting Rights. Each outstanding share is entitled to one vote upon each matter submitted to a vote at a meeting of shareholders, and each fractional share is entitled to a corresponding fractional vote on each such matter. Cumulative voting of shares of stock of the Company is not allowed or authorized in the election of the Board of Directors of the Company.

Dividends. Dividends in cash, property or shares may be paid upon the stock, as and when declared by our Board of Directors, out of funds of the Company to the extent and in the manner permitted by law.

Other Rights. The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.

Preferred Stock

Under our articles of incorporation and subject to the limitations prescribed by law, our Board of Directors may have such classes and preference of shares of preferred stock as the Board of Directors may determine from time to time.

When and if we issue additional shares of preferred stock, we will establish the applicable preemptive rights, dividend rights, voting rights, conversion privileges, redemption rights, sinking fund rights, rights upon voluntary or involuntary liquidation, dissolution or winding up and any other relative rights, preferences and limitations for the particular preferred stock series.

Anti-Takeover Effects of Provisions of Nevada Law, Our Articles of Incorporation and By-Laws

Nevada common law includes certain provisions, which may have the effect of delaying or deterring a change in control or in our management or encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include authorized blank check preferred stock, restrictions on business combinations, and the availability of authorized but unissued Common Stock.

Options and Warrants

As of the date of this prospectus and registration statement, the Company had 8,744,008 options outstanding and 25,438,499 warrants outstanding.

Listing

Our common stock trades on the NYSE American under the symbol “SBEV”.

Transfer Agent and Registrar

VStock Transfer is serving as our transfer agent and registrar. They are located at 18 Lafayette Pl, Woodmere, NY 11598.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the selling stockholders or their respective successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 82,912,163 shares of our common stock which were previously issued to the selling stockholders and which are issuable upon the exercise of the warrants and conversion of convertible notes (as applicable) described below.

August 2024

On August 22, 2024, the Company entered into a securities purchase agreement (the “August SPA”) with certain accredited investors (the “August Purchasers”). Pursuant to the August SPA, the Company sold the August Purchasers: (i) senior convertible notes in the aggregate original principal amount of $600,000, (the “August Notes”) convertible into up to 1,578,947 shares of Common Stock of the Company, at an initial conversion price of $0.38 (without taking account of accrued interest), subject to adjustments as provided in the August Notes, (ii) 300,000 shares of Common Stock (the “August Commitment Shares”), (ii) warrants to initially acquire up to an aggregate of 1,578,947 additional shares of Common Stock (the “August Warrants”) at an exercise price of $0.38 per Warrant Share. The August Warrants are exercisable for cash only, once there is an effective Registration Statement registering the shares exercisable upon exercise of the August Warrants. The Company received gross proceeds of $600,000 on closing. Pursuant to certain adjustments in the aforementioned August Warrants and August Notes, the exercise and conversion price is now $0.25 per share.

May 2024

On May 1, 2024, the Company entered into a securities purchase agreement (the “May SPA”) with certain accredited investors (the “May Purchasers”). Pursuant to the May SPA, the Company sold the May Purchasers: (i) senior convertible notes in the aggregate original principal amount of $1,850,000, (the “May Notes”) convertible into up to 4,625,000 shares of Common Stock of the Company, at an initial conversion price of $0.40 (without taking account of accrued interest), subject to adjustments as provided in the May Notes, (ii) 925,000 shares of Common Stock (the “May Commitment Shares”), (ii) warrants to initially acquire up to an aggregate of 4,625,000 additional shares of Common Stock (the “May Warrants”) at an exercise price of $0.85 per Warrant Share. The May Warrants are exercisable for cash only, provided there is an effective Registration Statement registering the shares exercisable upon exercise of the Warrant. The Company received gross proceeds of $1,850,000 on closing. Pursuant to certain adjustments in the aforementioned May Warrants and May Notes, the exercise and conversion price is now $0.25 per share.

October 2023

On September 29, 2023, the Company entered into a securities purchase agreement (the “October SPA”) with certain accredited investors (the “October Purchasers”). Pursuant to the October SPA, the Company sold the October Purchasers: (i) senior convertible notes in the aggregate original principal amount of $1,250,000, (the “October Notes”) convertible into up to 1,470,588 shares of Common Stock of the Company, at an initial conversion price of $0.85 (without taking account of accrued interest), subject to adjustments as provided in the October Notes, (ii) 625,000 shares of Common Stock (the “October Commitment Shares”), (ii) warrants to acquire up to an aggregate of 1,250,000 additional shares of Common Stock (the “October Warrants”). The Company received gross proceeds of $1,250,000 on closing. Pursuant to certain adjustments in the aforementioned October Warrants and October Notes, the exercise and conversion price is now $0.25 per share.

The shares of common stock being offered by the selling stockholders are those previously issued to the selling stockholders and those issuable to the selling stockholders upon conversion of the notes and exercise of the warrants. For additional information regarding the issuance of the notes and the warrants, see “Summary - Private Placements” above for a full description of the issuances. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the notes, the shares of common stock and the warrants, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock, notes and warrants, as of November 21, 2024, assuming conversion of the notes and exercise of the warrants held by each such selling stockholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on (i) conversion of the notes set forth therein or (ii) exercise of the warrants set forth therein.

In accordance with the terms of a registration rights agreements with the holders of the notes, shares of common stock and the warrants, this prospectus generally covers the resale of (i) 100% of the shares of common stock and (ii) 250% of the sum of (A) the maximum number of shares of common stock issued or issuable pursuant to the notes, including payment of interest on the notes through the maturity date of each note, and (B) the maximum number of shares of common stock issued or issuable upon exercise of the warrants, in each case, determined as if the outstanding notes (including interest on the notes through the applicable maturity date) and warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein solely for the purpose of such calculation) at an alternate conversion price or exercise price (as the case may be) calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price and alternate conversion price of the notes and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the notes and the warrants, a selling stockholder may not convert the notes or exercise the warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99% (the “Maximum Percentage”) of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)			Maximum Number of Shares of Common Stock Being Sold(2)	Number of Shares of Common Stock Owned After Offering(3)
Name of Selling Stockholder	Number		Percent		Number	Percent
Cavalry Fund I LP(5)	3,251,800	(5)	4.99%	47,937,859	0	0%

WVP Emerging Manager Onshore Fund LLC – Structured Small Cap Lending Series(6)	3,251,800	(5)	4.99%	9,393,642	0	0%

AW Jones Company(7)	3,251,800	(5)	4.99%	25,580,662	0	0%

(1)	Applicable percentage ownership is based on 61,911,017 shares of our common stock outstanding as of November 21, 2024, and based on 144,823,179 shares of our common stock outstanding after the offering.

(2)	For the purposes of the calculations of common stock to be sold pursuant to the prospectus we are assuming (a) an event of default under the notes has not occurred, (b) the notes are each converted in full at an alternate conversion price of $0.1499 without regard to any limitations set forth in the notes, (c) interest on the notes has accrued through the maturity date and is paid in shares of our common stock, at an interest rate of 12% per annum, and (d) the exercise of all of the warrants in full without regard to any limitations on exercise set forth in the warrants.

(3)	Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all common stock underlying the notes and warrants registered for sale by the registration statement of which this Prospectus is part of will be sold and (b) no other shares of common stock are acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholders may sell all, some or none of such shares offered pursuant to this Prospectus and may sell other shares of common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(3)	Ownership prior to the offering represents on an as converted basis the: (i) 1,851,360 shares of common stock issuable upon conversion of the Second Investor Note, (ii) 1,650,000 shares of incentive shares, to be issued on such conversion, (iii) 3,934,141 shares of Common Stock issuable upon conversion of the Investor Note based on the exercise of the most favored nation status in the Investor Note and the issuance by the Company of the May Notes, and (iv) 200,000 shares of restricted stock issued as consideration for extension of maturity date of the Investor Note dated February 28, 2024.

(4)	Cavalry Fund I GP LLC, the General Partner of Cavalry Fund I, LP, has discretionary authority to vote and dispose of the shares held by Cavalry Fund I LP and may be deemed to be the beneficial owner of these shares. Thomas Walsh, in his capacity as CEO of Cavalry Fund I GP LLC, may also be deemed to have investment discretion and voting power over the shares held by Cavalry Fund I LP. Cavalry Fund I GP LLC and Mr. Walsh each disclaim any beneficial ownership of these shares. The address of this selling stockholder is 1111 Brickell Avenue, Suite 2920, Miami, FL 33131.

(5)

This column lists the number of shares of our common stock beneficially owned by each of Cavalry Fund LP, WVP Emerging Manager Onshore Fund LLC - Structured Small Cap Lending Series, and AW Jones Company (collectively, the “Funds”) which entities are under common control, as of December 6, 2024 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of December 6, 2024, the Funds would beneficially own an aggregate number of 82,912,163 shares of our common stock, consisting of (A) 47,937,859 shares of our common stock beneficially owned by Cavalry Fund LP, consisting of (i) 400,000 shares of common stock that was acquired pursuant to the May SPA, all of which are being registered under this prospectus; (ii) 262,500 shares of common stock that was acquired pursuant to the August SPA, all of which are being registered under this prospectus; (iii) 15,744,529 shares of common stock underlying the October Notes, converted at an alternate conversion price of $0.1499, all of which are being registered under this prospectus; (iv) 15,744,529 shares of common stock underlying the May Notes, converted at an alternate conversion price of $0.1499, all of which are being registered under this prospectus; (v) 10,332,347 shares of common stock underlying the August Notes, converted at an alternate conversion price of $0.1499, all of which are being registered under this prospectus; (vi) 2,000,000 shares of common stock underlying the October Warrants, all of which are being registered under this prospectus; (vii) 5,000,000 shares of common stock underlying the May Warrants, all of which are being registered under this prospectus; and (viii) 3,453,948 shares of common stock underlying the August Warrants, all of which are being registered under this prospectus; and (B) 9,393,642 shares of our common stock beneficially owned by WVP Emerging Manager Onshore Fund LLC - Structured Small Cap Lending Series, consisting of (i) 125,000 shares of common stock that was acquired pursuant to the May SPA, all of which are being registered under this prospectus; (ii) 37,500 shares of common stock that was acquired pursuant to the August SPA, all of which are being registered under this prospectus; (iii) 491,667 shares of common stock underlying the October Notes, converted at an alternate conversion price of $0.1499, all of which are being registered under this prospectus; (iv) 4,920,165 shares of common stock underlying the May Notes, converted at an alternate conversion price of $0.1499, all of which are being registered under this prospectus; (v) 1,250,890 shares of common stock underlying the August Notes, converted at an alternate conversion price of $0.1499, all of which are being registered under this prospectus; (vi) 625,000 shares of common stock underlying the October Warrants, all of which are being registered under this prospectus; (vii) 1,562,500 shares of common stock underlying the May Warrants, all of which are being registered under this prospectus; and (viii) 493,420 shares of common stock underlying the August Warrants, all of which are being registered under this prospectus; and (C) 5,500,000 shares of our common stock beneficially owned by AW Jones Company, consisting of (i) 400,000 shares of common stock that was acquired pursuant to the May SPA, all of which are being registered under this prospectus; (ii) 3,936,132 shares of common stock underlying the October Notes, converted at an alternate conversion price of $0.1499, all of which are being registered under this prospectus; (iii) 15,744,529 shares of common stock underlying the May Notes, converted at an alternate conversion price of $0.1499, all of which are being registered under this prospectus; (iv) 5,000,000 shares of common stock underlying the May Warrants, all of which are being registered under this prospectus; and (v) 500,000 shares of common stock underlying the October Warrants, all of which are being registered under this prospectus.

(6)	WVP Management, LLC, the managing member of WVP Emerging Manager Onshore Fund LLC - Structured Small Cap Lending Series (the “WVP”), has discretionary authority to vote and dispose of the shares held by the WVP and may be deemed to be the beneficial owner of these shares. Cavalry Fund I Management LLC and Worth Venture Partners, LLC, in their capacity as advisors to WVP, may also be deemed to have investment discretion and voting power of the shares held by WVP. Thomas Walsh, in his capacity as General Partner, CEO, and CIO of Cavalry Fund I Management LLC, may also be deemed to have investment discretion and voting power over the shares held by WVP. Abby Flamholz, in her capacity as managing member of WVP Management, LLC and in her capacity as managing member of Worth Venture Partners, LLC, may also be deemed to have investment discretion and voting power of the shares held by the WVP. WVP Management, LLC, Cavalry Fund I Management LLC, Worth Venture Partners, LLC, Mr. Walsh and Ms. Flamholz each disclaim any beneficial ownership of these shares. The address of this selling stockholder is 1111 Brickell Avenue, Suite 2920, Miami, FL 33131.

(7)	Robert Burch is the managing member of the General Partner of AW Jones Company. Mr. Burch, in his capacity as managing member of the General Partner of AW Jones Company, may be deemed to have investment discretion and voting power of the shares held by AW Jones Company. Mr. Burch disclaims any beneficial ownership of the shares held by AW Jones Company. The address of this selling stockholder is 1111 Brickell Avenue, Suite 2920, Miami, FL 33131.

 DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the SEC that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the securities offered by this Prospectus will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. Except for the litigation disclosed below, we are not currently a party to any legal or arbitration proceeding the outcome of which, if ‘determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business, operating results, cash flows, or financial condition.

On August 14, 2024, TapouT, LLC, a subsidiary of Authentic Brands Group, LLC (“ABG”), filed a Complaint (the “Complaint”) against the Company in the Supreme Count of New York for New York County (the “Court”). The Complaint pertains to breach of a certain licensing agreement dated December 8, 2011 (the “Licensing Agreement”), under which the Company became a successor in interest on July 1, 2013, pursuant to an amendment to the Licensing Agreement.

ABG alleges that as a result of an unpaid invoice they had exercised their right pursuant to section 22 of the Licensing Agreement to terminate the Licensing Agreement. ABG alleges that as a result of the aforementioned termination, pursuant to the Licensing Agreement, they are owed all unpaid fees and other amounts payable become immediately due. As a result, ABG have brought two causes of action, the first being breach of contract for the unpaid invoice and the second for accounts stated for all unpaid fees and other amounts payable. TapouT, LLC is seeking $1,400,000 for termination of the Licensing Agreement. The Company (Splash Beverage Group) does not view this as a reasonable amount given that the Company believes TapOut LLC did not fulfill their obligations pursuant the Licensing Agreement. The Company believes the case will be settled for a lower amount and has booked a legal reserve of $330,000 as the estimate for the potential liability.

On November 12, 2024, the Company filed a motion to compel mediation that is pending before the Court.

The Company intends to take all necessary steps to continue to vigorously defend against the action.

EXPERTS

Rose, Snyder & Jacobs LLP, independent registered public accounting firm, has audited the consolidated financial statements of Splash Beverage Group, Inc. (the “Company”) as of December 31, 2023 and for the year ended December 31, 2023, as set forth in their report included herein. The report of Rose, Snyder & Jacobs LLP contains an explanatory paragraph about the ability of the Company to continue as a going concern. The consolidated financial statements of the Company are included in this prospectus and elsewhere in this registration statement in reliance of Rose, Snyder & Jacobs LLP’s report, given on their authority as experts in accounting and auditing.

Daszkal Bolton LLP, independent registered public accounting firm, has audited the consolidated financial statements of the Company as of December 31, 2022 and for the year ended December 31, 2022, as set forth in their report included herein. The consolidated financial statements of the Company are included in this prospectus and elsewhere in this registration statement in reliance of Daszkal Bolton LLP’s report, given on their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSELS

Sichenzia Ross Ference Carmel LLP or certain members or employees of Sichenzia Ross Ference Carmel LLP have been issued common stock of the Company.

LEGAL MATTERS

Sichenzia Ross Ference Carmel LLP or certain members or employees of Sichenzia Ross Ference Carmel LLP have been issued common stock of the Company.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information, with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC on 1-800-SEC-0330 for further information on the Public Reference Room.

Statements contained in or incorporated by reference into this Prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or one of our filings with the SEC that is incorporated by reference into the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement contained in or incorporated by reference into this Prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s internet site. We make available, free of charge, on our website at www.splashbeveragegroup.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our website are not part of this Prospectus, and the reference to our website does not constitute incorporation by reference into this Prospectus of the information contained on or through that site, other than documents we file with the SEC that are specifically incorporated by reference into this Prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this Prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in or omitted from this Prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this Prospectus forms a part prior to the effectiveness of the registration statement and (ii) after the date of this Prospectus until the offering of the securities is terminated:

●	our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 29, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 15, 2024, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 14, 2024 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed with the SEC on May 15, 2024;

●	our Current Reports on Form 8-K filed with the SEC on August 26, 2024, August 6, 2024, June 18, 2024, May 7, 2024, April 26, 2024, March 29, 2024, March 1, 2024, January 30, 2024, and January 29, 2024;

●	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering.

We also incorporate by reference any future filings (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this Prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this Prospectus and will become a part of this Prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this Prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Prospectus.

The information about us contained in this Prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Robert Nistico, Splash Beverage Group, Inc., 1314 E Las Olas Blvd., Suite 221, Fort Lauderdale, Florida 33301; Telephone number (954) 745-5815.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Splash Beverage Group, Inc.
Fort Lauderdale, Florida

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Splash Beverage Group, Inc. (the “Company”) at December 31, 2022, and the related consolidated statements operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the December 31, 2022 audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which they relate.

Intangible Assets Impairment Assessments

As described in Note 2 to the consolidated financial statements, the Company has intangible assets of approximately $4.9 million at December 31, 2022. In most cases, no directly observable market inputs are available to measure the fair value to determine if the asset is impaired. Therefore, an estimate is derived indirectly and is based on valuation techniques utilizing undiscounted and discounted after-tax cash flows and discount rates. The estimates that management used in calculating the net present values depend on assumptions specific to the nature of the management service activities with regard to the amount and timing of projected future cashflows; long-term forecasts; actions of competitors (competing services), future tax and discount rates.

The principal considerations for our determination that performing procedures relating to the intangible assets impairment assessment is a critical audit matter are the significant judgment by management when developing the net present value of the intangible assets. This in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to the amount and timing of projected future cash flows and the discount rate. In addition, the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements These procedures included testing management’s process for developing the fair value estimate; evaluating the appropriateness of the net present value techniques; testing the completeness and accuracy of underlying data used in the model; and evaluating the significant assumptions used by management, including the amount and timing of projected future cash flows and the discount rate. Evaluating management’s assumptions related to the amount and timing of projected future cash flows and the discount rate involved evaluating whether the assumptions used by management reasonable considering the current and past performance of the intangible assets, the consistency with external market and industry data, and whether these assumptions were consistent with evidence obtained in other areas of the audit.

/s/ Daszkal Bolton LLP

Daszkal Bolton LLP

Fort Lauderdale, Florida

March 31, 2023

We served as the Company’s auditor from 2020 to March 2023.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Splash Beverage Group, Inc.

Fort Lauderdale, Florida

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Splash Beverage Group, Inc. at December 31, 2023, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2023, and the results of its operations and its cash flows for the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit and a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

Rose, Snyder & Jacobs LLP

We have served as the Company’s auditor since 2023

Encino, CA

March 29, 2024

Splash Beverage Group, Inc.
Consolidated Balance Sheets
December 31, 2023 and December 31, 2022

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$379,978	$4,431,745
Accounts Receivable, net	890,631	1,812,110
Prepaid Expenses	220,320	348,036
Inventory	2,252,469	3,721,307
Other receivables	233,850	344,376
Total current assets	3,977,248	10,657,574

Non-current assets:
Deposit	49,446	49,290
Goodwill	256,823	256,823
Intangibles assets, net	4,459,309	4,851,377
Investment in Salt Tequila USA, LLC	250,000	250,000
Right of use assets	556,140	750,042
Property and equipment, net	349,802	489,597
Total non-current assets	5,921,520	6,647,129

Total assets	$9,898,768	$17,304,703

Liabilities and Stockholders’ Equity

Liabilities:
Current liabilities
Accounts payable and accrued expenses	$4,444,286	$3,383,187
Right of use liability, current portion	262,860	268,749
Related party notes payable	380,000	—
Notes payable, net of discounts	7,748,518	1,080,257
Liability to issue shares	—	91,800
Shareholder advances	200,000	—
Accrued interest payable	1,714,646	141,591
Total current liabilities	14,750,310	4,965,584

Long-term Liabilities:
Notes payable, net of discounts	457,656	2,536,319
Right of use liability, net of current portion	296,128	480,666
Total long-term liabilities	753,784	3,016,985

Total liabilities	$15,504,094	$7,982,569

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common Stock, $0.001 par, 300,000,000 shares authorized, 44,330,099 and 41,085,520 shares issued and outstanding, at December 31, 2023 and December 31, 2022, respectively	44,330	41,086
Additional paid in capital	127,701,710	121,632,547
Accumulated Other Comprehensive Income	(16,583)	(20,472)
Accumulated deficit	(133,334,783)	(112,331,027)
Total stockholders’ equity	(5,605,326)	9,322,134

Total liabilities and stockholders’ equity	$9,898,768	$17,304,703

The accompanying notes are an integral part of these consolidated financial statements.

Splash Beverage Group, Inc.
Consolidated Statements of Operations
For the Years Ended December 31, 2023 and December 31, 2022

	2023	2022
Net revenues	$18,850,152	$18,087,486
Cost of goods sold	(13,281,457)	(12,168,621)
Gross margin	5,568,695	5,918,865

Operating expenses:
Contracted services	1,402,572	1,505,788
Salary and wages	5,003,392	4,179,403
Non-cash share-based compensation	1,169,858	7,409,884
Other general and administrative	10,786,011	11,411,535
Sales and marketing	2,493,520	2,806,888
Total operating expenses	20,855,353	27,313,498

Loss from continuing operations	(15,286,658)	(21,394,633)

Other income/(expense):
Other Income/expense	(30,328)	—
Interest income	2,634	6,068
Interest expense	(1,856,777)	(251,497)
Amortization of debt discount	(3,832,628)	—
Total other expense	(5,717,099)	(245,429)

Provision for income taxes	—	—

Net (loss) from continuing operations, net of tax	(21,003,757)	(21,640,062)

Net (loss) income from discontinued operations, net of tax	—	(199,154)

Gain on discontinued operations	—	148,747

Net income (loss) from discontinued operations, net of tax	—	(50,407)

Net loss	$(21,003,757)	$(21,690,469)
Other comprehensive loss
Foreign currency translation gain (loss)	3,889	(20,472)

Total comprehensive loss	(20,999,868)	(21,710,941)

Loss per share - continuing operations
Basic and Diluted	(0.49)	(0.58)

Weighted average number of common shares outstanding - continuing operations
Basic and Diluted	42,449,631	37,389,990

Income (loss) per share - discontinued operations
Basic and Diluted	(0.00)	(0.00)

Weighted average number of common shares outstanding - discontinued operations
Basic and Diluted	42,449,631	37,389,990

The accompanying notes are an integral part of these consolidated financial statements.

Splash Beverage Group, Inc.
Consolidated Statements of Changes in Stockholders’ Equity
For the Years ended December 31, 2023 and 2022

	Common stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Capital	Income	Deficit	(Deficit)
Balances at December 31, 2021	33,596,232	33,596	99,480,188	—	(90,640,557)	8,873,227
Issuance of common stock on convertible instruments	377,796	378	1,514,533	—	—	1,514,911
Issuance of warrants for services	—	—	3,849,144	—		3,849,144
Issuance of warrants on convertible instruments	—	—	1,898,265	—	—	1,898,265
Issuance of common stock for services	2,215,363	2,215	3,466,722	—	—	3,468,937
Issuance of common stock and warrants for cash	4,896,129	4,896	11,423,695	—		11,428,591
Accumulated Comprehensive Income - Translation	—	—	—	(20,472)	—	(20,472)
Net loss				—	(21,690,469)	(21,690,469)
Balances at December 31, 2022	41,085,520	41,086	121,632,547	(20,472)	(112,331,026)	9,322,134

Note discount created from issuance of common stock and warrants on convertible instruments	2,275,000	2,275	4,585,975	—	—	4,588,250
Share based compensation	—	—	840,817	—	—	840,817
Conversion of notes payable to common stock	452,914	453	229,891	—	—	230,344
Issuance of common stock for services	516,665	516	412,481	—	—	412,997
Accumulated Comprehensive Income - Translation	—	—	—	3,889	—	3,889
Net loss	—	—	—	—	(21,003,757)	(21,003,757)
Balances at December 31, 2023	44,330,099	44,330	127,701,710	(16,583)	(133,334,783)	(5,605,326)

The accompanying notes are an integral part of these consolidated financial statements

Splash Beverage Group, Inc.
Consolidated Statements Cash Flows
For the Year Ended December 30, 2023 and 2022

	2023	2022

Net loss	$(21,003,757)	$(21,690,469)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	545,977	936,020
ROU assets, net	3,474	4,093
Amortization of debt discount	3,832,628	—
Gain from sale of discontinued operation	—	84,375
Non-cash share based compensation	1,169,858	7,318,081
Changes in working capital items:
Accounts receivable, net	921,479	(697,658)
Inventory, net	1,468,838	(1,797,828)
Prepaid expenses and other current assets	238,241	(43,294)
Deposits	(157)	281,596
Accounts payable and accrued expenses	1,061,101	1,594,300
Accrued Interest payable	1,573,055	(29,861)
Net cash used in operating activities - continuing operations	(10,189,263)	(14,040,644)

Net cash used in operating activities - discontinued operations	—	(32,774)

Cash Flows from Investing Activities:
Capital Expenditures	(14,113)	(102,698)

Net cash used in investing activities -– continuing operations	(14,113)	(102,698)

Net cash used in investing activities - discontinued operations	—	—

Cash Flows from Financing Activities:
Proceeds from issuance of Common stock	—	11,428,591
Cash advance (repayment) from shareholder	200,000	(390,500)
Related party cash advance	380,000	—
Proceeds from issuance of debt	6,610,681	4,045,420
Principal repayment of debt	(1,042,961)	(636,560)

Net cash provided by financing activities - continuing operations	6,147,720	14,446,951

Net cash provided by financing activities - discontinued operations	—	—

Net cash effect of exchange rate changes on cash	3,889	(20,472)

Net Change in Cash and Cash Equivalents	(4,051,767)	250,362

Cash and Cash Equivalents, beginning of year	4,431,745	4,181,383

Cash and Cash Equivalents, end of year	$379,978	$4,431,745

Supplemental Disclosure of Cash Flow Information:
Cash paid for Interest	$243,087	$204,594

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Convertible notes payable and accrued interest converted to common stock (377,796 shares)	$—	$1,514,911
Convertible notes payable and accrued interest converted to common stock (452,914 shares)	$230,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 1 – Business Organization and Nature of Operations

Splash Beverage Group (“SBG” or “Splash”), formally Canfield Medical Supply, Inc. (“CMS”) was incorporated in the State of Ohio on September 3, 1992, and changed domicile to Colorado on April 18, 2012. CMS was in the business of home health services, primarily the selling of durable medical equipment and medical supplies to the public, nursing homes, hospitals and other end users.

On December 31, 2019, CMS entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SBG Acquisition Inc. (“Merger Sub”), a Nevada Corporation wholly owned by CMS, and Splash Beverage Group, Inc. a Nevada corporation (“Splash”) pursuant to which Merger Sub merged with and into Splash (the “Merger”) with Splash as the surviving company and a wholly-owned subsidiary of CMS. The Merger was consummated on March 31, 2020.

As the owners and management of Splash have voting and operating control of CMS following the Merger, the Merger transaction was accounted for as a reverse acquisition (that is with Splash as the acquiring entity), followed by a recapitalization.

As part of the recapitalization, previously issued shares of SBG preferred stock have been reflected as shares of common stock that were received in the Merger. These common shares have been retrospectively presented as outstanding for all periods.

Splash specializes in the manufacturing process, distribution, and sales & marketing of various beverages across multiple channels. Splash operates in both the non-alcoholic and alcoholic beverage segments. Additionally, Splash operates its own vertically integrated B-to-B and B-to-C E-commerce distribution platform called Qplash, further expanding its distribution abilities and visibility.

In July 2020 the Company filed a Certificate of Amendment of Articles of Incorporation of CMS with the Secretary of State of the State of Colorado, pursuant to which the Company changed its name from CMS. to Splash Beverage Group, Inc. On July 31, 2020, we received approval from FINRA to change the Company’s name from CMS to Splash Beverage Group, Inc. Our new ticker symbol is SBEV.

On December 24, 2020, SBG consummated an Asset Purchase Agreement (the “Copa APA”) with Copa DI Vino® Corporation (“CdV”), to purchase certain assets and assume certain liabilities that comprise the Copa DI Vino® business for a total purchase price of $5,980,000, payable in the combination of $2,000,000 in cash (“Cash Consideration”), $2,000,000 convertible promissory note (the “Convertible Note”) to Seller and a variable number of shares of the Company’s common stock based on a attainment of revenue hurdles. CdV is one of the leading producers of premium wine by the glass in the United States with its primary offices and facilities in The Dalles, Oregon.

On February 2021, Management initiated a plan to divest its CMS business. As a result, the assets and operations of CMS have been retrospectively reflected as discontinued operations. On November 12, 2021 the Company changed its state of Domicile from Colorado to Nevada.

In coordination with up listing to the NYSE on June 11, 2021 the Company consummated a 1.0 for 3.0 reverse stock split. All common stock shares stated herein have been adjusted to reflect the split.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

These consolidated financial statements include the accounts of Splash and its wholly owned subsidiaries, Holdings and Splash Mex, CMS (as discontinued operations), and CdV. All intercompany balances have been eliminated in consolidation.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Our investment in Salt Tequila USA, LLC is accounted for at cost, as the company does not have the ability to exercise significant influence.

Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America (GAAP).

Certain reclassifications have been made to the prior period financial statements to conform to the current period classifications. These reclassifications had no impact on net loss.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

We consider all highly liquid securities with an original maturity of three months or less to be cash equivalents. We had no cash equivalents at December 31, 2023 or December 31, 2022.

Our cash in bank deposit accounts, at times, may exceed federally insured limits of $250,000. At December 31, 2023, the Company’s cash on deposit with financial institutions, at times, had not exceed federally insured limits of $250,000. The Company had approximately $3.8 million over the federally insured limits in 2022. Our cash in uninsured foreign bank accounts was $0 and $1,941 at December 31, 2023 and December 31, 2022, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are carried at their estimated collectible amounts and are periodically evaluated for collectability based on past credit history with clients and other factors. We establish provisions for losses on accounts receivable on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions. At December 31, 2023 and December 31, 2022, our accounts receivable amounts are reflected net of allowances of $183,089 and $13,683, respectively.

Inventory

Inventory is stated at the lower of cost or net realizable value, accounted for using the weighted average cost method. The inventory balances at December 31, 2023 and December 31, 2022 consisted of raw materials, work-in-process, and finished goods held for distribution. The cost elements of inventory consist of purchase of products, transportation, and warehousing. We establish provisions for excess or inventory near expiration based on management’s estimates of forecast turnover of inventories on hand and under contract. A significant change in the timing or level of demand for certain products as compared to forecast amounts may result in recording additional provisions for excess or expired inventory in the future. Provisions for excess inventory are included in cost of goods sold and have historically been adequate to provide for losses on inventory. We manage inventory levels and purchase commitments in an effort to maximize utilization of inventory on hand and under commitments. The amount of our reserve was $290,524 and $66,146 at December 31, 2023 and December 31, 2022, respectively.

Property and Equipment

We record property and equipment at cost when purchased. Depreciation is recorded for property, equipment, and software using the straight-line method over the estimated economic useful lives of assets, which range from 3-20 years. Company management reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Depreciation expense totaled $153,908 and $182,886 for the years ended December 31, 2023 and 2022 respectively. Property and equipment consisted of the following:

	2023	2022
Auto	45,420	45,420
Machinery & equipment	1,160,578	1,108,870
Buildings & Tanks	233,323	282,988
Leasehold improvements	723,638	713,068
Computer Software	5,979	—
Office furniture & equipment	9,157	13,636
Total cost	2,178,095	2,163,983
Accumulated depreciation	(1,828,293)	(1,674,385)
Property, plant & equipment, net	349,802	489,597

Excise taxes

The Company pays alcohol excise taxes based on product sales to both the Oregon Liquor Control Commission and to the U.S. Department of the Treasury, Alcohol and Tobacco Tax and Trade Bureau (TTB). The Company also pays taxes to the State of Florida – Division of Alcoholic Beverages and Tobacco. The Company is liable for the taxes upon the removal of product from the Company’s warehouse on a per gallon basis. The federal tax rate is affected by a small winery tax credit provision which decreases based upon the number of gallons of wine production in a year rather than the quantity sold.

Fair Value of Financial Instruments

Financial Accounting Standards (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 -	Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 -	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 -	Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The liabilities and indebtedness presented on the consolidated financial statements approximate fair values at December 31, 2023 and December 31, 2022, consistent with recent negotiations of notes payable and due to the short duration of maturities.

Revenue Recognition

We recognize revenue under ASC 606, Revenue from Contracts with Customers (Topic 606). This guidance sets forth a five-step model which depicts the recognition of revenue in an amount that reflects what we expect to receive in exchange for the transfer of goods or services to customers.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

We recognize revenue when our performance obligations under the terms of a contract with the customer are satisfied. Product sales occur once control of our products is transferred upon delivery to the customer. Revenue is measured as the amount of consideration that we expect to receive in exchange for transferring goods and is presented net of provisions for customer returns and allowances. The amount of consideration we receive and revenue we recognize varies with changes in customer incentives we offer to our customers and their customers. Sales taxes and other similar taxes are excluded from revenue.

Distribution expenses to transport our products, and warehousing expense after manufacture are accounted for in Other General and Administrative cost.

Cost of Goods Sold

Cost of goods sold include the costs of products, packaging, transportation, warehousing, and costs associated with valuation allowances for expired, damaged or impaired inventory. The cost of transportation from production site to other 3rd party warehouses or customer is included in Other General and Administrative cost.

Other General and Administrative Expenses

Other General and Administrative expenses include Amazon selling fees, royalty cost for selling TapouT, cost of transportation from production site to other 3rd party warehouses or customers, insurance cost, consulting cost, legal and audit fees, investor relations expenses, travel & entertainment expenses, occupancy cost and other cost.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC 718,”Compensation - Stock Compensation”. Under the fair value recognition provisions, cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period. We use the Black-Scholes option pricing model to determine the fair value of stock options. We early adopted ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting”, which aligns accounting treatment for such awards to non-employees with the existing guidance on employee share-based compensation in ASC 718.

We measure stock-based awards at the grant-date fair value for employees, directors and consultants and recognize compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of our common stock, and for stock options and warrants, the expected life of the option and warrant, and expected stock price volatility and exercise price. We used the Black-Scholes option pricing model to value its stock-based awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards. The expected life of stock options/warrants were estimated using the “simplified method,” which calculates the expected term as the midpoint between the weighted average time to vesting and the contractual maturity, we have limited historical information to develop reasonable expectations about future exercise patterns. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, we use comparable public companies as a basis for its expected volatility to calculate the fair value of award. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the award. The estimation of the number of awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Income Taxes

We use the liability method of accounting for income taxes as set forth in ASC 740,”Income Taxes”. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. We record a valuation allowance when it is not more likely than not that the deferred tax assets will be realized.

Company management assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.

For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. Company management has determined that there are no material uncertain tax positions at December 31, 2023 and December 31, 2022. See not 13.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company’s convertible debt or preferred stock (if any), are not included in the computation if the effect would be anti-dilutive.

Weighted average number of shares outstanding excludes anti-dilutive common stock equivalents, including warrants to purchase shares of common stock and warrants granted by our Board that have not been exercised totaling 74,007,680.

Advertising

We conduct advertising for the promotion of our products. In accordance with ASC 720-35, advertising costs are charged to operations when incurred. We recorded advertising expense of $1,721,547 and $732,618 for the years ended December 30, 2023 and 2022, respectively.

Goodwill and other intangibles

Goodwill represents the excess of acquisition cost over the fair value of the net assets acquired and is not subject to amortization. The Company reviews goodwill annually in the fourth quarter for impairment or when circumstances indicate carrying value may exceed the fair value. This evaluation is performed at the reporting unit level. If a qualitative assessment indicates that it is more likely than not that the fair value is less than carrying value, a quantitative analysis is completed using either the income or market approach, or a combination of both. The income approach estimates fair value based on expected discounted future cash flows, while the market approach uses comparable public companies and transactions to develop metrics to be applied to historical and expected future operating results.

The gross amounts and accumulated amortization of the Company’s acquired identifiable intangible assets with finite useful lives, included in other intangible assets, net in the accompanying consolidated balance sheets, were as follows:

	December 31, 2023
	Gross Amount	Accumulated Amortization	Amortization Period
Finite:			(in years)
Brands	$4,459,000	$891,803	15
Customer Relationships	957,000	191,400	15
License	360,000	233,488	11
Total Intangible Assets	$5,776,000	$1,316,691

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

At the time of acquisition, the Company estimates the fair value of the acquired identifiable intangible assets based upon the facts and circumstances related to the particular intangible asset. Inherent in such estimates are judgments and estimates of future revenue, profitability, cash flows and appropriate discount rates for any present value calculations. The Company preliminarily estimates the value of the acquired identifiable intangible assets and then finalizes the estimated fair values during the purchase allocation period, which does not extend beyond 12 months from the date of acquisition. The Company’s amortization expense for acquired identifiable intangible assets with finite useful lives was $392,068 for fiscal years 2023 and 2022. Estimated amortization expense for acquired identifiable intangible assets for fiscal year 2024 and the succeeding years is as follows:

Future Intangible Asset Amortization Expense
Fiscal Year:
2024	$392,068
2025	392,068
2026	392,068
2027	392,068
2028	363,580
Thereafter	2,527,457
$4,459,309

Long-lived assets

The Company evaluates long-lived assets for impairment on an annual basis, when relocating or closing a facility, or when events or changes in circumstances may indicate the carrying amount of the asset group, generally an individual warehouse, may not be fully recoverable. For asset groups held and used, including warehouses to be relocated, the carrying value of the asset group is considered recoverable when the estimated future undiscounted cash flows generated from the use and eventual disposition of the asset group exceed the respective carrying value. In the event that the carrying value is not considered recoverable, an impairment loss is recognized for the asset group to be held and used equal to the excess of the carrying value above the estimated fair value of the asset group. For asset groups classified as held-for-sale (disposal group), the carrying value is compared to the disposal group’s fair value less costs to sell. The Company estimates fair value by obtaining market appraisals from third party brokers or using other valuation techniques.

Foreign Currency Gain/Losses

Foreign subsidiaries’ functional currency is the local currency of operations and the net assets of foreign operations are translated into U.S. dollars using current exchange rates. Gain or losses from these translation adjustments are included in the consolidated statement of operations and other comprehensive (loss) income as foreign currency translation gains or losses. Translation gains and losses that arise from the translation of net assets from functional currency to the reporting currency, as well as exchange gains and losses on intercompany balances, are included in Other Comprehensive Losses. The Company incurred a foreign currency translation net gain during the year ended December 31, 2023 of $3,889 and a foreign currency translation net loss during the year ended December 31, 2022 of $20,472.

Recent Accounting Pronouncements

Adoption of FASB ASU 2020-06

In August 2020, the Financial Accounting Standards Board (FASB) issued ASU No. 2020-06, “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.” ASU 2020-06 simplifies the accounting for convertible instruments and contracts by removing certain models that were previously required to be applied. The amendments are effective for the fiscal years beginning after December 15, 2023, with early adoption permitted. The Company is currently evaluating the impact this update will have on its consolidated financial Statements.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 3 – Liquidity, Capital Resources and Going Concern Considerations

During 2023, the Company received $6.6 million from the issuance of debt. This event served to mitigate the conditions that previously raised substantial doubt about the Company’s ability to continue as a going concern.

The Company’s consolidated financial statements have been prepared on the basis of US GAAP for a going concern, on the premise that the Company is able to meet its obligations as they come due in the normal course of business. The Company sustained a net loss of approximately $21.0 million and negative cash flows from operating activities of approximately $10.2 million for the year ended December 31, 2023. To date the Company has generated cash flows from issuances of equity and indebtedness.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As of March 29, 2024, the Company has incurred significant losses from operations and has experienced negative cash flows from operating activities. Additionally, the Company’s current liabilities exceed its current assets, and it has a working capital deficit.

Management’s plans in regard to these matters include actions to sustain the Company’s operations, such as seeking additional funding to meet its obligations and implement its business plan. However, there is no assurance that the Company will be successful in implementing its plans or in raising additional funds. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty. If the Company is unable to continue as a going concern, adjustments would be necessary to the carrying values of its assets and liabilities and the reported amounts of revenues and expenses could be materially affected.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 4 – Notes Payable, Related Party Notes Payable, and Revenue Financing Arrangements

Notes payable are generally nonrecourse and secured by all Company owned assets.

	Interest Rate	December 31, 2023	December 31, 2022
Notes Payable

In March 2014, the Company entered into a short-term loan agreement with an entity in the amount of $200,000. The note included warrants for 272,584 shares of common stock at $0.94 per share. The warrants expired unexercised on February 28, 2017. The loan and interest was paid off in February 2023	8%	—	200,000

In December 2020, the Company entered into a 56- month loan with a company in the amount of $1,578,237. The loan requires payments of 3.75% through November 2022 and 4.00% through September 2025 of the previous month’s revenue. Note is due September 2025. Note is guaranteed by a related party see note 6.	17%	371,693	1,044,445

In April 2021, the Company entered into various six-month loans with individuals totaling in the amount of $168,000. The loans had an original maturity of October 2021 with principal and interest due at maturity with conversion price of $3.30 per share. The loans were extended to March 31, 2024.	7%	168,000	168,000

In May 2021, the Company entered into various six-month loans with individuals totaling in the amount of $60,000. The loans had an original maturity of October 2021 with principal and interest due at maturity with conversion price of $3.30 per share. The loans were extended to March 31, 2024.	7%	60,000	60,000

In August 2022, we entered into a 56-months auto loan in the amount of $45,420.	2.35%	32,996	42,396

In December 2022, the Company entered into various eighteen-month loans with individuals totaling in the amount of $4,000,000. The notes included 100% warrant coverage. The loans mature in June 2024 with principal and interest due at maturity with conversion price of $1.00 per share.	12%	4,000,000	4,000,000

In February 2023, the Company entered into a twelve-month loan with an entity in the amount of $2,000,000. The convertible note included the issuance of 1,500,000 shares of common stock . The loan matures in February 2024 with conversion price of $0.85 per share and is non-interest bearing	—%	1,769,656	—

In May 2023, the Company entered into various eighteen-month loans with individuals totaling in the amount of $800,000. The notes included 50% warrant coverage. The loans mature in November 2024 with principal and interest due at maturity with conversion price of $1.00 per share.	12%	800,000	—

In June 2023, the Company entered into various eighteen-month loans with individuals totaling in the amount of $350,000. The notes included 50% warrant coverage. The loans mature in December 2024 with principal and interest due at maturity with conversion price of $1.00 per share.	12%	350,000	—

In July 2023, the Company entered into a twelve-month loan with an individual in the amount of $750,000. The note included 50% warrant coverage. The loan matures in July 2024 with principal and interest due at maturity with conversion price of $1.00 per share.	12%	750,000	—

In July 2023, the Company entered into a twelve-month loan with an individual in the amount of $100,000. The note included 50% warrant coverage. The loan matures in January 2025 with principal and interest due at maturity with conversion price of $1.00 per share.	12%	100,000	—

In August 2023, the Company entered into a twelve-month loan with an individual in the amount of $300,000. The convertible note included the issuance of 150,000 shares of common stocks. The loan matures in August 2024 with principal and interest due at maturity with conversion price of $0.85 per share and is non-interest bearing.	—	300,000	—

In October 2023, the Company entered into a three-month loan with an individual in the amount of $500,000. The loan matures in January 2024 with principal and interest due at maturity. The loan was extended to March 2024.	10%	500,000	—

In October 2023, the Company entered into a loan with an individual in the amount of $196,725 The loan matures in March 2024. Note is guaranteed by a related party.	—	91,785	—

In October 2023, the Company entered into a loan with an individual in the amount of $130,000. The loan requires payment of 17% of daily Shopify sales.	—	88,431	—

In October 2023, the Company entered into a eighteen-month loan with individuals totaling in the amount of $1,250,000. The note included 100% warrant coverage. The loan matures in April 2025 with principal and interest due at maturity with conversion price of $1.00 per share	12%	1,250,000	—

In December 2023, we entered into a 2.5-month loan with an individual in the amount of $450,000. The loan had a maturity of March 2024 with principal and interest due at maturity.	10%	450,000	—

	Total notes payable	$11,082,561	$5,514,841

	Less notes discount	(2,876,387)	(1,898,265)

	Less current portion	(7,748,518)	(1,080,257)

	Long-term notes payable	$457,656	$2,536,319

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 4 – Notes Payable, Shareholder Notes Payable, and Revenue Financing Arrangements, continued

Interest expense on notes payable was $1,836,377 and $246,090 for the years ended December 31, 2023 and 2022, respectively. Accrued interest was $1,714,646 and $141,591 at December 31, 2023 and December 31, 2022, respectively. The Company’s effective interest rate was 60.17% for the year ended December 31, 2023.

As of December 31, 2023, the Company’s convertible note balances are convertible into 11,127,500 shares of common stock.

Notes discount of $2,876,387 and $1,898,265 for the year ending December 31, 2023 and 2022 respectively is related to the discounted warrants and common shares issued in connection with the notes.

	Interest Rate	December 31, 2023	December 31, 2022
Shareholder Notes Payable

In February 2023, we entered into a loan with an individual in the amount of $200,000. The annual interest rate is 12%	12%	200,000	—

	Less current portion	(200,000)	—

	Less current portion	$—	$—

Less current portion

Long-term notes payable

Interest expense on related party notes payable was $20,400 and $5,407 for the years ended December 31, 2023 and 2022, respectively.

Note 5 – Licensing Agreement and Royalty Payable

We have a licensing agreement with ABG TapouT, LLC (“TapouT”), providing us with licensing rights to the brand “TapouT” on (i) energy drinks, (ii) energy bars, (iii) coconut water, (iv) electrolyte gum/chews, (v) energy shakes, (vi) powdered drink mix, (viii) water (including enhanced water), (vii) energy shots, (viii) teas, and (ix) sports drinks sold in the North America (including US Territories and Military Bases), United Kingdom, Brazil, South Africa, Australia, Scandinavia, Peru, Colombia, Chile and Guatemala. Under the terms of the agreement, we are required to pay a 6% royalty on net sales, as defined. In 2023 and 2022, we are required to make monthly payments of $55,000 and $54,450, respectively.

There were no unpaid royalties at December 31, 2023 and 2022. We paid the guaranteed minimum royalty payments of $660,000 and $653,400 for the years ended December 31, 2023 and 2022, which is included in general and administrative expenses.

In connection with the Copa Asset Purchase Agreement, we acquired the license to certain patents from 1/4 Vin SARL (“1/4 Vin”) On February 16, 2018, the Copa DI Vino® entered into three separate license agreements with 1/4 Vin SARL, (1/4 Vin). 1/4 Vin has the right to license certain patents and patent applications relating to inventions, systems, and methods used in the Company’s manufacturing process. In exchange for notes payable, 1/4 Vin granted the Company a nonexclusive, royalty-bearing, non-assignable, nontransferable, terminable license which would continue until the subject equipment is no longer in service or the patents expire. Amortization is approximately $31,000 annually until the license agreement is fully amortized. The asset is being amortized over a 10-year useful life.

Note 6 – Stockholders’ Equity

Common Stock

During the twelve-months ended December 31, 2022, we issued 4,596,129 shares of common stock as part of the public offerings, 1,834,404 shares in exchange for services, 380,959 shares in connection with the purchase of Copa DI Vino®, 377,796 shares on conversion of convertible instruments, and 300,000 shares for cash.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 6 – Stockholders’ Equity, continued

Private Placement Memorandum (PPM)

In July 2022, we issued 100,000 shares of common stock of the Company, at a purchase price of $1.10 per share. In December 2022, we issued 200,000 shares of common stock of the Company, at a purchase price of $1.00 per share this placement included 100% warrant coverage.

In December 2022, we issued Convertible Notes for 4,000,000 shares at $1.00 per share with warrants to purchase 4,000,000 shares of common stock at $0.25 per share.

Stock Plans

A summary of the Company’s stock option plan and changes during the year ended is as follows:

Plan Category	No. of Shares to be Issued Upon Exercise or Vesting of Outstanding Stock Options	Weighted Average Exercise Price of Outstanding Stock Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities
Equity compensation plan approved by board of directors	4,259,008	1.13	2,846,068

Total	4,259,008	1.13	2,846,068

In August 2020, the Board adopted the 2020 Stock Incentive Plan (the “2020 Plan”), which provides for the grant of Options, Restricted Stock Awards, Stock Appreciation Rights, Performance Units and Performance Bonuses to consultants and eligible recipients.

The 2020 Plan has an “evergreen” feature, which provides for the annual increase in the number of shares issuable under the plan by an amount equal to 5% of the number of issued and outstanding common shares at year end, unless otherwise adjusted by the Board of Directors. At January 1, 2023 and 2022, the number of shares issuable under the 2020 plan increased by 2,054,276 and 1,679,812 shares, respectively.

In October 2023, the shareholders voted to increase the number of shares issuable under the Plan to 7.5%.

At December 31, 2023 the number of shares authorized under the 2020 plan is 2,846,068.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 6 – Stockholders’ Equity, continued

The following is a summary of the Company’s stock option activity:

Options	December 31, 2023		December 31, 2022
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price

Balance - January 1, 2023*	1,151,000	$1.12	1,065,000	2.60

Granted	3,441,008	1.13	146,000	$2.31
Exercises	—	—	—	—
Cancelled	333,000	1.18	60,000	2.60

Balance – December 31, 2023	4,259,008	$1.13	1,151,000	$2.56

Exercisable – December 31, 2023	3,910,787	$1.12	732,746	$2.58

* These prices are reflective of the price modification made on April 24, 2023.

In May 2022, we granted 146,000 options to purchase common stock to employees and consultants, these options vest between one and four years and were valued at $336,926 on the grant date. ..

In the three months ending June 30, 2023, the Company granted 3,376,008 options to employees and directors at weighted average strike price of $1.13, weighted average expected life of 6.0 years, weighted average volatility of 264.3%, weighted average risk-free rate of 3.6% and no dividend. On April 24, 2023, the Company modified the price of 4,134,008 options to $1.12 from a weighted average price of $2.56. The options have a weighted average expected life of 6.3 years, weighted average volatility of 266.7%, weighted average risk-free rate of 3.6% and no dividend. Following ASC Topic 718 the Company recognized an incremental expense from the modification of the option pricing resulting in an expense of $7,348 that was reflected in the quarter.

The Company determined the grant date fair value of the options granted using the Black Scholes Method using the following assumptions:

	December 31, 2023	December 31, 2022
Risk-free interest rates	0.84%	0.84%
Exercise price	$1.08 – 1.36	$2.60
Expected life	5 years	5 years
Expected volatility	160.0%	160.0%
Expected dividends	—	—

During the year ended December 31, 2023, the fair value of options granted amounted to $1,060,602. As of December 31, 2023, the intrinsic value of stock options outstanding and exercisable was $0. Stock compensation expense for the years ended December 31, 2023 and 2022 was $840,817 and $1,146,965, respectively.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 6 – Stockholders’ Equity, continued

At December 31, 2023, there was approximately $300,000 of unrecognized compensation costs related to stock options which will be recognized over the weighted average remaining years of 0.84.

The following is a summary of the Company’s Warrant activity

Warrants	December 31, 2023		December 31, 2022
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price

Balance – beginning of the year	14,343,896	$1.85	10,143,896	$2.51

Granted	2,250,000	0.58	4,200,000	0.25
Exercises	68,146	2.19	—	—
Cancelled	2,345,677	2.32	—	—

Balance - end of the year	14,180,073	$1.56	14,343,896	$1.85

The fair value of warrants recognized in the period has been estimated using the Black-Scholes option pricing model with the following assumptions.

	December 31, 2023	December 31, 2022
Risk-free interest rates	3.84%	3.99%
Exercise price	$0.55	$0.96
Expected life	5 years	5 years
Expected volatility	228.3%	228.3%
Expected dividends	—	—

Note 7 – Related Parties

During the normal course of business, we incurred expenses related to services provided by our CEO or Company expenses paid by our CEO, resulting in related party payables. In conjunction with the acquisition of Copa DI Vino®, the Company also entered into a Revenue Loan and Security Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, additional Guarantor and each of the subsidiary guarantors from time-to-time party thereto (each a “Guarantor”, and, collectively, the “Guarantors”), and Decathlon Alpha IV, L.P. (the “Lender”). The Loan and Security Agreement provided for a revenue-based credit facility of $1,578,237 (the “Gross Amount”) with the Lender (the “Credit Facility”). There was $371,693 outstanding and $989,702 accrued interest under this agreement as of December 31, 2023. Additionally, the Company is subject to $757,554 of penalties associated with this agreement as of December 31, 2023. The lender has agreed to waive the penalties in the event the Company repays the loan obligation in full prior to maturity. The Company intends to pay off the obligation prior to maturity.

On September 29, 2023, the Company also entered into a Purchase and Sales Future Receivables Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, additional Guarantor and each of the subsidiary guarantors from time-to-time party thereto (each a “Guarantor”, and, collectively, the “Guarantors”), and Knightsbridge Funding LLC (the “Lender”). The Loan and Security Agreement provided a loan of $165,000, with the gross and interest amount of $241,725 with the Lender (the “Credit Facility”). There was $99,185 outstanding under this agreement as of December 31, 2023.

There were related party advances from our chief executive officer in the amount of $0.4 million outstanding as of December 31, 2023 and a shareholder note payable outstanding in the amount of $200,000 as of December 31, 2023.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 8 – Investment in Salt Tequila USA, LLC

The Company has a marketing and distribution agreement with SALT in Mexico for the manufacturing of our Tequila product line.

The Company has a 22.5% percentage interest in SALT Tequila USA, LLC (“SALT”), and has the right to increase its ownership to 37.5%. This investment is accounted for at cost.

Note 9 – Lease

We have various operating lease agreements primarily related to real estate and office space. Our real estate leases represent a majority of our lease liability. Our lease payments are mainly fixed. Any variable lease payments, including utilities and common area maintenance are expensed during the period incurred. Variable lease costs were immaterial for the years ended December 31, 2023 and 2022. A majority of our real estate leases include options to extend the lease. We review all options to extend at the inception of the lease and account for these options when they are reasonably certain of being exercised.

Operating lease expense is recognized on a straight-line basis over the lease term and is included in operating expense on our consolidated statement of operations. Operating lease cost was $363,890 and $315,980 during the years ended December 31, 2023 and 2022, respectively.

The following table sets for the maturities of our operating lease liabilities and reconciles the respective undiscounted payments to the operating lease liabilities in the consolidated balance sheet at December 31, 2023:

Undiscounted Future Minimum Lease Payments	Operating Lease

2024	$286,168
2025	287,193
2026	17,857
Total	591,218
Amount representing imputed interest	(32,230)
Total operating lease liability	558,988
Current portion of operating lease liability	(262,860)
Operating lease liability, non-current	$296,128

The table below presents information for lease costs related to our operating leases at December 31, 2023:

Operating lease cost:
Amortization of leased assets	$330,728
Interest of lease liabilities	33,162
Total operating lease cost	$363,890

The table below presents lease- related terms and discount rates at December 31, 2023:

Remaining term on leases	30 months
Incremented borrowing rate	5.0%

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 10 – Segment Reporting

We have two reportable operating segments: (1) the manufacture and distribution of non-alcoholic and alcoholic beverages, and (2) the retail sale of beverages and groceries online. These operating segments are managed separately and each segment’s major customers have different characteristics. Segment Reporting is evaluated by our chief operating decision maker, which continues to be our chief executive officer.

Revenue	For the Year Ended, December 31, 2023	For the Year Ended, December 31, 2022
Splash Beverage Group	$5,072,479	$4,759,586
E-Commerce	13,777,673	13,327,900

Total Revenues continuing operations	$18,850,152	$18,087,486

Total Revenues discontinuing operations	$—	$385,174

Contribution after Marketing expenses	2023	2022
Splash Beverage Group	$(1,749,163)	$(2,202,790)
E-Commerce	4,824,338	5,314,767

Total Contribution after Marketing expenses continuing operations	3,075,175	3,111,977

Contracted services	1,402,572	1,505,788
Salary and wages	5,003,392	4,179,403
Non-cash share-based compensation	1,169,858	7,409,884
Other general and administrative	10,786,011	11,411,535

Loss from continuing operations	$(15,286,658)	$(21,394,633)

Total Assets	December 31, 2023	December 31, 2022
Splash Beverage Group	$9,188,213	$14,723,553
E-Commerce	710,555	2,581,150

Total Assets	$9,898,768	$17,304,703

Splash Beverage Group revenue increased for the year ending December 31, 2023 versus December 31, 2022 by $0.3 million or 7% with the main contribution from the increase in revenue coming from TapouT and Pulpoloco. The contribution after marketing expenses increased by $0.04 million for the year ending December 31, 2023 versus December 31, 2022 due to increased sales partially offset by cost increases.

E-Commerce revenue increased for the year ending December 31, 2023 versus December 31, 2022 by $0.4 million driven by expanded territory coverage, new products being sold and increased cart size when customers checking out. Contribution after Marketing expenses declined by $0.4 million due to increase by cost.

Note 11 – Commitment and Contingencies

We are a party to asserted claims and are subject to regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but we do not anticipate that the outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 12 – Registration Statement

Underwriting Agreement

On June 10, 2021, we entered into an underwriting agreement (“Underwriting Agreement”) relating to an underwritten public offering (the “Offering”) of common stock, (the “Common Stock”) and warrants to purchase one share of Common Stock (the “Warrants”). Pursuant to the Offering, we sold 3,750,000 shares of Common Stock and 4,312,500 Warrants, which include 562,500 Warrants sold upon the partial exercise of the Underwriters’ over-allotment, for total gross proceeds of approximately $15 million. After deducting the underwriting commissions, discounts, and offering expenses, we received net proceeds of approximately $13.2 million.

On February 17, 2022, we entered into an underwriting agreement (“Underwriting Agreement”) relating to an underwritten public offering (the “Offering”) of common stock, (the “Common Stock”) to purchase one share of Common Stock. Pursuant to the Offering, we sold 2,300,000 shares of Common Stock for total gross proceeds of approximately $9.2 million. After deducting the underwriting commissions, discounts, and offering expenses payable by we, we received net proceeds of approximately $7.9 million.

On September 22, 2022, we entered into an underwriting agreement (“Underwriting Agreement”) relating to an underwritten public offering (the “Offering”) of common stock, (the “Common Stock”) to purchase one share of Common Stock. Pursuant to the Offering, we sold 2,296,129 shares of Common Stock for total gross proceeds of approximately $3.6 million. After deducting the underwriting commissions, discounts, and offering expenses, we received net proceeds of approximately $3.1 million.

Representative’s Warrants

On June 15, 2021, pursuant to the Underwriting Agreement, the Company issued Representative’s Warrants to purchase up to an aggregate of 150,000 shares of Common Stock. The Representative’s Warrants may be exercised beginning on December 10, 2021 until June 10, 2026. The initial exercise price of each Representative Warrant is $4.60 per share, which represents 115% of the Offering Price.

Note 13 – Tax Provision

The Company has evaluated the positive and negative evidence in assessing the realizability of its deferred tax assets. This assessment included the evaluation of scheduled reversals of deferred tax liabilities, estimates of projected future taxable income and tax planning strategies to determine which deferred tax assets are more likely than not to be realized in the future. Due to uncertainty about the Company’s ability to utilize its deferred tax assets, the Company has recorded a full valuation allowance against its deferred tax assets.

At December 31, 2023, the Company’s net operating loss carryforward for Federal income tax purposes was $108,922,763, which will be available to offset future taxable income. If not used, these carry forwards will begin to expire in 2032, except for the net operating losses generated January 1, 2018 and after, which amounted to $90,921,071, which can be carried forward indefinitely.

There was no income tax expense or benefit for the years ended December 31, 2023 and 2022 due to the full valuation allowance recorded.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 13 – Tax Provision, continued

The reconciliation of the income tax benefit is computed at the U.S. federal statutory rate as follows:

	2023	2022

Federal Statutory Tax Rate	21.00%	21.00%
Permanent Differences	(0.89)%	(3.80)%
Change in Valuation Allowance	(20.11)%	(17.20)%
Net deferred tax asset	—	—

The tax effects of temporary differences which give rise to the significant portions of deferred tax assets or liabilities at December 31 are as follows:

	2023	2022
Deferred Tax Assets:
Net Operating Losses	$27,606,474	$22,758,336
Deferred Rent	—	380
Accrued Interest/Interest Expense Limitation	1,518,618	1,263,639
Total deferred tax assets	29,125,092	24,022,355

Deferred Tax Liabilities:
Depreciation	(120,502)	(93,476)
Total deferred tax liabilities	(120,502)	(93,476)

Less: Valuation allowance	(29,004,590)	(23,928,879)
Total Net Deferred Tax Assets	$—	$—

The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. The open tax years subject to examination with respect to the Company’s operations are 2015 through 2023.

Note 14 – Subsequent Events

In January 2024, the Company entered into a convertible note with an individual in the amount of $250,000. The note has an eighteen-month term, accrues interest at 12% and is convertible into shares of common stock of the Company at $0.50 per share, which also includes 200% warrants at $0.25

In January 2024, the Company entered into a commercial loan in the amount of $500,000. The total cost of the loan is $250,000 and is paid in weekly increments of 6.97% of the current receivable balance.

In February 2024, the Company entered into a convertible note with an individual in the amount of $150,000. The note has an eighteen-month term, accrues interest at 12% and is convertible into shares of common stock of the Company at $0.40 per share, which also includes 250% warrants at $0.25.

In March 2024, the Company received a $109,000 cash advance from our chief executive officer, resulting in a related party payable. This note bears 0% interest.

We have notes that expire in 2024 that we plan to extend or payoff.

Splash Beverage Group, Inc.
Condensed Consolidated Balance Sheets
September 30, 2024 and December 31, 2023

	September 30, 2024	December 31, 2023
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$456,889	$379,978
Accounts receivable, net	595,305	890,631
Prepaid expenses	406,493	220,320
Inventory	1,341,436	2,252,469
Other receivables	239,817	233,850
Total current assets	3,039,940	3,977,248

Non-current assets:
Deposits	$49,849	$49,446
Goodwill	256,823	256,823
Intangible assets, net	4,165,258	4,459,309
Investment in Salt Tequila USA, LLC	250,000	250,000
Right of use assets	360,654	556,140
Property and equipment, net	241,766	349,802
Total non-current assets	5,324,350	5,921,520

Total assets	$8,364,290	$9,898,768

Liabilities and Stockholders’ Equity

Liabilities:
Current liabilities
Accounts payable and accrued expenses	$5,580,252	$4,444,286
Right of use liability, current portion	274,574	262,860
Related party notes payable	389,000	380,000
Notes payable, net of discounts	8,974,659	7,748,518
Shareholder advances	200,000	200,000
Accrued interest payable	2,362,268	1,714,646
Total current liabilities	17,780,753	14,750,310

Long-term liabilities:
Notes payable, net of discounts	1,322,870	457,656
Right of use liability – net of current portion	88,740	296,128
Total long-term liabilities	1,411,610	753,784

Total liabilities	19,192,363	15,504,094

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common Stock, $0.001 par, 300,000,000 shares authorized, 61,230,548 shares issued, 44,330,099 shares outstanding at September 30, 2024 and December 31, 2023	61,231	44,330
Additional paid in capital	135,842,349	127,701,710
Accumulated other comprehensive loss	61,236	(16,583)
Accumulated deficit	(146,792,889)	(133,334,783)
Total stockholders’ equity	(10,828,073)	(5,605,326)

Total liabilities and stockholders’ equity	$8,364,290	$9,898,768

The accompanying notes are an integral part of these condensed consolidated financial statements.

Splash Beverage Group, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
For the Three Months and Nine Months Ended September 30, 2024 and 2023
(Unaudited)

	Three months ended September 30		Nine months ended September 30,
	2024	2023	2024	2023
Net revenues	981,858	5,144,069	3,569,320	16,161,747
Cost of goods sold	(690,839)	(3,847,202)	(2,870,256)	(11,326,298)
Gross profit	291,019	1,296,867	699,064	4,835,449

Operating expenses:
Contracted services	208,211	382,096	628,076	1,094,398
Salary and wages	1,101,700	1,195,916	3,579,801	3,794,179
Non-cash share-based compensation	186,682	367,244	2,085,671	1,224,101
Other general and administrative	1,236,098	3,048,779	3,371,139	8,617,013
Sales and marketing	227,921	626,363	645,187	2,105,559
Total operating expenses	2,960,612	5,620,398	10,309,874	16,835,250

Loss from operations	(2,669,593)	(4,323,531)	(9,610,810)	(11,999,801)

Other income/(expense):
Interest income	736	348	1,571	1,668
Interest expense	(890,471)	(221,488)	(2,045,131)	(561,249)
Other Income/Expense	(35)	—	(1,937)	49,819
Legal reserve	(330,000)	—	(330,000)	—
Amortization of debt discount	(830,200)	(1,125,410)	(2,730,854)	(2,500,065)
Total other income/(expense)	(2,049,970)	(1,346,550)	(5,106,351)	(3,009,827)

Provision for income taxes	—	—	—	—

Net loss	$(4,719,563)	$(5,670,081)	$(14,717,161)	$(15,009,628)

Other Comprehensive Income (Loss)
Foreign currency translation loss	85,074	29,406	77,819	12,024

Total Comprehensive Income (Loss)	$(4,634,489)	$(5,640,675)	$(14,639,342)	$(14,997,604)

(Loss) per share - continuing operations
Basic and diluted	$(0.08)	$(0.13)	$(0.29)	$(0.36)

Weighted average number of common shares outstanding - continuing operations
Basic and diluted	5,272,802	42,812,058	51,393,262	41,991,259

The accompanying notes are an integral part of these condensed consolidated financial statements.

Splash Beverage Group, Inc.

 Condensed Consolidated Statement of Changes in Stockholders’ Equity

For the Nine months ended September 30, 2024 and 2023

(Unaudited)

	Common Shares	Amount	Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders’ equity
Balances at December 31, 2022	41,085,520	$41,086	$121,632,546	$(20,472)	$(112,331,026)	$9,322,134

Common stock issuable and beneficial conversion feature on convertible 12-month promissory note	—	—	1,786,468	—	—	1,786,468
Share based compensation	—	—	215,760	—	—	215,760
Accumulated Comprehensive loss – translation, net	—	—	—	(1,609)	—	(1,609)
Net loss	—	—	—	—	(3,729,299)	(3,729,299)

Balances at March 31, 2023	41,085,520	$41,086	$123,634,774	$(22,081)	$(116,060,325)	$7,593,454

Issuance of common stock on convertible instruments	1,500,000	1,500	(1,500)	—	—	—
Share based compensation	—	—	509,232	—	—	509,232
Issuance of common stock for services	216,666	216	223,449	—	—	223,665
Issuance of warrants on convertible instruments	—	—	1,269,669	—	—	1,269,669
Accumulated Comprehensive loss – translation, net	—	—	—	(15,773)	—	(15,773)
Net loss	—	—	—	—	(5,610,249)	(5,610,249)

Balances at June 30, 2023	42,802,186	$42,802	$125,635,624	$(37,854)	$(121,670,574)	$3,969,998

Debt discount from convertible instrument	—	—	79,817	—	—	79,817
Share based compensation	—	—	300,912	—	—	300,912
Issuance of common stock for services	99,999	100	66,232	—	—	66,332
Issuance of warrants on convertible instruments	—	—	565,786	—	—	565,786
Accumulated Comprehensive loss – translation, net	—	—	—	29,406	—	29,406
Net loss	—	—	—	—	(5,670,081)	(5,670,081)

Balances at September 30, 2023	42,902,185	$42,902	$126,648,371	$(8,448)	$(127,340,655)	$(657,830)

Balances at December 31, 2023	44,330,099	$44,330	$127,701,710	$(16,583)	$(133,334,783)	$(5,605,326)

Issuance of common stock for note extension	200,000	200	107,800	—	—	108,000
Share based compensation	—	—	271,672	—	—	271,672
Adoption of ASU 2020-06			(2,191,103)		1,259,057	(932,046)
Issuance of warrants on convertible instruments	—	—	768,346	—	—	768,346
Conversion of notes payable to common stock	1,552,000	1,552	386,448	—	—	388,000
Issuance of common stock for services	300,000	300	176,700	—	—	177,000
Accumulated Comprehensive loss – translation, net	—	—	—	(7,437)	—	(7,437)
Net loss	—	—	—	—	(4,670,897)	(4,670,897)
Balances at March 31, 2024	46,382,099	$46,382	$127,221,573	$(24,020)	$(136,746,623)	$(9,502,688)

Issuance of common stock for convertible note	925,000	925	295,070	—	—	295,995
Share based compensation	—	—	893,648	—	—	893,648

Issuance of warrants on convertible instruments	—	—	1,751,400	—	—	1,751,400
Conversion of notes payable to common stock	6,059,511	6,060	1,375,597	—	—	1,381,657
Issuance of common stock for services	520,000	520	152,150	—	—	152,670
Accumulated Comprehensive loss – translation, net	—	—	—	182	—	182
Net loss	—	—	—	—	(5,326,702)	(5,326,702)
Balances at June 30, 2024	53,886,610	$53,887	$131,689,440	$(23,838)	$(142,073,327)	$(10,353,838)
Share based compensation	—	—	147,656	—	—	147,656
Issuance of common stock for convertible note	300,000	300	134,700			135,000
Issuance of warrants on convertible instruments	—	—	1,813,573	—	—	1,813,573
Conversion of notes payable to common stock	5,934,748	5,935	1,723,064	—	—	1,728,999
Issuance of common stock for services	1,109,190	1,109	333,916	—	—	335,025
Accumulated Comprehensive loss – translation, net	—	—	—	85,074	—	85,074
Net loss	—	—	—	—	(4,719,562)	(4,719,562)
Balances at September 30, 2024	61,230,548	$61,231	$135,842,349	$61,236	$(146,792,889)	$(10,828,073)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Splash Beverage Group, Inc.
Condensed Consolidated Statement of Cash Flows
For the Nine Months Ended September 30, 2024 and 2023
(Unaudited)

	2024	2023
Net loss	$(14,717,161)	$(15,009,628)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	405,322	403,948
Amortization of debt discount	2,730,854	2,500,065
ROU assets, net	(189)	3,453
Common stock issued for services		289,998
Non-cash share-based compensation	2,085,671	1,224,101
Changes in working capital items:
Accounts receivable, net	295,326	299,417
Inventory, net	911,033	813,846
Prepaid expenses and other current assets	(192,139)	90,061
Deposits	(403)	(108)
Accounts payable and accrued expenses	1,425,795	526,290
Accrued interest payable	672,427	354,792
Net cash used in operating activities	(6,383,464)	(8,503,765)

Cash flows from investing activities:
Capital expenditures	(3,235)	(12,613)
Net cash provided by investing activities	(3,235)	(12,613)

Cash flows from financing activities:
Cash advance from related party	164,000	426,000
Cash advance repayment from related party	(155,000)	—
Cash advance from shareholder	—	200,000
Proceeds from convertible promissory note	7,919,000	4,300,000
Principal repayment of debt	(1,542,209)	(757,270)
Net cash provided by financing activities	6,385,791	4,168,730

Net cash effect of exchange rate changes on cash	77,819	12,024

Net change in cash and cash equivalents	76,911	(4,335,624)

Cash and cash equivalents, beginning of year	379,978	4,431,745

Cash and cash equivalents, end of period	$456,889	$96,121

Supplemental disclosure of cash flow information:
Cash paid for Interest	$536,338	$206,456

Supplemental disclosure of non-cash investing and financing activities
Notes payable and accrued interest converted to common stock (13,546,259 shares in 2024)	3,356,138	—

Creation of debt discounts from the issuance of equity instruments	3,764,023	3,099,940

The accompanying notes are an integral part of these condensed consolidated financial statements.

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 1 – Business Organization and Nature of Operations

Splash Beverage Group, Inc. (the “Company”, “Splash”) seeks to identify, acquire, and build early stage or under-valued beverage brands that have strong growth potential within its distribution system. Splash’s distribution system is comprehensive in the US and is now planning to expand to select attractive international markets. Through its division Qplash, Splash’s distribution reach includes e-commerce access to both business-to-business (B2B) and business-to-consumer (B2C) customers. Qplash markets well known beverage brands to customers throughout the US that prefer delivery direct to their office, facilities, and or homes.

Note 2 – Summary of Significant Accounting Policies

Basis of Accounting

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), and the requirements of the U.S. Securities and Exchange Commission (the “SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by U.S. GAAP can be condensed or omitted. Accordingly, they do not include all of the information and footnotes normally included in financial statements prepared in conformity with U.S. GAAP. They should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s 2023 Annual Report on Form 10-K, filed with the SEC on March 31,2024 (the “Form 10-K”).

The accompanying condensed consolidated financial statements are unaudited and include all adjustments (consisting of normal recurring adjustments) that management considers necessary for a fair presentation of its condensed financial position and results of operations for the interim periods presented. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the entire year.

Basis of Presentation and Consolidation

These consolidated financial statements include the accounts of Splash and its wholly owned subsidiaries Splash Beverage Holdings LLC (“Holdings”), Splash International Holdings LLC (“International”), Splash Mex SA de CV (“Splash Mex”), and Copa di Vino Wine Group, Inc. (“Copa di Vino”). All intercompany balances have been eliminated in consolidation.

Our investment in Salt Tequila USA, LLC is accounted for at cost, as the company does not have the ability to exercise significant influence.

Our accounting and reporting policies confirm to accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at September 30, 2024 or December 31, 2023.

Our cash in bank deposit accounts, at times, may exceed federally insured limits of $250,000. At September 30, 2024, the Company had $120,275 in excess of the federally insured limits. At December 31, 2023, the Company’s cash on deposit with financial institutions, at times, had not exceeded federally insured limits of $250,000.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated recoverable amounts and are periodically evaluated for collectability based on past credit history with clients and other factors. The Company establishes provisions for losses on accounts receivable on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions. At September 30, 2024 and December 31, 2023, our accounts receivable amounts are reflected net of allowances of $595,305 and $890,631, respectively.

Inventory

Inventory is stated at the lower of cost or net realizable value, accounted for using the weighted average cost method. The inventory balances at September 30, 2024 and December 31, 2023 consisted of raw materials, work-in-process, and finished goods held for distribution. The cost elements of inventory consist of purchase of products, transportation, and warehousing. The Company establish provisions for excess or inventory near expiration are based on management’s estimates of forecast turnover of inventories on hand and under contract. A significant change in the timing or level of demand for certain products as compared to forecast amounts may result in recording additional provisions for excess or expired inventory in the future. Provisions for excess inventory are included in cost of goods sold and have historically been adequate to provide for losses on inventory. The Company manages inventory levels and purchase commitments in an effort to maximize utilization of inventory on hand and under commitments. The amount of our reserve was $227,186 and $290,524 at September 30, 2024 and December 31, 2023, respectively.

Property and Equipment

The Company records property and equipment at cost when purchased. Depreciation is recorded for property, equipment, and software using the straight-line method over the estimated economic useful lives of assets, which range from 3-39 years. Company management reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable.

Depreciation expense totaled $37,043 and $38,242 for the three months ended September 30, 2024 and September 30, 2023, respectively. For the nine months ended September 30, 2024 and September 30, 2023 depreciation expense totaled $111,271 and $98,285 respectively. Property and equipment as of September 30, 2024 and December 31, 2023 consisted of the following:

	2024	2023
Auto	45,420	45,420
Machinery & equipment	1,165,313	1,160,578
Buildings	233,323	233,323
Leasehold improvements	723,638	723,638
Computer Software	5,979	5,979
Office furniture & equipment	7,657	9,157
Total cost	2,181,330	2,178,095
Accumulated depreciation	(1,939,564)	(1,828,293)
Property, plant & equipment, net	241,766	349,802

Excise taxes

The Company pays alcohol excise taxes based on product sales to both the Oregon Liquor Control Commission and to the U.S. Department of the Treasury, Alcohol and Tobacco Tax and Trade Bureau (TTB). The Company also pays taxes to the State of Florida – Division of Alcoholic Beverages and Tobacco. The Company is liable for the taxes upon the removal of product from the Company’s warehouse on a per gallon basis. The federal tax rate is affected by a small winery tax credit provision which decreases based upon the number of gallons of wine production in a year rather than the quantity sold.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments

Financial Accounting Standards (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 -	Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 -	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 -	Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The liabilities and indebtedness presented on the condensed consolidated financial statements approximate fair values at September 30, 2024 and December 31, 2023, consistent with recent negotiations of notes payable and due to the short duration of maturities and market rates of interest.

Embedded debt costs in convertible debt instruments

In August 2020, the FASB issued “ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”) which simplifies the accounting for convertible instruments. The guidance removes certain accounting models which separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition was permissible for the adoption of this standard. Update No. 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption was permitted no earlier than the fiscal year beginning after December 15, 2020. The Company has adopted ASU 2020-06 effective January 1, 2024 and has removed the effects of any embedded conversion features from certain of our convertible instruments.

Revenue Recognition

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers (Topic 606). This guidance sets forth a five-step model which depicts the recognition of revenue in an amount that reflects what the Company expects to receive in exchange for the transfer of goods or services to customers.

The Company recognizes revenue when the Company’s performance obligations under the terms of a contract with the customer are satisfied. Product sales occur for the Splash Beverage and E-commerce businesses once control of the Company’s products are transferred upon delivery to the customer. Revenue is measured as the amount of consideration that the Company expects to receive in exchange for transferring goods, and revenue is presented net of provisions for customer returns and allowances. The amount of consideration the Company receives and revenue the Company recognizes varies with changes in customer incentives offered to the Company’s customers and their customers. Sales taxes and other similar taxes are excluded from revenue.

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Distribution expenses to transport our products, and warehousing expense after manufacture are accounted for in Other General and Administrative cost.

Cost of Goods Sold

Cost of goods sold include the costs of products, packaging, transportation, warehousing, and costs associated with valuation allowances for expired, damaged or impaired inventory. The cost of transportation from production site to other 3rd party warehouses or customer is included in Other General and Administrative cost.

Other General and Administrative Expenses

Other General and Administrative expenses includes Amazon selling fees, royalty cost for selling TapouT, cost associated with the outbound shipping and handling of finished goods, insurance cost, consulting cost, legal and audit fees, investor relations expenses, travel & entertainment expenses, occupancy cost and other costs.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, ”Compensation - Stock Compensation”. Under the fair value recognition provisions, cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the award’s vesting period. The Company uses the Black-Scholes option pricing model to determine the fair value of stock-based awards.

We measure stock-based awards at the grant-date fair value for employees, directors and consultants and recognize compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of our common stock, and for stock options and warrants, the expected life of the option and warrant, and expected stock price volatility and exercise price. We used the Black-Scholes option pricing model to value its stock-based awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards. The expected life of stock options/warrants were estimated using the “simplified method,” which calculates the expected term as the midpoint between the weighted average time to vesting and the contractual maturity, we have limited historical information to develop reasonable expectations about future exercise patterns. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, we use comparable public companies as a basis for its expected volatility to calculate the fair value of award. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the award. The estimation of the number of awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, ”Income Taxes”. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. The Company records a valuation allowance when it is more likely than not that the deferred tax assets will be realized.

Company management assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. Company management has determined that there are no material uncertain tax positions at September 30, 2024 and December 31, 2023.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common stock outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company’s convertible debt or preferred stock (if any), are not included in the computation if the effect would be anti-dilutive.

Weighted average number of shares outstanding excludes anti-dilutive common stock equivalents, including warrants to purchase shares of common stock and warrants granted by our Board that have not been exercised totaling 107,196,348.

Advertising

The Company conducts advertising for the promotion of its products. In accordance with ASC 720-35, advertising costs are charged to operations when incurred. For the three months ended September 30, 2024 and September 30, 2023 the Company recorded advertising expenses of $216,359 and $248,512, respectively. The Company recorded advertising expense of $403,610 and $1,075,127 for the nine months ended September 30, 2024 and 2023, respectively.

Goodwill and Intangibles Assets

Goodwill represents the excess of acquisition cost over the fair value of the net assets acquired and is not subject to amortization. The Company reviews goodwill annually in the fourth quarter for impairment or when circumstances indicate carrying value may exceed the fair value. This evaluation is performed at the reporting unit level. If a qualitative assessment indicates that it is more likely than not that the fair value is less than carrying value, a quantitative analysis is completed using either the income or market approach, or a combination of both. The income approach estimates fair value based on expected discounted future cash flows, while the market approach uses comparable public companies and transactions to develop metrics to be applied to historical and expected future operating results.

The gross amounts and accumulated amortization of the Company’s acquired identifiable intangible assets with finite useful lives, included in other intangible assets, net in the accompanying consolidated balance sheets, were as follows:

	September 30, 2024
	Gross Amount	Accumulated Amortization	Amortization Period
Finite:			(in years)
Brands	$4,459,000	$1,114,754	15
Customer Relationships	957,000	239,250	15
License	360,000	256,738	11
Total Intangible Assets	$5,776,000	$1,610,742

At the time of acquisition, the Company estimates the fair value of the acquired identifiable intangible assets based upon the facts and circumstances related to the particular intangible asset. Inherent in such estimates are judgments and estimates of future revenue, profitability, cash flows and appropriate discount rates for any present value calculations. The Company preliminarily estimates the value of the acquired identifiable intangible assets and then finalizes the estimated fair values during the purchase allocation period, which does not extend beyond 12 months from the date of acquisition. The Company’s amortization expense for acquired identifiable intangible assets with finite useful lives was $98,017 for the three months ended September 30, 2024 and 2023. Estimated amortization expense for acquired identifiable intangible assets for fiscal year 2024 and the succeeding years is as follows:

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Future Intangible Asset Amortization Expense
Fiscal Year:
2024 (3 months)	$98,017
2025	392,068
2026	392,068
2027	392,068
2028	363,580
Thereafter	2,527,457
$4,165,258

Long-lived assets

The Company evaluates long-lived assets for impairment when events or changes in circumstances may indicate the carrying amount of the asset group, generally an individual warehouse, may not be fully recoverable. For asset groups held and used, including warehouses to be relocated, the carrying value of the asset group is considered recoverable when the estimated future undiscounted cash flows generated from the use and eventual disposition of the asset group exceed the respective carrying value. In the event that the carrying value is not considered recoverable, an impairment loss is recognized for the asset group to be held and used equal to the excess of the carrying value above the estimated fair value of the asset group. For asset groups classified as held-for-sale (disposal group), the carrying value is compared to the disposal group’s fair value less costs to sell. The Company estimates fair value by obtaining market appraisals from third party brokers or using other valuation techniques.

Foreign Currency Gains/Losses

Foreign Currency Gains/Losses — foreign subsidiaries’ functional currency is the local currency of operations and the net assets of foreign operations are translated into U.S. dollars using current exchange rates. Gains or losses from these translation adjustments are included in the condensed consolidated statement of operations and other comprehensive gain as foreign currency translation gains or losses. Translation gains and losses that arise from the translation of net assets from functional currency to the reporting currency, as well as exchange gains and losses on intercompany balances, are included in foreign currency translation in the condensed consolidated statement of operations and comprehensive gain. The Company incurred foreign currency translation net gain of $85,074 and $29,406 for the three months ending September 30, 2024 and 2023, respectively and net gain of $77,819 and $12,024 for the nine months ending September 30, 2024 and 2023, respectively.

Liquidity, Capital Resources and Going Concern Considerations

The Company’s consolidated financial statements have been prepared on the basis of US GAAP for a going concern, on the premise that the Company is able to meet its obligations as they come due in the normal course of business. The Company historically has incurred significant losses and negative cash flows from operation since inception and had net-loss of approximately $14.0 million for nine-month period ended September 30, 2024 and accumulated deficit of approximately $146.8 million through September 30, 2024. During the nine-month period ended September 30, 2024, the Company’s net cash used in operating activities totaled approximately $6.4 million. Additionally, the Company’s current liabilities exceed its current assets, and it has a working capital deficit.

During the year ended December 31, 2023, the Company sustained a net loss of approximately $21.0 million and used cash in operating activities of $10.2 million, which excludes non-cash charges and financing activities. To date the Company has generated cash flows from issuances of equity and indebtedness.

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

The Company received approximately $7.9 million from the issuance of debt for the nine months ending September 30, 2024. This event served to ensure liquidity of the business through September 30, 2024.

Management’s plans in regard to these matters include actions to sustain the Company’s operations, such as seeking additional funding to meet its obligations and implement its business plan. However, there is no assurance that the Company will be successful in implementing its plans or in raising additional funds. If the Company is unable to raise additional funding to meet its working capital needs in the future, it may be forced to delay, reduce, or cease its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty. If the Company is unable to continue as a going concern, adjustments would be necessary to the carrying values of its assets and liabilities and the reported amounts of revenues and expenses could be materially affected.

Recent Accounting Pronouncements

In August 2020, the FASB issued “ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”) which simplifies the accounting for convertible instruments. The guidance removes certain accounting models which separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition was permissible for the adoption of this standard.

Update No. 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption was permitted no earlier than the fiscal year beginning after December 15, 2020. The Company has adopted ASU 2020-06 effective January 1, 2024, the Company recorded approximately $2.2 million as a reduction to the additional paid in capital and added approximately $1.3 million to the opening retained earnings in accordance with the authoritative guidance under ASU 2020-06.

All other newly issued but not yet effective accounting pronouncements have been deemed to be not applicable or immaterial to the Company.

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 3 – Notes Payable, Related Party Notes Payable, Convertible Bridge Loans Payable, Revenue Financing Arrangements and Bridge Loan Payable

Notes payable are generally nonrecourse and secured by all Company owned assets.

	Interest Rate	September 30, 2024	December 31, 2023
Notes Payable and Convertible Notes Payable

In December 2020, the Company entered into a 56- month loan with a company in the amount of $1,578,237. The loan requires payments of 3.75% through November 2022 and 4.00% through September 2025 of the previous month’s revenue. Note is due September 2025. Note is guaranteed by a related party see note 6.	17%	232,776	371,693

In April 2021, the Company entered into a six-month loan with an individual in the amount of $84,000. The loan had an original maturity of October 2021 with principal and interest due at maturity. The loan was extended to April 2025.	7%	168,000	168,000

In May 2021, the Company entered into a six-month loan with two individuals totaling $60,000. The loan had an original maturity of October 2021 with principal and interest due at maturity. The loan was extended to April 2025.	7%	60,000	60,000

In August 2022, the Company entered into a 56-months auto loan in the amount of $45,420.	2.35%	25,742	32,996

In December 2022, the Company entered into various eighteen-month loans with individuals totaling in the amount of $4,000,000. The notes included 100% warrant coverage. The loans mature in June 2025 with principal and interest due at maturity with conversion price of $1.00 per share.	12%	3,600,000	4,000,000

In February 2023, the Company entered into a twelve-month loan with an entity in the amount of $2,000,000. The convertible note included the issuance of 1,500,000 shares of common stock. The loan matures in February 2024 with conversion price of $0.85 per share and is non-interest bearing. The loan was extended to May, 2024. As of June 2024, the loan was fully converted.	—%	—	1,769,656

In May 2023, the Company entered into various eighteen-month loans with individuals totaling in the amount of $800,000. The notes included 50% warrant coverage. The loans mature in November 2024 with principal and interest due at maturity with conversion price of $1.00 per share. The loans were extended to May 2025.	12%	800,000	800,000

In June 2023, the Company entered into various eighteen-month loans with individuals totaling in the amount of $350,000. The notes included 50% warrant coverage. The loans mature in December 2024 with principal and interest due at maturity with conversion price of $1.00 per share.	12%	350,000	350,000

In July 2023, the Company entered into a twelve-month loan with an individual in the amount of $750,000. The note included 50% warrant coverage. The loan matures in July 2024 with principal and interest due at maturity with conversion price of $1.00 per share. The loan was fully converted in September 2024.	12%	—	750,000

In July 2023, the Company entered into a twelve-month loan with an individual in the amount of $100,000. The note included 50% warrant coverage. The loan originally matures in June 2024 with principal and interest due at maturity with conversion price of $1.00 per share. The loan was extended to January 2025.	12%	100,000	100,000

In August 2023, the Company entered into a twelve-month loan with an individual in the amount of $300,000. The convertible note included the issuance of 150,000 shares of common stocks. The loan matures in August 2024 with principal due at maturity with conversion price of $0.85 per share and is non-interest bearing. Partial of the note was converted into common stock.	—%	43,000	300,000

In October 2023, the Company entered into a three-month loan with an individual in the amount of $500,000. The loan matures in January 2024 with principal and interest due at maturity. The loan was extended to February 2025.	10%	500,000	500,000

In October 2023, the Company entered into a loan with an individual in the amount of $196,725 The loan matures in March 2024. Note is guaranteed by a related party. As of March 2024, the loan was fully paid off.	—%	—	91,785

In October 2023, the Company entered into a loan with an individual in the amount of $130,000. The loan requires payment of 17% of daily Shopify sales.	—%	66,278	88,431

In October 2023, the Company entered into a eighteen-month loan with individuals totaling in the amount of $1,250,000. The note included 100% warrant coverage. The loan matures in April 2025 with principal and interest due at maturity with conversion price of $1.00 per share. Partial principal and 1st year interest were converted in September 2024.	12%	1,242,635	1,250,000

In December 2023, the Company entered into a 2.5-month loan with an individual in the amount of $450,000. The loan had a maturity of March 2024 with principal and interest due at maturity. The loan was extended to February 2025.	10%	450,000	450,000

In January 2024, the Company entered into a 18-month loan with an individual in the amount of $250,000. The note included 100% warrant coverage. The loan had a maturity of July 2025 with principal and interest due at maturity with conversion price of $0.50 per share.	12%	250,000	—

In February 2024, the Company entered into a 18-month loan with an individual in the amount of $150,000. The note included 100% warrant coverage. The loan had a maturity of August 2025 with principal and interest due at maturity with conversion price of $0.40 per share.	12%	150,000	—

In February 2024, the Company entered into a 6-month loan with an individual in the amount of $315,000. The note included 60% warrant coverage. The loan had a maturity of August 2024 with principal and interest due at maturity with conversion price of $0.38 per share. This was extended to July 2025.	12%	315,000	—

In February 2024, the Company entered into a 18-month loan with an entity in the amount of $250,000. The note included 100% warrant coverage. The loan matures in August 2025 with principal and interest due at maturity with conversion price of $0.46 per share	12%	250,000	—

In April 2024, the Company entered into a commercial financing agreement in the amount of $815,000 and will be paid weekly until the loan is paid in full.	—%	455,335	—

In May 2024, the Company entered into an eighteen-month loan with individuals totaling in the amount of $1,850,000. The note included warrant coverage. The loan matures in November 2026 with principal and interest due at maturity with conversion price of $0.40 per share	12%	1,850,000	—

In June 2024, the Company entered into a merchant cash advance agreement in the amount of $325,000 to be paid weekly until the loan is paid in full. This loan was paid off in September	—%	—	—

In June 2024, the Company entered into a revenue purchase agreement in the amount of $250,000. 4% of revenue will be paid weekly until the loan is paid in full.	—%	228,846	—

In July 2024, the Company entered into a revenue purchase agreement in the amount of $178,250. The loan matures in April 2025. 10 equal P&I payments starting in July 2024	22%	127,238	—

In July 2024, the Company entered into a revenue purchase agreement in the amount of $120,750. The loan matures in May 30, 2025. 1st P&I payment will be starting Jan 2025.	22%	120,750	—

In August 2024, the Company entered into a 5-year loan with individuals totaling in the amount of $500,000. The loan matures in September 2029 with principal and interest due at maturity with conversion price of $0.35 per share	9%	500,000	—

In August 2024, the Company entered into a eighteen-month loan with individuals totaling in the amount of $1,500,000. The loan matures in February 2026 with principal and interest due at maturity with conversion price of $0.38 per share.	12%	1,500,000	—

In September 2024, we entered into a merchant cash advance agreement in the amount of $325,000 to be paid weekly until the loan is paid in full.	—%	299,731	—

In September 2024, the Company entered into an agreement with individuals totaling in the amount of $590,000	—%	590,000	—

	Total notes payable	$14,275,331	$11,082,561

	Less notes discount	(3,977,802)	(2,876,387)
	Less current portion	(8,974,659)	(7,748,518)

	Long-term notes payable	$1,322,870	$457,656

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 3 – Notes Payable, Related Party Notes Payable, Convertible Bridge Loans Payable, Revenue Financing Arrangements and Bridge Loan Payable, continued

Interest expense on notes payable was $877,772 and $207,087 for the three months ended September 30, 2024 and 2023, respectively. Interest expense on notes payable was $2,026,523 and $546,849 for the nine months ended September 30, 2024 and 2023, respectively.

The Company recognized approximately $830,200 and approximately $1,125,409 of interest expense attributable to the amortization of the debt discount during the three months ended September 30, 2024 and 2023, respectively. The Company recognized approximately $2,730,857 and approximately $2,500,065 of interest expense attributable to the amortization of the debt discount during the nine months ended September 30, 2024 and 2023, respectively.

As of September 30, 2024, and December 31, 2023, the balance of the unamortized debt discount was $3,534,793 and $1,944,348 respectively. The Company adopted ASU 2020-06 on January 1, 2024, which resulted in the reversal of the original bifurcated derivative (BCF) amount to additional paid in capital for $2,191,103, reversal of the unamortized debt discount related to the bifurcated derivative (BCF) for $932,047 with the balance being recorded through retained earnings for $1,259,056.

	Interest Rate	September 30, 2024	September 30, 2023
Shareholder Notes Payable

In April 2024, revised Feb 2023 shareholder advance in the amount of $200,000. The annual interest rate is 12% with a conversion price of $0.35 per share. The revised note included 571,429 share of warrant coverage. The loan matures in July 2025 with interest due semi-annually.	12%	200,000	200,000

	Less current portion	(200,000)	(200,000)

	Long-term notes payable	$—	$—

Interest expense on related party notes payable was $6,000 and $0 for the three months ended September 30, 2024 and 2023, respectively. Interest expense on related party notes payable was $11,030 and $0 for the nine months ended September 30, 2024 and 2023, respectively. The Company’s effective interest rate was 26.71% for the nine months ended September 30, 2024.

As of September 30, 2024, the Company’s convertible note balances are convertible into 21,620,579 shares of common stock

Note 4 – Licensing Agreement and Royalty Payable

The Company has a licensing agreement with ABG TapouT, LLC (“TapouT”), providing the Company with licensing rights to the brand “TapouT” (i)energy drinks, (ii) energy bars, (iii) coconut water, (iv) electrolyte gum/chews, (v) energy shakes, (vi) powdered drink mix, (viii) water (including enhanced water), (vii) energy shots, (viii) teas, and (ix) sports drinks sold in the North America (including US Territories and Military Bases), United Kingdom, Brazil, South Africa, Australia, Scandinavia, Peru, Colombia, Chile and Guatemala. The Company is required to pay a 6% royalty on net sales, as defined, and are required to make minimum monthly payments of $55,000 in 2024 and 2023.

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

The Company has accrued guaranteed minimum royalty payments of $0 for the three months ended September 30, 2024 and $55,000 for nine months ended in September 2024. The royalty expense $55,000 is included in general and administrative expenses. The Company has reserved $330,000 that is included in legal reserve in the condensed consolidated statement of operations and comprehensive loss.

In connection with the Copa di Vino APA, the Company acquired the license to certain patents from 1/4 Vin SARL (“1/4 Vin”) On February 16, 2018, Copa di Vino entered into three separate license agreements with 1/4 Vin. 1/4 Vin has the right to license certain patents and patent applications relating to inventions, systems, and methods used in the Company’s manufacturing process. In exchange for notes payable, 1/4 Vin granted the Company a nonexclusive, royalty-bearing, non-assignable, nontransferable, terminable license which would continue until the subject equipment is no longer in service or the patents expire. Amortization is approximately $31,000 annually until the license agreement is fully amortized in 2027. The asset is being amortized over a 10-year useful life.

Note 5– Stockholders’ Equity

Common Stock

On September 29, 2023, the Company entered into a securities purchase agreement with certain accredited investors. Pursuant to such agreements, the Company sold: (i) senior convertible notes in the aggregate original principal amount of $1,250,000, convertible into up to 1,470,588 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), subject to adjustments as provided in the Notes, (ii) 625,000 shares of Common Stock (the “Commitment Shares”), (ii) warrants to acquire up to an aggregate of 1,250,000 additional shares of Common Stock (the “Warrants”) at an exercise price of $0.85 per Warrant Share.

On May 1, 2024, the Company entered into a securities purchase agreement with certain accredited investors. Pursuant to such agreements, the Company sold: (i) senior convertible notes in the aggregate original principal amount of $1,850,000, convertible into up to 4,625,000 shares of Common Stock, subject to adjustments as provided in the Notes, (ii) 925,000 shares of Common Stock (the “Commitment Shares”), (ii) warrants to initially acquire up to an aggregate of 4,625,000 additional shares of Common Stock (the “Warrants”) at an exercise price of $0.85 per Warrant Share.

During the nine-months ended September 30, 2024, the Company granted share-based awards to certain consultants totaling 1,639,190 shares of common stock at a weighted average price of $0.24, 200,000 shares for extension of note, 15,212,629 shares on conversion of convertible instruments, 925,000 shares on debt discount and 290,000 shares for non-cash compensation.

A convertible promissory note was issued to shareholder on April 15, 2024 for $200,000 at 12% with conversion price of $0.35 per share. The note included 571,429 share of warrant coverage. The loan matures in July 2025 with principal and interest due semi-annually. Accrued interest of advance $27,370 will be made on or before August 15, 2024.

Stock Plan

2020 Plan

In July 2020, the Board adopted the 2020 Stock Incentive Plan (the “2020 Plan”), which provides for the grant of Options, Restricted Stock Awards, Stock Appreciation Rights, Performance Units and Performance Bonuses to consultants and eligible recipients. The total number of shares that may be issued under the 2020 plan was 1,685,825 at the time the 2020 plan was adopted as of September 30, 2024.

The 2020 Plan has an “evergreen” feature, which provides for the annual increase in the number of shares issuable under the plan by an amount equal to 5% of the number of issued and outstanding common shares at year end, unless otherwise adjusted by the board. At January 1, 2023 and 2024, the number of shares issuable under the 2020 plan increased by 2,054,276 and 2,984,276 shares, respectively.

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

In October 2023, the shareholders voted to increase the number of shares issuable under the Plan to 7.5%.

The following is a summary of the Company’s stock option activity:

Options	September 30, 2024		September 30, 2023
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price

Balance - January 1*	4,259,008	$1.13	1,151,000	$1.12

Granted	630,000	0.59	65,000	1.08
Exercises	—	—	—	—
Cancelled	—	—	—	—

Balance – March 31,	4,889,008	$1.06	1,216,000	$1.12

Granted	3,855,000	0.33	3,376,008	1.13
Exercises	—	—	—	—
Cancelled	—	—	—	—

Balance – June 30,	8,744,008	$0.74	4,592,008	$1.13

Granted	—	—	—	—
Exercises	—	—	—	—
Cancelled	—	—	—	—

Balance – September 30,	8,744,008	$0.74	4,592,008	$1.13

Exercisable – September 30,	6,907,969	$0.82	3,608,923	$1.12

Note 5– Stockholders’ Equity, continued

During the nine-month period ended September 30, 2024 and September 30, 2023, the company granted 4,485,000 and 3,441,008 options to employees and directors at weighted average strike price of $0.33 under the 2020 plan. 1,200,000 shares were granted to CEO, Robert Nistico, 750,000 shares to CMO, William Meissner, 750,000 shares to CFO, Julius Ivancsits, 600,000 to the Board director, John Paglia and 475,000 shares to Board director, Bill Caple.

The fair value of stock options granted in the period has been measured at $4,485,000 using the Black-Scholes option pricing model with the following assumptions: exercise price $0.33 - $0.53, expected life 5 to 7 years, expected volatility 254%, expected dividends 0%, risk free rate 4.64%.

Note 6 – Related Parties

During the normal course of business, the Company incurred expenses related to services provided by the CEO or Company expenses paid by the CEO, resulting in related party payables. In conjunction with the acquisition of Copa di Vino, the Company also entered into a Revenue Loan and Security Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, additional Guarantor and each of the subsidiary guarantors from time-to-time party thereto (each a “Guarantor”, and, collectively, the “Guarantors”), and Decathlon Alpha IV, L.P. (the “Lender”). The Note Payable with a balance of $232,776 at September 30, 2024 and $371,693 at December 31, 2023.

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

There were related party advances from our chief executive officer in the amount of approximately $0.4 million outstanding as of September 30, 2024 and approximately $0.4 million as of December 31, 2023. A shareholder note payable outstanding in the amount of $0.2 million as of September 30, 2024.

Note 7 – Investment in Salt Tequila USA, LLC

The Company has a marketing and distribution agreement with SALT Tequila USA, LLC (“SALT”) for the manufacturing of our Tequila product line in Mexico.

The Company has a 22.5% percentage ownership interest in SALT, this investment is carried at cost less impairment, the investment does not have a readily determinable fair value. The Company has the right to increase our ownership to 37.5%.

Note 8 –Leases

The Company has various operating lease agreements primarily related to real estate and office space. The Company’s real estate leases represent a majority of the lease liability. Lease payments are mainly fixed. Any variable lease payments, including utilities, and common area maintenance are expensed during the period incurred. Variable lease costs were immaterial for the quarter ended September 30, 2024 and 2023. A majority of the real estate leases include options to extend the lease. Management reviews all options to extend at the inception of the lease and account for these options when they are reasonably certain of being exercised.

Operating lease expense is recognized on a straight-line basis over the lease term and is included in operating expense on the Company’s condensed consolidated statement of operations and comprehensive loss. Operating lease cost was $277,564 and $273,631 during the nine-month period ended September 30, 2024 and 2023, respectively.

The following table sets for the maturities of our operating lease liabilities and reconciles the respective undiscounted payments to the operating lease liabilities in the consolidated balance sheet at September 30, 2024

Undiscounted Future Minimum Lease Payments	Operating Lease

2024 (three months remaining)	71,668
2025	287,193
2026	17,857
Total	360,654
Amount representing imputed interest	(13,404)
Total operating lease liability	363,314
Current portion of operating lease liability	274,574
Operating lease liability, non-current	$88,740

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 8 –Leases, continued

The table below presents lease-related terms and discount rates at September 30, 2024:

Remaining term on leases	1 to 21 months
Incremental borrowing rate	5.0%

Note 9 – Segment Reporting

The Company has two reportable operating segments: (1) the manufacture and distribution of non-alcoholic and alcoholic brand beverages, and (2) the e-commerce sale of beverages. These operating segments are managed separately and each segment’s major customers have different characteristics. Segment Reporting is evaluated by our Chief Executive Officer and Chief Financial Officer.

Note: The Copa di Vino business is included in our Splash Beverage Group segment.

	Three Months Ended September 30		Nine Months Ended September 30
Revenue	2024	2023	2024	2023
Splash Beverage Group	$886,864	$1,104,878	$3,110,551	$4,130,817
E-Commerce	94,994	4,039,191	458,769	12,030,930

Net revenues, continuing operations	981,858	5,144,069	3,569,320	16,161,747

Contribution after Marketing
Splash Beverage Group	6,791	(652,727)	7,886	(1,468,564)
E-Commerce	56,307	1,323,231	45,991	4,198,454
Total contribution after marketing	63,098	670,504	53,877	2,729,890

Contracted services	208,211	382,096	628,076	1,094,398
Salary and wages	1,101,700	1,195,916	3,579,801	3,794,179
Non-cash share-based compensation	186,682	367,244	2,085,671	1,224,101
Other general and administrative	1,236,098	3,048,779	3,371,139	8,617,013
Loss from continuing operations	$(2,669,593)	$(4,323,531)	$(9,664,687)	$(11,999,801)

Total assets	September 30, 2024	December 31, 2023
Splash Beverage Group	8,172,535	9,188,213
E-Commerce	191,755	710,555

Total assets	$8,364,290	$9,898,768

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 10 – Commitment and Contingencies

The Company is a party to asserted claims and are subject to regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

On June 5, 2024, the Company received notification from the NYSE American LLC (“NYSE American”) indicating that it is not in compliance with the NYSE American’s continued listing standards under Section 1003(a)(iii) of the NYSE American Company Guide (the “Company Guide”), requiring a listed company to have stockholders’ equity of $6 million or more if the listed company has reported losses from continuing operations and/or net losses in its five most recent fiscal years. The Company is now subject to the procedures and requirements of Section 1009 of the Company Guide. If the Company is not in compliance with the continued listing standards by April 6, 2025 or if the Company does not make progress consistent with the Plan during the plan period, the NYSE American may commence delisting procedures.

Note 11 – Subsequent Events

The notes that matured in October 2024 was extended by the note holders to April 2025.

The note that matured in August 2024 was partially converted to common stock in September and the remaining was converted in October 2024.

In November 2024, the company entered into a merchant cash advance agreement in the amount of $273,600 to be paid weekly until the loan is paid in full.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereby is, all of which are estimated except for the SEC registration fee.

Item		Amount
SEC registration fee		$2,443.57
Legal fees and expenses	$	[—]	*
Accounting fees and expenses	$	[—]	*
Miscellaneous expenses	$	[—]	*
Total		$2,443.57	*

* The amounts other than the SEC registration fee are estimated for the purpose of this filing and may be subject to change.

Item 15. Indemnification of Directors and Officers.

Pursuant to our Articles of Incorporation and By-Laws, we may indemnify, to the extent permitted under Nevada law, an officer or director against all liability and expenses (including, but not limited to attorney’s fees) reasonably incurred by reason of being or having been a director, officer or representative of ours. Any indemnification in this paragraph is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 16. Exhibits.

(a)	Exhibits

EXHIBIT INDEX

Exhibit No.	Description of Document

2.1	Agreement and Plan of Merger dated December 31, 2019 by and among Canfield Medical Supply, Inc., SBG Acquisition, Inc., and Splash Beverage Group, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K dated January 7, 2020)

2.2	Form of Amendment No. 1 to the Agreement and Plan of Merger (incorporated by reference herein to Exhibit 10.1 filed with Form 8-K filed with the SEC on October 7, 2020)

3.1	Articles of Incorporation filed with the secretary of State of Nevada (incorporated by reference herein to Exhibit 3.1 filed with Form8-K filed with the SEC on November 15, 2021)

3.2	Certificate of Amendment to the Articles of Incorporation filed with the secretary of State of Nevada (incorporated by reference herein to Exhibit 3.1 filed with Form 8-K filed with the SEC on December 22, 2022)

3.2	Articles of Merger filed with the Secretary of State of the State of Nevada (incorporated by reference herein to Exhibit 2.2 filed with Form8-K filed with the SEC on November 15, 2021)

3.3	Statement of Merger filed with the Secretary of State of the State of Colorado (incorporated by reference herein to Exhibit 2.3 filed with Form8-K filed with the SEC on November 15, 2021)

3.5	Bylaws (incorporated by reference herein to Exhibit 3.2 filed with Form 8-K1 filed with the SEC on November 15, 2021)

4.1	Form of Warrant (incorporated by reference herein to Exhibit 4.1 filed with Form 8-K filed with the SEC on May 7, 2024)

4.2	Form of Warrant (incorporated by reference herein to Exhibit 4.1 filed with Form 8-K filed with the SEC on October 6, 2023)

5.1	Opinion of Sichenzia Ross Ference Carmel LLP*

10.1	Form of the Purchase Agreement (incorporated by reference herein to Exhibit 10.1 filed with Form 8-K filed with the SEC on May 7, 2024)

10.2	Form of the Note (incorporated by reference herein to Exhibit 10.2 filed with Form 8-K filed with the SEC on May 7, 2024)

10.3	Form of the Registration Rights Agreement (incorporated by reference herein to Exhibit 10.3 filed with Form 8-K filed with the SEC on May 7, 2024)

10.1	Form of Waiver Agreement (incorporated by reference herein to Exhibit 10.1 filed with Form 8-K filed with the SEC on November 13, 2023)

10.2	Form of the Purchase Agreement (incorporated by reference herein to Exhibit 10.1 filed with Form 8-K filed with the SEC on October 6, 2023)

10.3	Form of the Note (incorporated by reference herein to Exhibit 10.2 filed with Form 8-K filed with the SEC on October 6, 2023)

10.4	Form of the Registration Rights Agreement (incorporated by reference herein to Exhibit 10.3 filed with Form 8-K filed with the SEC on October 6, 2023)

10.5	Form of the SPA (incorporated by reference herein to Exhibit 10.1 filed with Form 8-K filed with the SEC on August 16, 2023)

10.6	Form of the Investor Note (incorporated by reference herein to Exhibit 10.2 filed with Form 8-K filed with the SEC on August 16, 2023)

10.7	Form of the Second Investor Note (incorporated by reference herein to Exhibit 10.3 filed with Form 8-K filed with the SEC on August 16, 2023)

10.8	Amendment No. 1 to the SPA (incorporated by reference herein to Exhibit 10.4 filed with Form 8-K filed with the SEC on August 16, 2023)

22.1	Subsidiaries (incorporated by reference herein to Exhibit 22.1 filed with Form 10-K filed with the SEC on March 8, 2021)

23.1	Consent of Sichenzia Ross Ference Carmel LLP (contained in Exhibit 5.1)*

23.2	Consent of Daszkal Bolton LLP*

23.3	Consent of Rose, Snyder & Jacobs LLP*

107	Filing Fee Table*

*	Filed herewith.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of Prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each Prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed Prospectus was deemed part of and included in the registration statement; and

(B) Each Prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of Prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in Prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the Prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for fling on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida on this 6th day of December 2024.

SPLASH BEVERAGE GROUP, INC.

By:	/s/ Robert Nistico
Robert Nistico
Chairman of the Board and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Julius Ivancsits
Julius Ivancsits
Chief Financial Officer
(Principal Financial and Accounting Officer)

Each person whose signature appears below constitutes and appoints Robert Nistico and Ronald Wall and each of them severally, as his true and lawful attorney in fact and agent, with full powers of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in capacities and on the dates indicated.

/s/ Robert Nistico	December 6, 2024
Robert Nistico
Chief Executive Officer and
Director (principal executive officer)

/s/ Julius Ivancsits	December 6, 2024
Julius Ivancsits
Chief Financial Officer
(principal financial and accounting officer)

/s/ Justin Yorke	December 6, 2024
Justin Yorke
Director, Secretary

/s/ Bill Caple	December 6, 2024
Bill Caple
Director

/s/ Dr. John Paglia	December 6, 2024
John Paglia
Director